UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

(Amendment No. 1)

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Solar Integrated Roofing Corp.

(Exact name of registrant as speciﬁed in its charter)

NEVADA	000-1756704	90-1502972
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identiﬁcation No.)

2831 St. Rose Pkwy Suite 200	89052
Henderson, NV
(Address of Principal Executive Office)	(Zip Code)

(702) 589-4651

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:

COMMON STOCK, PAR VALUE $0.00001 PER SHARE

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.         ☐

As used in this registration statement, unless the context otherwise requires, the terms the “Company,” “Registrant,” “we,” “us,” “our,” or “SIRC” refer to Solar Integrated Roofing Corp., a Nevada corporation.

FORWARD-LOOKING STATEMENTS

Except for statements of historical fact, some information in this document contains “forward-looking statements” that involve substantial risks and uncertainties. You can identify these forward-looking statements by words such as “may,” “will,” “should,” “anticipate,” “estimate,” “plans,” “potential,” “projects,” “continuing,” “ongoing,” “expects,” “management believes,” “we believe,” “we intend” or the negative of these words or other variations on these words or comparable terminology. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other forward-looking information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this registration statement because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. The factors listed in the sections captioned “Risk Factors” and “Description of Business,” as well as other cautionary language in this registration statement and events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all of those risks, nor can we assess the impact of all of those risks on our business or the extent to which any factor may cause actual results to differ materially from those contained in any forward-looking statement. The forward-looking statements in this registration statement are based on assumptions management believes are reasonable. However, due to the uncertainties associated with forward-looking statements, you should not place undue reliance on any forward-looking statements. Further, forward-looking statements speak only as of the date they are made, and unless required by law, we expressly disclaim any obligation or undertaking to publicly update any of them in light of new information, future events, or otherwise. The occurrence of any of the events described as risk factors or other future events could have a material adverse effect on our business, results of operations and financial position. Since our common stock is considered a “penny stock,” we are ineligible to rely on the safe harbor for forward-looking statements provided in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”).

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

When this registration statement becomes effective, we will begin to file reports, proxy statements, information statements and other information with the United States Securities and Exchange Commission (the “SEC”). You may read and copy this information, for a copying fee, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its Public Reference Room. Our SEC filings will also be available to the public from commercial document retrieval services, and at the Web site maintained by the SEC at http://www.sec.gov.

When this registration statement is effective, we will make available, through a link to the SEC’s Web site, electronic copies of the materials we file with the SEC (including our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K, the Section 16 reports filed by our executive officers, directors and 10% stockholders and amendments to those reports). To receive paper copies of our SEC filings, please contact us by mail addressed to Investor Relations, Solar Integrated Roofing Corp., 2831 St. Rose Pkwy # 200, Henderson, NV 89052.

Item 1.Business.

Summary

Solar Integrated Roofing Corp. is an integrated, single-source solar power, EV (“Electric Vehicle”) charging, microgrids and roofing systems installation company providing services to government, commercial and residential facilities and properties.

Our Corporate History and Background

Solar Integrated Roofing Corp. was incorporated in Nevada on May 1, 2007 under the name of Sterling Oil & Gas Company and originally operated as an oil and gas exploration company.

On February 21, 2014, the Company changed its name to Landstar Development Group in conjunction with a shift in operations towards managing and developing the Company’s real property interests.

On November 9, 2015, and in conjunction with the anticipated acquisition of a wholly owned subsidiary, Secure Roofing and Solar, Inc., which was finalized in February 2016, the board of directors approved a corporate name change to Solar Integrated Roofing Corp. The Company has operated in the solar and roofing sales and installation industry since that time.

On August 19, 2019, the Company entered into an Interest Purchase Agreement whereby it acquired Narrate, LLC, a newly established company with minimal operations organized to provide telemarketing services (“Narrate”) as a wholly owned subsidiary. The Company intended to use Narrate’s telemarketing platform to increase and expand its sales efforts. However, due to unanticipated expenses required to maintain Narrate’s operations, the Company declined to further develop and fund Narrate’s operations. Narrate remains a subsidiary of the Company but is not currently operating.  As a result, 100% of goodwill was impaired in August 2021.

On October 7, 2019, the Company entered into a Stock Purchase Agreement (as amended, the “McKay Agreement”) whereby it acquired McKay Roofing Company, Inc., a California based roofing company, as a wholly owned subsidiary. Pursuant to the McKay Agreement, the Company paid $1,000,000 cash consideration to the sellers.

On January 17, 2020, the Company acquired Milholland Electric, Inc., a California based solar and roofing company, as a wholly owned subsidiary in exchange for $1,200,000 (of which $800,000 was paid in cash and $400,000 was in the form of related party note payable which was paid in February 2021) and 3,500,000 shares of Series B Preferred Stock valued at $840,000.

On March 1, 2020, the Company acquired Montrose Companies, Inc., a California based roofing company, as a wholly owned subsidiary in exchange for $250,000 cash (of which $170,000 was paid in cash and $80,000 was in the form of note payable that was paid in March 2021) and 6,250,000 shares of Common Stock valued at $250,000.

On November 4, 2020, the Company acquired a 51% interest in Approved Home Pros, LLC, in exchange for $110,000 cash. On April 12, 2021, the Company acquired remaining 49% of Approved Home Pros, LLC at no additional cost with a commitment of minimal salary to previous owner for services during transition.

On January 21, 2021, the Company acquired Enerev, LLC in exchange for $200,000 cash, 5,500,000 shares of Common Stock valued at $2,678,500, 1,000,000 shares of Series B Preferred stock valued at $4,870,000 and 1 share of Series C Preferred stock valued at $0.

On March 1, 2021, the Company acquired Cornerstone Construction Team, LLC in exchange for $3,000,000 cash and 45,000,000 shares of Common Stock valued at $36,450,000. The Company signed a rescission agreement with Cornerstone Construction Team, LLC effective May 31, 2022. The goodwill was impaired at 100% at December 31, 2021.

On March 16, 2021, the Company acquired a 60% interest in Pacific Lighting Management, Inc., in exchange for $1,500,000 cash.

On April 28, 2021, the Company acquired Balance Authority, LLC in exchange for $1,500,000 cash and 10,000,000 shares of Common Stock valued at $6,950,000. Two additional payments of $600,000 each were due six and twelve months from acquisition date. $362,231 was paid towards the first $600,000 payment due. The remaining balance together with second payment of $600,000 totaling $837,769 is outstanding in the form of related party note payable.

On June 1, 2021, the Company acquired Kinetic Investments, Inc. dba Future Home Power in exchange for overall purchase price of $25,436,900 ($5,200,000 cash of which $2,000,000 is in the form of related party note payable, 51,000,000 shares of Common Stock valued at $20,236,900 and 40 shares of Series D Preferred Stock valued at $0). Additional performance-based payments in cash and stock may be due to Future Home Power for the five quarterly periods following closing. Performance payments are based on solar contract amounts as 1 share of common stock per $1 of generated contracts volume.

On June 30, 2021, the Company acquired a 60% interest in USA Solar Network, LLC in exchange for $200,000 cash and 12,000,000 shares of Common Stock valued $6,054,000 and a 60% interest in SunUp Solar, LLC in exchange for $200,000 cash and 200,000 shares of Common Stock valued $100,900. On October 6, 2021, the Company purchased the remaining 40% of USA Solar Network, LLC in exchange for $1,000,000 cash and 7,000,000 shares of Common Stock valued $2,652,300. The 7,000,000 shares are not issued yet and $140,000 was paid in cash with $860,000 outstanding at June 30, 2022 in the form of related party note payable.

On July 3, 2021, the Company acquired Renovation Roofing, Inc. in exchange for $50,000 cash and 500,000 shares of Common Stock valued at $252,250.

With the exception of Pacific Lighting Management, Inc., each of the Company’s subsidiaries are wholly owned operating entities within the clean-tech industry.

The following organizational chart depicts our various subsidiaries:

Business Overview

Solar Integrated Roofing Corp. is striving to become the premier complete alternative energy solution in North America. The Company’s business model consists of the following revenue producing divisions:

•Solar

oResidential

oCommercial

•Microgrids

•Commercial Solar Finance

•Electric Vehicle Charging

oResidential

oCommercial

oGovernment

•Roofing Claims Management

Management of these divisions is conducted by a Senior Management Team with a cumulative 60 years' experience in the alternative energy space. Further, each division is managed by an industry expert in that specific market with extensive division-based experience.

The Company’s previous operations took place primarily in the State of California, but in 2021 SIRC did business in 34 states. Further, over the last couple of years from 2020-2022, SIRC sourced, onboarded, and trained 250 sales organizations that sell SIRC products that will allow it to expand its footprint on a national and even international scale.

SIRC is also heavily involved in finding cutting-edge technologies in the alternative energy space that creates the best economic solution for the client, as well as marketing and development of microgrid projects, which will provide businesses throughout North America an energy solution that is self-sustainable, reliant and that will not fall victim to grid instability creating compelling economics for the SIRC client.

In addition to growth resulting from increased sales efforts, the Company is expanding its reach and increasing its growth potential by acquiring other established alternative energy companies. We believe our continued execution of the Company’s business plan will result in our Company being recognized as a national leader in the alternative energy and roofing industries.

Our principal executive office is located at 2831 St. Rose Pkwy # 200, Henderson, NV 89052. The telephone number at our principal executive office is (702) 589-4651. Our website is www.solarintegratedroofing.com, and our email address is dmassey@sircfamily.com.

Our fiscal year end is December 31.

With every project originating from any of SIRC’s products, SIRC is responsible for the following scope of work:

•Sourcing of Opportunity

oSIRC’s 250 sales organizations sell SIRC products

•Capital Structuring/Funding

oPartnerships with every lender in the industry

oSyndicated network of investors sourced by SIRC

oVia raised capital, finances selected projects and maintains them on the balance sheets as assets

•Material Procurement

oPurchasing in bulk to produce additional margins

oSIRC exclusive pricing with the industry’s top manufacturers

•Construction Management

oVia a SIRC-owned and licensed subsidiary

oVia the SIRC Contractor Network

▪50 vetted and licensed contractors to fulfill the construction-level scope of work on SIRC projects

▪Encompasses the breadth of coverage SIRC requires for its national and international projects

▪Provides the highest performance results for the SIRC client base

The Company maintains the following licenses in connection with its business operations:

-C-10 – Electrical Contractor Licenses

-C-31 – Construction Zone Traffic Control Contractor License

-C-39 – Roofing Contractor Licenses

-C-46 – Solar Contractor Licenses

-EC – Electrical License

-B – General Building Contractor Licenses

The following table further describes the licenses maintained by the Company’s operational subsidiaries:

License Number	License Type - Residential/Commercial	Trade(s)	Who holds (Company Name)	State(s) Active	Expiration
428255	C39	Roofing Contractor	McKay Roofing Company, Inc.	CA	9-30-24
585514	C10, C46, & C39	Electrical Contractor, Solar Contractor, Roofing Contractor	Milholland Electric, Inc.	CA	7-31-23
684486	C10, C31, B	Electrical Contractor, Construction Zone Traffic Control Contractor, General Building Contractor	Pacific Lighting Management, Inc.	CA	4-30-24
990002	C39, C46, B	Roofing Contractor, Solar Contractor, General Building Contractor	Secure Roofing and Solar, Inc.	CA	1-31-24
1084193	C10	Electrical Contractor	SunUp Solar LLC	CA	11-30-23
33839	EC	Electrical	SunUp Solar LLC	TX	6-22-23

These licenses permit the Company to perform services for any residential and commercial projects.

Competitive Advantage

SIRC’s competitive advantage is best described when broken down into three components:

•Breadth of Coverage- SIRC’s widespread reach is relevant and prevalent throughout its entire business model.

•Products – SIRC is primed to become a complete alternative energy solution due to its vast and comprehensive alternative energy solutions.

•Residential and Commercial Solar

•Microgrids

•Commercial and Solar Finance

•Project Asset Management

•EV

•Roofing

•Services Provided- SIRC provides solutions and services at every level and interval of an alternative energy project.

•Project Development

•Sales

•Capital Structuring

•Capital Sourcing

•Project Management

•Construction

•Asset Management

•Area- SIRC is evolving into a national and even international alternative energy solution.

•250 sales organizations currently conducting business in 35 states throughout the US

•Experience – SIRC has built a seasoned and experienced leadership team that eliminates the learning curve during the growth and expansion phase.

•Executive Leadership Team has over 60 years of experience in the alternative energy space

•Divisions are led by Divisional Leaders who are proven to be industry experts in their specific area of focus

•Vision- SIRC is dedicated to continuing to evolve with an alternative energy industry that is still in its very juvenile stages.

•Ownership of projects to place on its balance sheet to increase company and share valuation

•Development of cutting-edge technologies to better assist the SIRC client base

•Electric Vehicle Charging Stations

•Microgrids

•Expansion of the SIRC footprint to a national and international scope

•250 sales organizations and growing.

•50 contractors in the Contractor Network and growing.

•Strategic Partnerships with Key Industry Players

•Fully operational and robust Business Development Division

Principal Suppliers & Customers

The Company’s principal suppliers are ABC Supply, CED Greentech, One Source, CertainTeed, and Roofline Wholesale. By sourcing materials through various suppliers, the Company has been able to mitigate potential issues related to scarcity and can generally have all materials available and on-hand to complete a given project within seven days for residential projects.

The Company does not rely or have dependence on one or a few major customers. Rather, the Company’s primary clientele is comprised of homeowners, sales organizations that sell residential and commercial solar, businesses in need of alternative energy solutions, and roofing companies that want to sell solar and commercial developers that need funding for their projects. As such, the Company is acquiring new customers daily. The Company does not presently have any intellectual property, royalty agreements, or labor contracts.

Employees

We have 214 full-time employees employed at will by the Company. We anticipate adding additional employees in the next 12 months, as needed, to keep up with our growth.

Solar & Roofing Industries

According to a US Solar Market Insight report prepared by Solar Energy Industries Association (“SEIA”), solar has experienced an average annual growth rate of 49% over the last decade. This exponential growth is in large part thanks to federal policies related to and encouraging green energy, declining costs, increasing demand for solar in both residential and commercial applications, and tax incentives provided to new solar owners.

The North America Roofing market size was approximately $25.68 billion in 2022 and is projected to reach approximately $41.24 billion by 2023, growing at a compound annual growth rate (CAGR) of approximately 4.9% from 2022 to 2031, according to Allied Market Research’s report, North America Roofing Market by Product Type, Material Type, Roof Type and Application: Opportunity Analysis and Industry Forecast, 2022-2031. Roofing offers protection from heat, rain, and other atmospheric conditions. Rise in construction industry, rapid urbanization, and innovations in technology are the key factors that are driving the growth of the roofing market. In addition, technological innovations such as green roofing, eco-friendly roofing materials, and drones for roof inspections have increased the demand for roofing products. Over the past few years, both residential and commercial construction have witnessed substantial growth, owing to increased investments in the real estate sector in the U.S. The demand for the construction of residential complexes and buildings is high owing to the increase in disposable income, new product developments, and attempt of builders to meet the rise in demand for residential complexes.

The Company has many competitors in the solar and roofing industry and owns a small percentage of the market but it is planning to increase its operations throughout the country.

Item 1A. Risk Factors

You should carefully consider the risks described below together with all of the other information included in this registration statement before making an investment decision with regard to our securities. The statements contained in or incorporated herein that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks occurs, our business, financial condition or results of operations could be harmed. In that case, you may lose all or part of your investment. In addition to other information in this registration statement and in other filings we make with the Securities and Exchange Commission, the following risk factors should be carefully considered in evaluating our business as they may have a significant impact on our business, operating results and financial condition. If any of the following risks occurs, our business, financial condition, results of operations and future prospects could be materially and adversely affected. Because of the following factors, as well as other variables affecting our operating results, past financial performance should not be considered as a reliable indicator of future performance and investors should not use historical trends to anticipate results or trends in future periods.

Risks Related to Our Business

Our operating history to date may not serve as an adequate basis to judge our future prospects and results of operations.

Our historical operating results may not provide a meaningful basis for evaluating our business, financial performance, and prospects. We may be unable to achieve similar growth, or grow at all, in future periods. Our ability to achieve similar growth in future periods is also affected by current economic conditions and other factors outside of our control. Our past results occurred in an environment where, among other things, capital or favorable tax programs may have been more accessible to our customers to finance the cost of solar power projects. Furthermore, the future of the residential and commercial solar industry is uncertain and constantly evolving and no assurances can be made that past and present trends will persist or that favorable developments in the industry will occur. Accordingly, you should not rely on our results of operations for any prior period as an indication of our future performance.

Due to the length of customer contracts, the system deployed on a customer’s roof may be outdated prior to the expiration of the term of the customer contract reducing the likelihood of renewal of Company contracts at the end of the term, and possibly increasing the occurrence of defaults. This could have an adverse effect on the Company’s business, financial condition, results of operations and cash flow. As a result, the Company may be unable to accurately forecast its future performance and to invest accordingly.

Our financial results may vary significantly from period to period due to fluctuations in our operating costs and other factors.

We expect our period-to-period financial results to vary based on our operating costs, which we anticipate will fluctuate as the pace at which we continue to increase product and service capacity by expanding our current operational capacities through capital investments. Our operating and non-operating expenses may also fluctuate from period to period for other reasons beyond our control, including changes in the cost of raw materials used in the manufacturing process, and variations in costs incurred throughout our supply chain. Additionally, our revenues from period to period may fluctuate as we introduce new product offerings and services to existing markets and expand our operations into new markets for the first time. Further factors beyond our control that may cause our financial results to vary significantly from period-to-period, including changes in consumer behavior, contractionary fiscal or monetary policy, and structural or cyclical changes in the labor market. As a result of these factors, we believe that quarter-to-quarter comparisons of our financial results, especially in the short term, are not necessarily meaningful and that these comparisons cannot be relied upon as indicators of future performance. Moreover, our financial results may not meet expectations of equity research analysts, ratings agencies, or investors, who may be focused only on short-term quarterly financial results. If any of this occurs, the trading price of our stock could fall substantially, either suddenly or over time.

Our success is dependent on key employees and qualified personnel and if we are unable to attract, hire and retain key personnel, our ability to compete may be harmed.

The loss of the services of any of our key employees, consultants, or any significant portion of our workforce could disrupt our operations or delay the development, introduction and ramp up of our products and services and the overall implementation of our strategic plan. In particular, we are highly dependent upon the services of our executive officers, including our CEO, David Massey, CFO, Wanda Witoslawski and COO, Troy Clymer. We are highly dependent on David Massey, our Chief Executive Officer. Although we have entered into an employment agreement with Mr. Massey providing for certain benefits, including severance in the event of a termination without cause, this agreement does not prevent him from terminating his employment with us at any time. We do not maintain “key person” insurance for any personnel. The loss of the services of Mr. Massey could impede the achievement of our business. Our future success also depends upon our ability to attract, hire and retain a growing number of employees to support our planned growth strategy to expand our product and service offerings into greater geographical markets and to diversify and strengthen our customer base. Recruiting efforts, particularly for senior employees, may be time-consuming, which may delay the execution of our plans. The substantial competition for qualified technical personnel may negatively impact our ability to attract, train, and retain the qualified technical personnel necessary to execute our plans. If we are not successful in managing these risks, our business, financial condition, and operating results may be harmed.

Although dependent upon certain key personnel, we do not have any key man life insurance policies on any such people which may negatively impact our ability to respond to a key personnel loss.

We are dependent upon key personnel, including management and our executive officers, to operate and execute our business plan. We do not hold any insurance policies with respect to key personnel in the event of their death or disability. Should any key personnel become unable to perform their duties due to death or disability, we will not receive compensation to assist with such person's absence. There is no assurance that we will be able to retain new personnel of comparable quality due to inadequate capital necessary to retain certain key personnel, unfavorable conditions within the labor market, or for other reasons including those outside of our control. Both the loss of key personnel and our inability or delay in retaining and training new personnel would negatively affect our operating results, financial condition, and our overall business.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We have not been subject to Sarbanes-Oxley throughout our operating history and therefore have not previously developed the internal infrastructure necessary to complete an attestation of our financial controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002. We expect to incur substantial expenses and diversion of management's time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Our Chief Executive Officer owns preferred stock having voting control of us, we have engaged in transactions with related persons, and conflicts of interest may arise as a result.

Our CEO, David Massey, holds 2,500,000 shares, or 100%, of our Series A Preferred Stock, with such shares having super-voting rights. By virtue of such stock ownership, Mr. Massey is able to generally exercise control over our affairs, including the election and removal of members of our board of directors, amending our Articles of Incorporation and Bylaws, and adopting measures that could delay or prevent a change of control. Such concentration of ownership and control could have the effect of delaying, deterring or preventing a change in control of the Company that might otherwise be beneficial to stockholders.

Additionally, we have engaged in transactions with Mr. Massey and other officers and directors of the Company. There can be no assurance that conflicts of interest will not arise with respect to our officers and directors, or that such conflicts will be resolved in a manner favorable to the Company.

Our bank balances may not be fully insured exposing us to potential deposit risk.

We place a substantial amount of our cash and/or cash equivalents in FDIC insured accounts. We expect at times our balance in any one or more of these accounts to exceed the insured limit and we do not plan to purchase an insurance policy to cover any of our accounts that exceed their FDIC limit.

There is no guarantee that we will have sufficient cash flow from our business to pay our indebtedness or that we will not incur additional debt.

Holders of convertible notes issued by us or our subsidiary may convert such notes at their option prior to the scheduled maturities of the respective convertible notes under certain circumstances pursuant to the terms of such notes. Upon conversion of the applicable convertible notes, we will be obligated to deliver cash and/or shares pursuant to the terms of such notes. Moreover, holders of such convertible notes may have the right to require us to repurchase their notes upon the occurrence of a fundamental change pursuant to the terms of such notes.

Our ability to make scheduled payment of the principal and interest on our indebtedness when due, to make payments upon conversion or repurchase demands with respect to our convertible notes, or to refinance our indebtedness as we may need or desire, depends on our future performance, which is subject to economic, financial, competitive, and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to satisfy our obligations under our existing indebtedness and any future indebtedness we may incur, and to make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as reducing or delaying investments or capital expenditures, selling assets, refinancing, or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance existing or future indebtedness will depend on the capital markets and our financial condition at such time. In addition, our ability to make payments may be limited by law, by regulatory authority, or by agreements governing our future indebtedness. We may not be able to engage in these activities on desirable terms or at all, which may result in a default on our existing or future indebtedness and harm our business, financial condition and operating results.

Our indebtedness could adversely affect our financial condition or operations, and our ability to raise additional capital financing on favorable terms.

As of June 30, 2022, we had total outstanding debt of $60,389,218. Our indebtedness and the terms of the instruments governing such indebtedness could have significant consequences such as:

•Increasing our vulnerability to general adverse economic and industry conditions;

•Limiting our ability to fund future working capital, capital expenditures costs and other general corporate requirements;

•Requiring us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•Limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•Placing us at a competitive disadvantage compared to our competitors that have less debt; and

•Limiting, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds or engage in various transactions that might otherwise be beneficial to us.

We will likely need to raise additional capital through debt and/or equity financings. There can be no assurance that adequate debt and equity financing will be available on satisfactory terms. Any such failure to service our debt or an inability to obtain further financing could have a negative effect on our business and operations.

Additional financing may not be available to us when we need or want them or be available on satisfactory terms.

We have limited capital and there is no assurance that our current capital is sufficient to implement our business plan. We will likely require additional debt and/or equity financing to pursue our growth and business strategy, including enhancements to our operations infrastructure and improving our ability to respond to competitive pressures. There can be no assurance that adequate debt and/or equity financing will be available or offered on satisfactory terms. Any failure to obtain further financing could have a materially adverse effect on our business, financial condition, and operating results.

We are reliant on key suppliers who may fail to deliver our products according to schedules, prices, quality and volumes that are acceptable to us.

Our products contain numerous parts that are purchased by manufacturers from suppliers with whom they may not have long-term supply agreements. This exposes us to multiple potential sources of product shortages from our manufactures or suppliers. Unexpected changes in business conditions, materials pricing, labor issues, wars, governmental changes, tariffs, natural disasters, health epidemics such as the global COVID-19 pandemic, and other factors beyond our manufacturers’ or suppliers’ control could adversely affect their operations or ability to remain solvent and operational. Occurrence of any of these risks would disrupt our supply chain and delay or prevent our operations. The unavailability of component parts within our supply chain or a final product by our manufacturers could result in operational delays, product design changes, and loss of access to important technology and tools for producing and supporting our products.

As the scale of our operations increases, our suppliers may not be able to sustainably meet our timelines or our cost, quality and volume needs, or may increase prices to do so, potentially requiring us to replace them with other sources and possibly on less favorable terms. Additionally, we may be unsuccessful in our continuous efforts to negotiate with existing suppliers to obtain cost reductions and avoid unfavorable changes to terms or to source less expensive suppliers. Any of these occurrences may harm our business, financial condition, and operating results. We are likely to enter into agreements with new suppliers to meet our supply needs as we pursue expansion of our operations. Any delay in entering into new supply agreements, the failure of a supplier to comply with its contractual obligations or being able to secure favorable terms likely will have a material adverse effect on our prospects, financial condition, and operating results.

We will need to maintain public credibility and confidence in our long-term business prospects in order to succeed.

In order to maintain and grow our business, we must maintain credibility and confidence among customers, suppliers, analysts, investors, ratings agencies and other parties in our long-term financial viability and business prospects. Maintaining such confidence may be challenging due to our limited operating history relative to established competitors, especially regarding solar panel procurement and installation; customer unfamiliarity with our products and services; any delays we may experience in scaling product and service operations to meet demand; competition and uncertainty regarding the future of residential and commercial solar power industry or our other products and services; our quarterly performance compared with market expectations; and other factors including those outside of our control.

Our business may suffer if our products contain defects, fail to perform as expected or take longer than expected to become fully functional.

If our products contain design or manufacturing defects that cause them not to perform as expected or that require repair, are legally restricted or become subject to onerous regulation, our ability to market and sell our products and services may be harmed, and we may experience product and service delays, product recalls, product liability, breach of warranty and consumer protection claims, and significant warranty and other expenses. Although we attempt to remedy any issues we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper operations or may not completely satisfy our customers. While we have conducted intensive quality reviews of our products and services, we currently have a limited frame of reference by which to evaluate their long-term quality, reliability, durability and performance characteristics beyond that provided by our manufacturers and suppliers. There can be no assurance that we will be able to detect and fix any defects in our products prior to their sale to or installation for customers.

We may be required to defend or insure against product liability claims.

The solar energy systems and energy storage products we use generate and store electricity, they have the potential to fail or cause injury to people or property. Any product liability claim may subject us to lawsuits and substantial monetary damages, product recalls or system redesign efforts, and even a meritless claim may require us to defend it, all of which may generate negative publicity and be expensive and time-consuming.

Our insurance coverage strategy may not be adequate to protect us from all business risks.

We may be subject, in the ordinary course of business, to losses resulting from products liability, accidents, acts of God, and other claims against us, for which we may have limited or no insurance coverage. Additionally, the policies that we do have may include significant deductibles or self-insured retentions, and we cannot be certain that our insurance coverage will be sufficient to cover all future losses or claims against us. A loss that is uninsured or which exceeds policy limits may require us to pay substantial amounts, which may harm our financial condition and operating results.

We may be unable to manage the expansion of our operations effectively.

We expect to continue to expand our business to provide roofing and solar energy products and services to existing and new geographic markets and to maintain or increase market share. To manage the continued expansion of our operations, we will be required to continue to improve our operational and financial systems, procedures and controls, and expand, train, manage and retain our growing associate base. Our management will also be required to maintain and expand our relationships with customers, suppliers, and other third parties and attract new customers and suppliers. In addition, our current and planned operations, personnel, systems, and internal controls and procedures might be inadequate to support our future growth. If we cannot manage our growth effectively, we may be unable to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

We face intense competition in the products and services we offer; if we are unable to establish our brand, we may be unable to acquire and retain customers necessary to maintain or expand our operations.

The solar energy and renewable energy industries are highly competitive and continually evolving as participants strive to distinguish themselves within their markets. We face intense competition from other product and service providers of roofing and solar power system design and installation. In many cases, our competitors enjoy significant competitive advantages, including longer operating histories, established market ties to suppliers and customers, greater brand awareness, and greater financial, technical and marketing resources and know-how. Our ability to maintain or expand operations depends, in part, on our ability to respond and adapt to competitive pressures and other factors that may be outside of our control. There can be no assurance that we will be able to timely or adequately respond to these factors based on our financial condition, current market positioning, and other considerations that may or may not be within our control. Any failure to address these risks, including if our marketing efforts fail to maintain or grow customer acquisition or retention necessary to maintain or expand operations, will likely have a material adverse effect on our business, financial condition, and operating results.

We may be subject to litigation risks, including securities class actions and stockholder derivative actions, which may be costly to defend and the outcome of which is uncertain.

We may be subject to legal claims, with and without merit, that may be costly and which may divert the attention of our management and our resources in general. The results of complex legal proceedings are difficult to predict. Moreover, legal complaints that may be filed against us may not specify the amount of damages that plaintiffs seek, and we therefore will be unable to estimate the possible range of damages that might be incurred should any lawsuit be resolved against us. A lawsuit, if resolved against us, could give rise to substantial damages, and an unfavorable outcome or settlement could have a material adverse effect on our business, financial condition, or results of operations. Even if any potential future lawsuits are not resolved against us, the costs of defending such lawsuits may be costly, and may not be covered by our insurance policies. Because the price of our common stock has been, and may continue to be, volatile, we can provide no assurance that any securities litigation will not be filed against us in the future. Additionally, while we have allocated resources to developing and implementing employee training and company-wide oversight programs, no assurance can be made that such training and programs will be adequate to protect against personnel misconduct that may subject us to the risks of legal claims as described above, or otherwise materially harm our business, financial condition, or operating results.

A material reduction in the retail price of electricity from non-solar sources could adversely impact the Company’s business.

A large part of customers’ interest in solar energy is driven by a desire to pay less for their energy costs. Decreases in the retail price of electricity from traditional utility companies or other providers would negatively impact the Company’s ability to offer competitive pricing and could adversely impact the Company’s business. The cost of electricity from traditional utilities could decrease as a result of:

•construction of new power generation plants, including plants utilizing natural gas, nuclear, coal, renewable energy or other generation technologies;

•the construction of additional electric transmission and distribution lines;

•relief of transmission constraints that enable local centers to generate energy less expensively;

•reductions in the price of natural gas or other fuel sources;

•utility rate adjustment and customer class cost reallocation;

•energy conservation technologies and public initiatives to reduce electricity consumption;

•widespread deployment of existing or development of new or lower-cost energy storage technologies that have the ability to reduce a customer’s average cost of electricity by shifting load to off-peak times;

•changes in regulations by federal or state regulatory bodies that lower the cost of generating and transmitting electricity or otherwise reduce regulatory compliance costs for traditional utilities, or otherwise disadvantage residential solar energy providers relative to traditional utilities; and

•development of new energy generation technologies that provide less expensive energy.

Any development that decreases utility electricity costs could make solar products less economically attractive to customers and could hinder the Company’s growth.

Electric utility industry policies and regulations may present technical, regulatory, and economic barriers to the purchase and use of solar energy systems that may significantly reduce demand for electricity from the Company’s solar energy systems.

Federal, state and local government regulations and policies concerning the electric utility industry, utility rate structures, interconnection procedures, and internal policies of electric utilities, heavily influence the market for electricity generation products and services. These regulations and policies often relate to electricity pricing and the interconnection of distributed electricity generation systems to the power grid. Policies and regulations that promote renewable energy and customer-sited energy generation have been challenged by traditional utilities and questioned by those in government and others arguing for less governmental spending and involvement in the energy market. In addition, it is unclear what, if any, further actions the current and future administrations in the United States, the U.S. Department of Energy, the Federal Energy Regulatory Commission, and individual states may take regarding existing regulations and policies that affect the cost competitiveness of nuclear, coal and gas electric generation, and fossil fuel mining and exploration. Proposed changes to such policies have been considered and will continue to be considered by federal and state administrators, and any resulting changes in such policies and regulations could increase the cost or decrease the benefits of solar energy systems or reduce costs and other limitations on competing forms of generation, and adversely affect the attractiveness of the Company’s products and the results of operations, cost of capital and growth prospects.

In the United States, governments and the state public service commissions that determine utility rates continually modify these regulations and policies. These regulations and policies could result in a significant reduction in the potential demand for electricity from solar energy systems and could deter customers from entering into contracts with the Company. In addition, in certain regions, electricity generated by solar energy systems competes most effectively with the most expensive retail rates for electricity from the power grid, rather than the less expensive average price of electricity. Modifications to the utilities’ peak hour pricing policies or rate design, such as movement to a flat rate, would make the Company’s current products less competitive with the price of electricity from the power grid. Other regulatory revisions that could impact the competitiveness of the Company’s product include moving from a retail rate to a time-of-use compensation mechanism, imposition of fixed demand or grid-service charges, or limitations on whether third-party owned systems are eligible for such programs. It is possible that changes such as these could have the effect of lowering the incentive for residential customers of investor-owned utilities to reduce their purchases of electricity from their utility by supplying more of their own electricity from solar, and thereby reducing demand for the Company’s product. A shift in the timing of peak rates for utility-generated electricity to a time of day when solar energy generation is less efficient or nonexistent could make the Company’s solar energy system offerings less competitive and reduce demand for the Company’s offerings. In addition, since the Company is required to obtain interconnection permission for each solar energy system from the local utility, changes in a local utility’s regulations, policies or interconnection processes have in the past delayed and in the future could delay or prevent the completion of solar energy systems. This in turn has delayed and, in the future, could delay or prevent the Company from generating revenues from such solar energy systems or cause the Company to redeploy solar energy systems, adversely impacting results of the Company’s operations.

In addition, any changes to government or internal utility regulations and policies that favor electric utilities or alternative forms of energy over residential rooftop solar energy could reduce the Company’s competitiveness and cause a significant reduction in demand for the Company’s offerings or increase costs or the prices charged to customers. Certain jurisdictions have proposed allowing traditional utilities to assess various fees on customers purchasing energy from solar energy systems or have imposed or proposed new charges or rate structures that would disproportionately impact solar energy system customers who utilize net metering, either of which would increase the cost of energy to those customers and could reduce demand for solar energy systems. For example, in California, investor-owned utilities are allowed to impose a minimum $10 fixed charge on the monthly bill for residential customers that elect net metering and also impose new fees for interconnection and other non-bypassable charges. Such non-bypassable charges are being authorized by other public utilities commissions outside of California. Additionally, certain utilities in Arizona have approved increased rates and charges for net metering customers, and others have proposed doing away with the state’s renewable electricity standard carve-outs for distributed generation. These policy changes may negatively impact customers and affect demand for the Company’s solar energy systems, and similar changes to net metering policies may occur in other states. It is also possible that these or other changes could be imposed on current customers, as well as future customers. Due to the current and expected continued concentration of solar energy systems in California, any such changes in this market would be particularly harmful to the Company’s reputation, customer relations, business, results of operations and future growth in these areas. The Company may be similarly adversely affected if the Company’s business becomes concentrated in other jurisdictions.

Finally, public service commissions may impose requirements on the Company associated with its interactions with consumers. The California Public Utilities Commission and the Public Service Commission of the State of New York have each adopted orders requiring changes to certain business practices and continue to take actions suggesting the trend will continue. Other public service commissions could follow California and New York’s lead and impose requirements, including those associated with consumer protection that could affect how the Company does business and acquires customers.

Technical and regulatory limitations may significantly reduce the Company’s ability to sell electricity from solar energy systems and retain employees in certain markets.

Technical and regulatory limits may curb the Company’s growth in certain key markets, which may also reduce its ability to retain employees in those markets. For example, the Federal Energy Regulatory Commission, in promulgating the first form small generator interconnection procedures, recommended limiting customer-sited intermittent generation resources, such as solar energy systems, to a certain percentage of peak load on a given electrical feeder circuit. Similar limits have been adopted by many states as a de facto standard and could constrain the Company’s ability to market to customers in certain geographic areas where the concentration of solar installations exceeds this limit. Furthermore, in certain areas, the Company benefits from policies that allow for expedited or simplified procedures related to connecting solar energy systems to the power grid. If such procedures are changed or cease to be available, the Company’s ability to sell the electricity generated by solar energy systems installed by the Company may be adversely impacted. As adoption of solar distributed generation rises along with the commercial operation of utility scale solar generation in key markets such as California, the amount of solar energy being fed into the power grid will surpass the amount planned for relative to the amount of aggregate demand. Some traditional utilities claim that in the near future, solar generation resources may reach a level capable of producing an over-generation situation, which may require some solar generation resources to be curtailed to maintain operation of the power grid. The adverse effects of such curtailment without compensation could adversely impact the Company’s business, results of operations and future growth.

We are not regulated as an electric utility under applicable law but we are subject to evolving laws and regulations that could impose substantial costs, legal prohibitions or unfavorable changes upon our operations.

The Company is not regulated as a public utility in any of the markets in which it currently operates. As a result, the Company is not subject to the various federal, state and local standards, restrictions and regulatory requirements applicable to traditional utilities that operate transmission and distribution systems and that have an obligation to serve electric customers within a specified jurisdiction.

Any additional federal, state, or local regulations that cause the Company to be treated as an electric utility, or to otherwise be subject to a similar regulatory regime of commission-approved operating tariffs, rate limitations, and related mandatory provisions, could place significant restrictions on the Company’s ability to operate its business and execute its business plan by prohibiting, restricting or otherwise regulating the Company’s sale of electricity. If the Company were subject to the same state or federal regulatory authorities as electric utilities in the United States or if new regulatory bodies were established to oversee the Company’s business in the United States, then its operating costs would materially increase.

We may be impacted by macroeconomic conditions resulting from the global COVID-19 pandemic.

Since the first quarter of 2020, there has been a worldwide impact from the COVID-19 pandemic. Government regulations and shifting social behaviors have limited or closed non-essential transportation, government functions, business activities and person-to-person interactions. In some cases, the relaxation of such trends has recently been followed by actual or contemplated returns to stringent restrictions on gathers or commerce, including in parts of the U.S.

Global macroeconomic conditions and changes to levels of consumer outlook and spend in the future may further adversely impact the energy product and roofing industries. Sustaining our production trajectory will require the readiness and solvency of our suppliers and partners, a stable and motivated workforce, and ongoing government cooperation.

We cannot predict the duration or direction of current global trends, the sustained impact of which is largely unknown, is rapidly evolving, and has varied across geographic regions. Ultimately, we continue to monitor macroeconomic conditions to remain flexible and to optimize and evolve our business as appropriate, and we will have to accurately project demand and infrastructure requirements within our U.S. market and deploy our resources accordingly. If current domestic and global market conditions continue or worsen, or if we cannot or do not maintain operations at a scope that is commensurate with such conditions or are later required to or choose to suspend such operations, our business, prospects, financial condition, and operating results may be harmed.

If we are subject to Securities and Exchange Commission regulations relating to low-priced stocks, the market for our common stock could be adversely affected.

The SEC has adopted regulations concerning low-priced or “penny” stocks. The regulations generally define “penny stock” to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. If our shares are offered at a market price less than $5.00 per share, and do not qualify for any exemption from the penny stock regulations, our shares may become subject to these additional regulations relating to low-price stocks.

The penny stock regulations require that broker-dealer who recommend penny stocks to persons other than institutional accredited investors make a special suitability determination for the purchase, receive the purchaser’s written agreement to the transaction prior to the sale and provide the purchaser with risk disclosure documents that identify risks associated with investing in penny stocks. Furthermore, the broker-dealer must obtain a signed and dated acknowledgment form the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before effecting a transaction in penny stock. These requirements have historically resulted in reducing the level of trading activity in securities that become subject to the penny stock rules.

The additional burdens imposed upon broker-dealers by these penny stock requirements may discourage broker-dealers from effecting transactions in the common stock, which could severely limit the market liquidity of our common stock and our shareholders’ ability to sell our common stock in the secondary market.

If Photovoltaic (PV) technology is not suitable for widespread adoption at economically attractive rates of return, or if sufficient additional demand for solar modules does not develop or takes longer to develop than we anticipate, our net sales and profit may flatten or decline and we may be unable to reach or sustain profitability.

The solar energy market is at a relatively early stage of development, in comparison to fossil fuel-based electricity generation. If PV technology proves unsuitable for widespread adoption at economically attractive rates of return or if additional demand for solar modules and systems fails to develop or takes longer to develop than we anticipate, we may be unable to grow our business or generate sufficient net sales to sustain profitability. In addition, demand for solar modules and systems in our targeted markets may develop to a lesser extent than we anticipate. Many factors may affect the viability of widespread adoption of PV technology and demand for solar modules and systems, including the following:

•Cost-effectiveness of the electricity generated by PV power systems compared to conventional energy sources, such as natural gas and coal (which fuel sources may be subject to significant price swings from time to time), and other non-solar renewable energy sources, such as wind geothermal, and hydroelectric;

•Changes in tax, trade remedies, and other public policy, as well as changes in economic, market, and other conditions that affect the price of, and demand for, conventional energy resources, non-solar renewable energy resources (e.g., wind and hydroelectric), and energy efficiency programs and products, including increases or decreases in the prices of natural gas, coal, oil, and other fossil fuels and in the prices of competing renewable resources;

•Performance, reliability and availability of energy generated by PV systems compared to conventional and other non-solar renewable energy sources and products;

•Fluctuations in capital expenditures by end-users of solar modules and systems which tend to decrease when the economy slows and when interest rates increase; and

•Availability, substance, and magnitude of support programs including government targets, subsidies, incentives, and renewable portfolio standards to accelerate the development of the solar energy industry.

Reduced growth in or the reduction, elimination, or expiration of government subsidies, economic incentives, renewable energy targets and other support for on-grid solar electricity applications, or increase in protectionist or other adverse public policies, could reduce demand and/or price levels for our solar modules, and limit our growth or lead to a reduction in our net sales, and adversely impact our operating results.

Although we believe that solar PV will experience widespread adoption in those applications where it competes economically with traditional forms of energy without any support programs, our net sales and profits nonetheless remain subject to variability based on the availability and size of government subsidies and economic incentives. Federal, state, and local governmental bodies in the jurisdictions we currently operate in and expect to in the future have provided subsidies in the form of rebates, tax incentives, and other incentives to end-users, distributors, systems integrators, and manufacturers of PV products. Many of these support programs expire, phase out over time, require renewal by the applicable authority, or may be amended. To the extent these support programs are reduced earlier than previously expected or are changed retroactively, such changes could negatively impact demand and/or price levels for our solar modules and systems design and installation services, lead to a reduction in our net sales, and adversely impact our operating results.

Demand for our products and services may be impacted by the status of government and economic incentives supporting the development and adoption of such products.

There are many rebates, tax credits, and other financial incentives which are offered by federal, state and local government and regulatory bodies to owners, end users, distributors, system integrators, and manufacturers of solar energy systems. The Company relies on these programs to finance solar energy system installations, which enables the Company to lower the price charged to customers for energy from, and to lease or purchase, solar energy systems, helping to achieve acceptance of solar energy with those customers as an alternative to utility-provided power. However, these programs may expire, be reduced, or terminated on a certain date. These reductions or terminations often occur without warning. The value of these incentives could also decrease over time. If the Company overestimates the future value of these programs, it could adversely impact its financial results.

An increase in interest rates or tightening of the supply of capital in the global financial markets (including a reduction in total tax equity availability) could make it difficult for customers to finance the cost of a PV solar power system and could reduce the demand for our system design and installation services and/or lead to a reduction in the average selling price for such offerings.

Many of our customers depend on debt and/or equity financing to fund the initial capital expenditure required to purchase or install a PV solar power system. As a result, an increase in interest rates, or a reduction in the supply of project debt financing or tax equity investments, could reduce the number of solar projects that receive financing or otherwise make it difficult for our customers to secure the financing necessary to purchase or install a PV solar power system on favorable terms, or at all, and thus lower demand for our solar system design and installation service, which could limit our growth or reduce our net sales.

Other Risks

We may not realize the anticipated benefits of past or future acquisitions, and integration of these acquisitions may disrupt our business and management.

We have made several acquisitions in the last several years, and in the future, we may acquire additional companies, project pipelines, products, or technologies or enter into join ventures or other strategic initiatives. We may not realize the anticipated benefits of an acquisition and each acquisition has numerous risks. These risks include the following:

•difficulty in assimilating the operations and personnel of the acquired company;

•difficulty in effectively integrating the acquired technologies or products with our current products and technologies;

•difficulty in achieving profitable commercial scale from acquired technologies;

•difficulty in maintaining controls, procedures, and policies during the transition and integration;

•disruption of our ongoing business and distraction of our management and associates from other opportunities and challenges due to integration issues;

•difficulty integrating the acquired company’s accounting, management information, and other administrative systems;

•inability to retain key technical and managerial personnel of the acquired business.

Risks Related to the Ownership of Our Common Stock

The trading price of our common stock is likely to continue to be volatile.

The trading price of our common stock has been highly volatile and could continue to be subject to wide fluctuations in response to various factors, some of which are beyond our control. The stock market in general has experienced, and likely will continue to experience, substantial price and volume fluctuations that are often unrelated or disproportionate to the operating performances of companies. Our common stock may be traded by short sellers which may put pressure on the supply and demand for our company stock, further influencing volatility in its market price. Public perception and other factors outside of our control may additionally impact our stock price and volatility. The market price of our common stock will likely fluctuate significantly in response to the following or other factors, again some of which are beyond are control:

•Significant delays in our supply channel;

•Inability to raise additional capital or do so on favorable terms, if necessary, to maintain or grow our operations;

•Additions or departures of key personnel;

•Future sales of our common stock;

•Stock market price and volume fluctuations attributable to inconsistent trading volume levels of our stock;

•Commencement of or involvement in litigation; and

•Our inability to effectively manage our current and future operations.

Our largest stockholders have significant control over us and their interests may conflict with or differ from interests of other stockholders.

Our largest stockholders are David Massey and Jason Newby (collectively, the “Significant Stockholders”). As a result, the Significant Stockholders have substantial influence over all matters requiring stockholder approval, including the election of our directors and the approval of significant corporate transactions such as mergers, tender offers, and the sale of all or substantially all of our assets. The interests of the Significant Stockholders could conflict with or differ from interests of other stockholders. For example, the concentration of ownership held by the Significant Stockholders could delay, defer or prevent a change of control of our company or impede a merger, takeover, or other business combination which a majority of stockholders may view favorably.

We may fail to meet our publicly announced guidance or other expectations about our business, which could cause our stock price to decline.

From time-to-time we may provide guidance regarding our expected financial and business performance. Correctly identifying key factors affecting business conditions and predicting future events is inherently an uncertain process, and our guidance may not ultimately be accurate. Our guidance is based on certain assumptions such as those relating to sales volumes (which generally are not linear throughout a given period), average sales prices, supplier and commodity costs, and planned cost reductions. If our guidance varies from actual results due to our assumptions not being met or the impact on our financial performance that could occur as a result of various risks and uncertainties, the market value of our common stock could decline significantly.

Transactions relating to our convertible notes may dilute the ownership interest of existing stockholders, or may otherwise depress the price of our common stock.

The conversion of some or all of the convertible notes issued by us or our subsidiaries would dilute the ownership interests of existing stockholders to the extent we deliver shares upon conversion of any of such notes by their holders, and we may be required to deliver a significant number of shares. Any sales in the public market of the common stock issuable upon such conversion could adversely affect their prevailing market prices.

In addition, the existence of the convertible senior notes may encourage short selling by market participants because the conversion of such notes could be used to satisfy short positions, or the anticipated conversion of such notes into shares of our common stock could depress the price of our common stock.

We do not anticipate paying any dividends on our common stock.

We do not anticipate paying any dividends on our common stock for the foreseeable future. Rather, we intend to retain any future earnings for use in the operation and expansion of our business.

General Risk Factors

Unanticipated changes in our tax provisions, the adoption of a new U.S. tax legislation, or exposure to additional income tax liabilities could affect our profitability.

We are subject to income taxes, and are therefore subject to potential tax examinations, in the United States. Tax authorities may disagree with our tax positions and assess additional taxes. We regularly assess the likely outcome of these examinations in order to determine the appropriateness of our tax provision. However, there can be no assurance that we will accurately predict the outcomes of these potential examinations, and the amounts ultimately paid upon resolution of examinations could be materially different from the amount previously included in our income tax expense and therefore, could have a material impact on our tax provision, net income, and cash flows. In addition, our future effective tax rate could be adversely affected by changes to our operating structure, changes in the valuation of deferred tax assets and liabilities, changes in tax laws, and the discovery of new information in the course of our tax return preparation process. In addition, recently announced proposals for new U.S. tax legislation could have a material effect on the results of our operations, if enacted.

We are susceptible to changes in employment laws and regulations or to changes in employment classifications by government agencies.

As we expand our operations to new customer and market segments, and as government acceptance of renewable energy grows, we may become subject to additional federal and state employment laws through procuring contracts to render our services that are funded, in whole or in part, by federal or state governments. For example, the Davis-Bacon Act requires that a contractor pay all personnel assigned to the contract at least the prevailing wage and fringe benefits, as established by and in accordance with the regulations promulgated by the U.S. Department of Labor (“DOL”). Therefore, we may be required to allocate resources, including management’s time, to establishing a policy pursuant to which we evaluate Davis-Bacon Act requirements to ensure our compliance with these requirements. If the DOL were to ultimately determine that anyone working under such contracts were not properly classified, or were being paid the incorrect prevailing wage, we could incur additional liability with respect to such workers. In addition, other factors beyond our control, including increases in minimum wage requirements, overtime pay, healthcare reform, and other laws and regulations affecting employees, independent contractors, and other third-party service providers, could have a material adverse effect on our business, financial condition, and results of operation.

Any failure by us to comply with a variety of U.S. privacy and consumer protection laws may harm us.

Personal privacy and data security have become significant issues in the United States, Europe, and in many other jurisdictions in which we or our suppliers or third-party providers operate. The regulatory framework for privacy and security issues worldwide is rapidly evolving and is likely to remain uncertain for the foreseeable future. Furthermore, federal, state, or foreign government bodies or agencies have in the past adopted, and may in the future adopt, laws and regulations affecting data privacy, all of which may be subject to invalidation by relevant foreign judicial bodies. Industry organizations also regularly adopt and advocate for new standards in this area.

In the United States, these include rules and regulations promulgated or pending under the authority of federal agencies, state attorneys general, legislatures, and consumer protection agencies. For example, as of January 2020, the California Consumer Privacy Act imposes certain legal obligations on our use and processing of personal information related to California residents. In many jurisdictions, enforcement actions and consequences for noncompliance are also rising. In addition to government regulation, privacy advocates and industry groups may propose new and different self-regulatory standards that either legally or contractually apply to us.

Any failure by us or our business partners to comply with our public privacy notice or with federal, state or international privacy, data protection or security laws or regulations relating to the processing, collection, use, retention, security and transfer of personally identifiable information could result in regulatory or litigation-related actions against us, legal liability, fines, damages, ongoing audit requirements and other significant costs. Substantial expenses and operational changes may be required in connection with maintaining compliance with such laws, and in particular certain emerging privacy laws are still subject to a high degree of uncertainty as to their interpretation and application. Notwithstanding our efforts to protect the security and integrity of our customers’ personal information, we may be required to expend significant resources to comply with data breach requirements if, for example, third parties improperly obtain and use the personal information of our customers or we otherwise experience a data loss with respect to customers’ personal information. A major breach of our network security may result in fines, penalties and damages and harm our brand, prospects and operating results.

Cyber-attacks or other breaches of our information systems, or those of third parties with which we do business, could have a material adverse effect on our business, financial condition, and results of operations.

Our operations rely on our computer systems, hardware, software, and networks, as well as those of third parties with which we do business, to securely process, store, and transmit proprietary, confidential, and other information, including intellectual property. These information systems may be compromised by cyber-attacks, computer viruses, and other events that could be materially disruptive to our business operations and could put the security of our information, and that of the third parties with which we do business, at risk of misappropriation or destruction. In recent years, such cyber incidents have become increasingly frequent and sophisticated, targeting or otherwise affecting a wide range of companies. We can make no assurances that any security measures we take, or those of the third parties with which we do business, to minimize the likelihood and impact of a cyber incident will be adequate. If any of these risks occur, valuable information may be lost, our operations may be disrupted, we may be unable to fulfill our customer obligations, and our reputation may suffer. These consequences could have a material adverse effect on our business, financial condition, and results of operations.

We depend on third-party providers for internet, other communication infrastructures and data management systems upon which our operations critically rely.

We rely on third-party service providers for substantially all of our communication and information technology systems, including for product data management, procurement, inventory management, operations planning and execution, sales, service and logistics, financial, tax and regulatory compliance systems. We rely on our third-party service providers to protect our systems and databases against intellectual property theft, data breaches, sabotage and other external or internal cyber-attacks or misappropriation. No assurances can be made that third-party service providers will protect against those and other risks. Any disruption, either temporary or permanent, to our communication and technology systems would likely have a significant adverse material effect on our business, financial condition and operating results.

Our operations could be adversely affected by events outside of our control, such as natural disasters, wars, or health epidemics.

We may be impacted by natural disasters, wars, health epidemics, or other events outside of our control. For example, our corporate headquarters and primary region of operations is in the seismically active region of California, and the Western region of the United States, in general, is highly prone to extreme wildfires. If major disasters such as earthquakes, floods, fires, or other events occur, or our information system or communications breaks down or operates improperly, our headquarters and operations may be seriously damaged, or we may have to stop or delay our operations. In addition, the global COVID-19 pandemic has impacted economic markets, manufacturing operations, supply chains, employment and consumer behavior in nearly every geographic region and industry across the world, and we have been, and may in the future be, adversely affected as a result. We may incur expenses or delays relating to such events outside of our control, which could have a material adverse impact on our business, operating results and financial condition.

The production and installation of solar energy systems depends heavily on suitable meteorological and environmental conditions. If meteorological or environmental conditions are unexpectedly unfavorable, the electricity production from our solar service offerings may be below our expectations, and our ability to timely deploy new systems may be adversely impacted.

The energy produced and revenue and cash flows generated by a solar energy system depend on suitable solar and weather conditions, both of which are beyond our control. Furthermore, components of our systems, such as panels and inverters, could be damaged by severe weather or natural catastrophes, such as hailstorms, tornadoes, fires, or earthquakes. In these circumstances, we generally would be obligated to bear the expense of repairing the damaged solar energy systems that we own. Sustained unfavorable weather or environmental conditions also could unexpectedly delay the installation of our solar energy systems, leading to increased expenses and decreased revenue and cash flows in the relevant periods. Extreme weather conditions, as well as the natural catastrophes that could result from such conditions, can severely impact our operations by delaying the installation of our systems, lowering sales, and causing a decrease in the output from our systems due to smoke or haze. Weather patterns could change, making it harder to predict the average annual amount of sunlight striking each location where our solar energy systems are installed. This could make our solar service offerings less economical overall or make individual systems less economical. Any of these events or conditions could harm our business, financial condition, and results of operations.

Item 2.Financial Information.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Forward-Looking Statements

Certain statements, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are forward-looking statements. These forward-looking statements generally are identified by the words believes, project, expects, anticipates, estimates, intends, strategy, plan, may, will, would, will be, will continue, will likely result, and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations and future prospects on a consolidated basis include but are not limited to: changes in economic conditions, legislative/regulatory changes, availability of capital, interest rates, competition, and generally accepted accounting principles. These risks and uncertainties should also be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Business Development Plan

SIRC’s business development model is centered on the foundation of growth and strategic expansion to fuel the evolution of SIRC from a California-based solar and roofing company into a complete alternative energy industry leader.

Area -

•2020 - 95% of SIRC’s business was constituted in California.

In 2020, SIRC primarily did business in California. This was prior to the acquisition of the following companies in 2021:

•Balance Claims

•USA Solar Networks

•Pacific Lighting Energy Management Company

•Cornerstone Construction

•Sunup Solar

With these 2021 acquisitions, Solar Integrated Roofing Corporation was able to increase its footprint to a nationwide model in the alternative energy and supplementing space.

•2021 - SIRC and its subsidiaries operated in 34 states throughout the United States, resulting in over 50% of Company revenue being generated outside of California. The Company also increased its sales in California.

Outside California, residential solar sales totaled $12,954,300 in 2021.  Further, SIRC has created a robust commercial development division, which in 2021 generated $32,789,189 in revenue, all outside California. Finally, the acquisition of Balance Claims generated roof supplementing services revenue totaling $1,263,184, all outside California.

Total Revenues outside the state of California were therefore as follows in 2021:

•Residential Solar: $12,954,300

•Commercial Solar: $32,789,189

•Roof Supplementing: $1,263,184

Total Non-California Revenues: $47,006,673

Total Overall Revenues: $84,182,077

Percentage of Revenues (from Non-California Operations): 55.8%

Finally, in California, as a result of two strategic acquisitions in 2021, Future Home Power and Enerev Energy, residential solar sales in California increased from $4,976,377 in 2020 to over $42 million in 2021.

•2022-2023 - SIRC, through its sourcing, onboarding and training of an additional 100 sales organizations, plans to diversify market penetration on a per state basis to expand on regional level and nationally in the aggregate. At the same time, SIRC plans to continue to maintain its established footprint in the California market.

SIRC has continued to expand its National Residential Solar and Dealer Program and plans to continue to work with sales organizations to generate sales opportunities the Company’s residential and commercial alternative energy platforms. SIRC expects continued expansion in both areas over the next 12-24 months.

Regarding California, SIRC has sourced additional financing programs that should allow their California sales teams to provide a larger contingent of homeowners the benefits of solar energy generation. Also, SIRC is planning to expand its California footprint from focusing solely on the Southern California area to the Central and Northern California regions as well. The Company expects continued growth in California as well.

Product –

•2020 - SIRC’s business came exclusively from residential solar and roofing.

•2021 - SIRC expanded into the following alternative energy spaces:

oCommercial Solar

oMicrogrids

oCommercial Alternative Energy Finance

oElectric Vehicle Charging

oRoofing Claims Management

•2022-2023 - SIRC plans to continue to expand its existing divisions, which it believes are supplying services that are in massive demand, and primed for continued growth.

Microgrids, commercial solar and electric vehicle charging stations are just a few of the new energy solutions SIRC’s teams are currently evaluating to add to its products to offer SIRC customers.

Finally, in order to provide better value for its shareholders, SIRC, via its syndicated network of investment partners, is developing a fund that will allow it to own alternative energy projects and keep them in-house.

The benefits to this are vast, including but not limited to:

•Increased Company Value

•Long and Short-Term Revenue Streams

•Increased Valuation to Shareholders

Implementation –

SIRC’s growth model will be facilitated by the following:

•Business Development

oConstant recruitment to grow the 100+ sales organizations to a projected number of 200 by the end of 2023

oGrowth of the SIRC Contractor Network to accommodate the volume of projects that SIRC’s sales organizations originate

•Marketing

oDedicated campaigns to continue to drive the potential sales volume in each of SIRC’s divisions

oGeographic focus to collaborate with the market penetration desired, highly determined by area-specific alternative energy solution benefit realized by SIRC clients

•Procurement

oDevelop long standing relationships with manufacturers in the industry to ensure the following:

▪Consistent material availability

▪Best pricing agreements

▪Best material quality for SIRC client base

•Finance/Fund and Asset Management

oContinued development of partnerships with industry lenders to ensure SIRC clients are provided the best economic solutions and options and possible new revenue streams

oEnsuring that a finance solution is available for any project that may be brought to SIRC by its 250 sales organizations

oContinued enhancement of syndicated network of investors that invest in a SIRC owned fund designed to finance commercial and residential alternative energy projects

▪These hand selected projects are kept as assets on the SIRC balance sheet.

•Technology

oWorking with strategic industry partnerships to source and get new alternative energy solutions that will better serve the SIRC client base.

oSIRC is not a manufacturer. Therefore, it is agnostic to the technology utilized to provide its client the best and most viable solution to their specific energy needs.

oSIRC, through its team of engineers, evaluates every client’s specific needs, and then formulates a customized solution regardless of technology, product, etc.

Expansion of Installation Business

We are planning to expand our installation business. We will continue to execute our marketing and sales strategy in California and, with additional capital, we plan to continue to expand our business in each region that we operate in. The planned expansion is expected to occur through acquiring smaller installation companies in targeted regions and/or through the establishment of subsidiaries in these regions, which will boost our installation profits. We have also started on new commercial power projects inside and outside California, which we expect to expand our installation business revenues significantly.

Expected Changes in Number of Employees, Plant, and Equipment

We do not currently plan to purchase specific additional physical plant and significant equipment within the immediate future. We anticipate adding additional employees in the next 12 months, as needed.

Results of Operations

Three months ended June 30, 2022 compared to three months ended June 30, 2021

	Three months ended
	June 30,	June 30,
	2022	2021	$ Change	% Change

Revenues	$66,278,819	$7,996,866	$58,281,953	728.8%
Cost of sales	(35,743,712)	(7,134,883)	(28,608,829)	401.0%
Gross profit	30,535,107	861,983	29,673,124	3,442.4%

Operating Expenses:
Salaries and wages	$6,176,445	$1,689,992	$4,486,453	265.5%
Marketing and advertising	146,942	247,739	(100,797)	(40.7)%
Depreciation	115,084	54,039	61,045	113.0%
General and administrative	1,427,234	1,357,313	69,921	5.2%
Professional fees	1,551,264	1,867,827	(316,563)	(16.9)%
Total expenses	9,416,969	5,216,910	4,200,059	80.5%

Income (loss) from operations	21,118,138	(4,354,927)	25,473,065	584.9%

Other income (expense)
Interest expense and finance fees	(810,392)	(232,517)	(577,875)	248.5%
Change in value of derivative liability	931	1,113,753	(1,112,822)	99.9%
Forgiveness of PPP loans	-	90,800	(90,800)	-%
Loss on debt modification	(1,268,933)	-	(1,268,933)	-%
Other income (expense)	(145,836)	(3,211)	(142,625)	4,441.8%
Total other income (expense)	(2,224,230)	968,8245	(3,193,054)	(329.6)%

Income (loss) before taxes	18,893,908	(3,386,103)	22,280,011	658.0%
Provision for income taxes	-	-	-	-
Net income (loss)	$18,893,908	$(3,386,103)	$22,280,011	658.0%

Revenue

During the three months ended June 30, 2022 compared to the three months ended June 30, 2021, the revenue increased by $58,281,953 or 728.8% due to the Company entering into new markets and getting new commercial projects. Revenue increased significantly from that of the prior year as the Company was able to secure and recognize revenue from newly acquired commercial projects, which have significantly increased the Company’s revenue over that of the prior year as it is able to focus on additional revenue that is not solely from the roofing and residential solar projects as previously recognized. The gross profit increased by $29,673,124 or 3,442.4% accordingly.

Expenses

The Company experienced an increase in expenses during the three months ended June 30, 2022 compared to the three months ended June 30, 2021, due to entering new markets and the addition of additional business units resulting in the increase of personnel, the need for additional marketing and advertising, general and administrative, and professional fees, as well as depreciation. The increase in operations caused increases in the Company’s overall operational expenses. Salaries and wages increased by $4,486,453 or 265.5%, marketing and advertising decreased by $100,797 or 40.7%, depreciation expense increased by $61,045 or 113.0%, general and administrative expenses increased by $69,921 or 5.2% and professional fees decreased by $316,563 or 16.9%.

Interest expense increased by $577,875 or 248.5% during the three months ended June 30, 2022 compared to the three months ended June 30, 2021, due to issuances of convertible debt accruing interest. Loss on debt modification increased during the three months ended June 30, 2022 by $1,268,933 due to the consolidation of various convertible notes with a lender into a single promissory note with modified terms that included the removal of conversion provisions.  No such transactions occurred during the same period for 2021. Change in fair value of derivative liability decreased by $1,112,822 or 99.9% during the three months ended June 30, 2022. There was also a decrease in other income of $90,800 during the three months ended June 30, 2022, due to forgiveness of Paycheck Protection Program (PPP) loans during the three months ended June 30, 2021.  Miscellaneous other income (expense) decreased by $142,625 or 4,441.8% during the three months ended June 30, 2022 as compared to the same period for 2021.

Six months ended June 30, 2022 compared to six months ended June 30, 2021

	Six months ended
	June 30,	June 30,
	2022	2021	$ Change	% Change

Revenues	$93,274,075	$11,450,048	$81,824,027	714.6%
Cost of sales	(51,486,732)	(11,066,466)	(40,420,266)	365.2%
Gross profit	41,787,343	383,582	41,403,761	10,794.0%

Operating Expenses:
Salaries and wages	$8,448,073	$2,624,309	$5,823,764	221.9%
Marketing and advertising	259,736	345,779	(86,043)	(24.9)%
Depreciation	207,794	81,369	126,425	155.4%
General and administrative	2,588,560	1,861,236	727,324	39.1%
Professional fees	3,098,924	2,888,740	210,184	7.3%
Total expenses	14,603,086	7,801,433	6,801,653	87.2%

Income (loss) from operations	27,184,257	(7,417,851)	34,602,108	466.5%

Other income (expense)
Interest expense and finance fees	(1,112,927)	(362,816)	(750,111)	(206.7)%
Change in value of derivative liability	10,049	926,666	(916,617)	98.9%
Forgiveness of PPP loans	-	997,300	(997,300)	-
Loss on debt modification	(1,268,933)	-	(1,268,933)	-%
Other income (expense)	(253,707)	199,282	(452,989)	(227.3)%
Total other income (expense)	(2,625,518)	1,760,432	(4,385,950)	249.1%

Income (loss) before taxes	24,558,739	(5,657,419)	30,216,158	534.1%
Provision for income taxes	-	-	-	-
Net income (loss)	$24,558,739	$(5,657,419)	$30,216,158	534.1%

Revenue

During the six months ended June 30, 2022 compared to the six months ended June 30, 2021, the revenue increased by $81,824,027 or 714.6% due to the Company entering into new markets and getting new commercial projects. Revenue increased significantly from that of the prior year as the Company was able to secure and recognize revenue from newly acquired commercial projects, which have significantly increased the Company’s revenue over that of the prior year as it is able to focus on additional revenue that is not solely from the roofing and residential solar projects as previously recognized. The gross profit increased by $41,403,761 or 10,794.0% accordingly. The significant increase in gross profit in 2022 as compared to 2021 was primarily the result of the Company’s acquisitions of several entities that increased the Company’s operational footprint and the Company’s focus on transforming from a traditional roofing company into an alternative energy company, with operations in the residential and commercial solar industry, including providing services in connection with microgrids and electric vehicle (“EV”) charging station installation. The Company’s operations are conducted in specific reportable segments: solar residential, solar commercial, roofing construction, EV charging and supplemental.

Information on the Company’s operating segments for the six months ended June 30, 2022 and 2021, including the reconciliation to income, is provided in the following table:

	Solar Residential	Solar Commercial	Roofing Construction	EV Charging	Supplemental	Consolidated
Six Months Ended June 30, 2021
Revenue	$4,976,377	$-	$5,541,132	$211,877	$720,662	$11,450,048
Cost of Sales	4,567,495	-	6,351,993	144,783	2,195	11,066,466
Gross Margin	408,882	-	(810,861)	67,094	718,467	383,582
Operating Loss	(2,503,130)	-	(4,731,124)	(111,188)	(72,409)	(7,417,851)

Six Months Ended June 30, 2022
Revenue	$54,053,236	$32,789,189	$3,275,750	$1,892,716	$1,263,184	$93,274,075
Cost of sales	29,133,057	18,308,707	2,811,529	1,231,180	2,259	51,486,732
Gross margin	24,920,179	14,480,482	464,221	661,536	1,260,925	41,787,343
Operating Income (Loss)	21,983,993	6,860,137	(1,167,985)	(175,767)	(316,121)	27,184,257

Expenses

The Company experienced an increase in expenses during the six months ended June 30, 2022 compared to the six months ended June 30, 2021, due to entering new markets and the addition of additional business units resulting in the increase of personnel, the need for additional marketing and advertising, general and administrative, and professional fees, as well as depreciation. The increase in operations caused increases in the Company’s overall operational expenses. Salaries and wages increased by $5,823,764 or 221.9%, marketing and advertising decreased by $86,043 or 24.9%, depreciation expense increased by $126,425 or 155.4%, general and administrative expenses increased by $727,324 or 39.1% and professional fees increased by $210,184 or 7.3%.

Interest expense increased by $750,111 or 206.7% during the six months ended June 30, 2022 compared to the six months ended June 30, 2021, due to issuances of convertible debt accruing interest. Loss on debt modification increased by $1,268,933 during the six months ended June 30, 2022 due to the consolidation of various convertible notes with a lender into a single promissory note with modified terms that included the removal of conversion provisions.  No such transactions occurred during the same period for 2021. Change in fair value of derivative liability decreased by $916,617 or 98.9% during the six months ended June 30, 2022. There was also an increase in other income of $997,300 during the six months ended June 30, 2022, due to forgiveness of Paycheck Protection Program (PPP) loans during the six months ended June 30, 2021.  Miscellaneous other income (expense) decreased by $452,989 or 227.3% during the six months ended June 30, 2022 as compared to the same period for 2021.

Year ended December 31, 2021 compared to the year ended December 31, 2020

	Year ended
	December 31,	December 31,
	2021	2020	$ Change	% Change

Revenues	$84,182,077	$17,253,491	$66,928,586	387.9%
Cost of sales	(43,777,320)	(12,799,337)	(30,977,983)	242.0%
Gross profit	40,404,757	4,454,154	35,950,603	807.1%

Operating Expenses:
Salaries and wages	$12,450,524	$6,658,598	$5,791,926	86.9%
Professional fees	5,977,388	1,076,886	4,900,502	455.1%
Marketing and advertising	926,699	427,071	499,628	116.9%
Depreciation	442,412	318,153	124,259	39.1%
General and administrative	4,390,934	1,327,388	3,063,546	230.8%
Total operating expenses	24,187,957	9,808,096	14,379,861	146.6%

Income (loss) from operations	16,216,800	(5,353,942)	21,570,742	402.9%

Other income (expense)
Interest expense and finance fees	(1,873,048)	(2,231,571)	358,523	(16.1)%
Change in value of derivative liability	1,550,802	(157,330)	1,708,132	1,085.7%
PPP loan forgiveness	906,500	-	906,500	-
Goodwill impairment	(2,824,976)	-	(2,824,976)	-
Other income	24,188	3,133	21,055	672.0%
Total other income (expense)	(2,216,534)	(2,385,768)	169,234	(7.1)%

Income (loss) before taxes	14,000,266	(7,739,710)	21,739,976	280.8%
Provision for income taxes	-	-	-	-
Net income (loss)	$14,000,266	$(7,739,710)	$21,739,976	280.8%

Revenue

During the year ended December 31, 2021 compared to the year ended December 31, 2020, the revenue increased by $66,928,586 or 387.9% due to the Company entering into new markets due to growth, expansion through acquisitions and increasing market reach. Revenue increased significantly from that of the prior year as the Company was able to secure and recognize revenue from newly acquired commercial projects, which have significantly increased the Company’s revenue over that of the prior year as it is able to focus on additional revenue that is not solely from the roofing and residential solar projects as previously recognized. The gross profit increased by $35,950,603 or 807.1% accordingly.

The significant increase in gross profit was affected by the Company’s acquisitions of many entities that brought existing operations and personnel and by refocusing from being mainly a roofing company into a new energy company performing many jobs in the residential and commercial solar industry, microgrids and EV (electric vehicles) charging stations’ installations. The Company’s operations are conducted in specific reportable segments: solar residential, solar commercial, roofing construction and EV charging.

Information on the Company’s operating segments for the years ended December 31, 2021 and 2020, including the reconciliation to income, is provided in the following table:

	Solar Residential	Solar Commercial	Roofing Construction	EV Charging	Consolidated
December 31, 2020
Revenue	$8,760,696	$-	$8,492,795	$-	$17,253,491
Cost of Sales	6,442,149	-	6,357,188	-	12,799,337
Gross Profit	2,318,547	-	2,135,607	-	4,454,154
Loss from Operations	(2,697,502)	-	(2,756,440)	-	(5,453,942)

December 31, 2021
Revenue	$42,106,305	$29,621,126	$11,222,505	$1,232,141	$84,182,077
Cost of Sales	27,376,843	8,183,160	7,330,152	887,165	43,777,320
Gross Profit	14,729,462	21,437,966	3,892,353	344,976	40,404,757
Income (Loss) from Operations	1,180,470	18,128,297	(2,686,467)	(450,500)	16,216,800

Expenses

The Company experienced an increase in expenses during the year ended December 31, 2021 compared to the year ended December 31, 2020, due to entering new markets and the addition of additional business units resulting in the increase of personnel, the need for additional marketing and advertising, general and administrative, and professional fees, as well as depreciation. The increase in operations caused increases in the Company’s overall operational expenses. Salaries and wages increased by $5,791,926 or 86.9%, marketing and advertising increased by $499,628 or 116.9%, depreciation expense increased by $124,259 or 39.1%, general and administrative expenses increased by $3,063,546 or 230.8% and professional fees increased by $4,900,502 or 455.1%.

Interest expense decreased by $358,523 or 16.1% during the year ended December 31, 2021 compared to the year ended December 31, 2020, due to repayment and the conversion of outstanding debt. Change in fair value of derivative liability decreased by $1,708,132 or 1,085.7% during the year ended December 31, 2021. There was also an increase in other income of $906,500 during the year ended December 31, 2021, due to forgiveness of Paycheck Protection Program (PPP) loans. The Company recognized goodwill impairment of $2,824,976 from previously acquired entities that occurred during the year ended December 31, 2021.  Miscellaneous other income (expense) increased by $21,055 or 672.0% during the year ended December 31, 2021 as compared to the same period for 2020.

Effect of Global Supply Chain Disruptions

Global supply chain disruptions are prevalent in the renewable energy industry and are most acute in the residential and commercial PV markets. While domestic and international manufacturers in this space are starting to make strides in rectifying some of the major issues, several factors are having overall detrimental impacts to US renewable installers and developers. The three main factors contributing to adverse market conditions are equipment pricing, manufacturing delays and shortages and logistics. At times these factors overlap, but each factor has a unique impact on business operations and metrics.

Pricing for renewable energy equipment, after trending downward for the last decade, have seen substantial price increases in the past 12-months. Raw material such as copper, aluminum, steel, plastic resin, and tempered glass, all of which are integral to renewable energy equipment, remain at stubbornly high price points. Manufacturers have consistently passed these raw material increases downstream in 2022, equating to an estimated 13.5% higher aggregate equipment pricing in the 12 months ended October 20, 2022. A percentage of the equipment pricing increase has been passed downstream once again, this time to end users, but to maintain a competitive position some of the increase has been absorbed internally. We estimate the overall impact to gross profit has been roughly 5% during the 12 months ended December 31, 2021.

Manufacturing delays and product shortages have been particularly painful in 2022. The initial COVID-19 wave and the precipitous drop off in consumer demand led to a massive ramp down in global production for key components such as solar modules, inverter technology and PV racking equipment. While consumer demand has roared back to life, manufacturing capacity and production have not kept pace. Fulfillment lead times for key construction equipment have increased 40-60% in some instances. These effects are particularly present in semi-conductor intensive equipment. Increased lead times have a direct impact on customer sales through an increased cancelation rate and in doing so has a negative impact on our revenue stream. Increased customer cancelation has had an estimated 6% negative impact on our revenue stream.

Renewable energy equipment is heavily tied to the global logistics industry. Most major components, including solar modules and inverter technology, are made outside of the US and rely on an interplay of shipping, railway, and roadway transportation to arrive at its destination. When coupled with manufacturing delays and increased consumer demand, these logistics pathways have proven slow to rebound. Logistics costs had started to flatten out in the 2nd half of 2022, but with new uncertainty in the oil markets we expect that flattening curve to be short lived. There is a fine correlation between logistics costs and equipment pricing and a portion of the overall negative impact on gross profits can be attributed to logistics costs. Delays in transits from manufacturers as well as decreased availability with transportation providers are also adding to the issue of increased customer cancelation and the decrease in revenue stream.

With regards to mitigation strategies, we have substantially increased our equipment and demand forecasting with our vendor partners as well as established lines of communication with manufacturers to better identify trends in the market. By increasing our presence and communication frequency with our vendors and manufacturers, we are better able to identify forward-looking issues and adjust our strategy accordingly to mitigate future monetary impacts.

Liquidity and Capital Resources

Net Cash Used in Operating Activities

Net cash used in operating activities for the years ended December 31, 2021 and 2020 was $596,031 and $1,963,000, respectively, and $3,614,527 and $5,481,184 for the six months ended June 30, 2022 and 2021, respectively.

Net cash used in operating activities during the year ended December 31, 2021 was due to net income of $14,000,266, which was increased by stock-based compensation of $2,215,624, amortization of debt discount of $99,274, depreciation of $442,412, and goodwill impairment of $2,824,976, and offset by PPP loans forgiveness of $(906,500), change in fair market value of derivative liability of $(1,550,802) and net change in operating assets and liabilities of $(17,721,281). During the year ended December 31, 2020, net cash used in operating activities was comprised of net loss of $7,739,710 offset by stock-based compensation of $4,674,251, amortization of debt discount of $105,998, warrant expense of $125,000, change in fair market value of derivative liability of $157,330, depreciation of $318,153, and net change in operating assets and liabilities of $395,978.

The decrease in net cash used in operating activities from $1,963,000 in the year ended December 31, 2020, to $596,031 in the year ended December 31, 2021, was primarily due to (i) a decrease in stock-based compensation from $4,674,251 in 2020 to $2,215,62 in 2021, (ii) a decrease in the change in fair value of derivative liabilities of $1,708,132 as derivative liability decreased from $1,560,851 at December 31, 2020 to $10,049 at December 31, 2021, resulting in a gain of $1,550,802 in 2021, as compared to a loss of $157,330 during 2020, (iii) PPP loan forgiveness of $906,500 during 2021 as compared to $0 in 2020, and (iv) the change in accounts receivable and work in progress receivables increasing by $35,972,020 in 2021 as a result of the Company starting to recognize revenue in accordance with contractual performance obligation milestones and accruing receivables based on reaching specific milestones; partially offset by (i) goodwill impairment in 2021 of $2,824,976, due to a few subsidiaries not performing and termination of the Cornerstone Construction Team LLC acquisition agreement, as compared to $0 in goodwill impairment in 2020, (ii) the change in prepaid expenses and other assets increasing by $2,427,942 from 2020 to 2021 due to the Company prepaying D&O, worker’s compensation and general liability insurance, prepaying interest on debt and an interest receivable, and (iii) the change in accounts payable and accrued liabilities increasing by $4,548,589 during 2021 due to increasing operations as a result of operational acquisitions during 2021 and related expenses.

Net cash used in operating activities for the six months ended June 30, 2022 was due to net income of $24,558,739, which was increased by stock-based compensation of $4,278,839, loss on debt modification of $1,268,933, amortization of debt discount of $6,724, and depreciation of $207,794, offset by change in fair market value of derivative liability of $(10,049) and net change in operating assets and liabilities of $(33,925,507).  Comparatively, during the six months ended June 30, 2021, net cash used in operating activities was comprised of net loss of $5,657,419, which was offset by stock-based compensation of $788,500, amortization of debt discount of $118,300, and depreciation of $81,369, and decreased by change in fair market value of derivative liability of $(926,666), PPP loans forgiveness of $(997,300), and net change in operating assets and liabilities of $1,112,032.

The decrease in net cash used in operating activities from $5,481,184 in the six months ended June 30, 2021, to $3,614,527 in the six months ended June 30, 2022, was primarily due to (i) an increase in stock-based compensation from $788,500 in 2021 to $4,278,839 in 2022, (ii) a decrease in the fair value of derivative liabilities of $916,617 in the six months 2022 as compared to 2021, (iii) PPP loan forgiveness of $997,300 during the six months 2021 as compared to $0 in 2022, and (iv) accounts receivable and work in progress receivables increasing by $39,660,948 in 2022 as a result of the Company starting to recognize revenue in accordance with contractual performance obligation milestones and accruing receivables based on reaching specific milestones; partially offset by (i) loss on debt modification in 2022 of $1,268,933, due to converting convertible notes with accrued interest into a promissory note, as compared to $0 in loss on debt modification in 2021, (ii) the change in prepaid expenses and other assets increasing by $1,940,979 from 2021 to 2022 due to the Company prepaying D&O, worker’s compensation and general liability insurance, prepaying interest on debt and an interest receivable, and (iii) the change in accounts payable and accrued liabilities increasing by $3,048,648 during six months ended June 30, 2022 due to increasing operations as a result of operational acquisitions during 2021 and related expenses.

Net Cash Used in Investing Activities

Net cash used in investing activities for the years ended December 31, 2021 and 2020 was $18,528,897 and $995,000, respectively. This was the result of cash paid for acquisitions of subsidiaries of $13,450,000 and $995,000, advances on note receivable of $4,200,000 and $0, and the purchase of property and equipment of $878,897 and $0 during the years ended December 31, 2021 and 2020, respectively.

The increase in net cash used in investing activities from $995,000 in the year ended December 31, 2020, to $18,528,897 in the year ended December 31, 2021, was primarily due to (i) an increase of net cash paid for acquisitions of subsidiaries by $12,455,000 as the Company acquired 8 entities in 2021 compared to only 3 in 2020, (ii) a note receivable for $4,200,000 from Arbiter Capital LLC in 2021, as compared to $0 in 2020, and (iii) an increase in the purchase of equipment of $878,897 in 2021, as compared to $0 in 2020.

Net cash used in investing activities for the six months ended June 30, 2022 and 2021 was $858,453 and $9,438,260, respectively. This was the result of cash paid for acquisitions of subsidiaries of $600,000 and $8,700,000, and the purchase of property and equipment of $258,453 and $738,260 during the six months ended June 30, 2022 and 2021, respectively.

The decrease in net cash used in investing activities from $9,438,260 in the six months ended June 30, 2021, to $858,453 in the six months ended June 30, 2021, was primarily due to (i) a decrease in cash paid in acquisitions of subsidiaries by $8,100,000 as the Company did not do any acquisitions in 2022, and (ii) a decrease in purchase of property and equipment by $479,807 due to acquisition of fewer vehicles during 2022.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the years ended December 31, 2021 and 2020 was $19,539,370 and $3,295,032, respectively.  This was the result of proceeds from notes payable of $7,337,143 and $1,187,260, repayments on notes payable of $983,363 and $1,018,448, proceeds from debentures payable of $0 and $2,400,000, proceeds from convertible notes payable of $23,695,610 and $452,500, repayments on convertible notes payable of $566,500 and $196,000, repurchase of Series B Preferred Stock of $12,000,000 and $0, common stock issued for cash of $2,056,480 and $557,000, and repurchase and cancellation of common stock of $0 and $87,280 during the years ended December 31, 2021 and 2020, respectively.

The increase in net cash provided by financing activities from $3,295,032 in the year ended December 31, 2020, to $19,539,370 in the year ended December 31, 2021, was primarily due to (i) an increase in net proceeds from notes payable in 2021, compared to 2020, of $6,184,968 as the Company received $6,375,014 in PPP loans during 2021, (ii) a decrease in proceeds from debenture payable as the Company received $2,400,000 during 2020, compared as to $0 during 2021, (iii) an increase in net proceeds from convertible notes payable off $22,872,610 as the Company received $12,695,610 from Granite Global, $9,000,000 from RB Capital and $2,000,000 from Jefferson Street Capital in 2021, (iv) an increase in cash paid to repurchase preferred stock during 2021 (6,000,000 shares of preferred Class B stock for $12,000,000 during 2021) as compared to no cash paid to repurchase preferred stock during 2020, and (v) an increase in proceeds from the issuance of common stock net of repurchase for cash of $1,586,760 during 2021 as compared to 2020.

Net cash provided by financing activities for the six months ended June 30, 2022 and 2021 was $3,852,630 and $25,828,696, respectively. This was the result of proceeds from notes payable of $2,855,000 and $6,374,014, repayments on notes payable of $616,410 and $217,408, proceeds from convertible notes payable of $1,100,000 and $19,515,610, proceeds from exercise of warrants of $0 and $16,480, proceeds from the sale of common stock of $0 and $140,000, and proceeds from common stock payable of $514,040 and $0 during the six months ended June 30, 2022 and 2021, respectively.

The decrease in net cash used in financing activities from $25,828,696 during the six months ended June 30, 2021, to $3,852,630 during the six months ended June 30, 2022, was primarily due to (i) a decrease in net proceeds from notes payable in 2022 compared to 2021 by $3,918,016 as the Company received $2,855,000 in loans and repaid $616,410 during the six months ended June 30, 2022, and (ii) an increase in proceeds from selling common stock for $514,040 during 2022, as compared to $140,000 during 2021 and (iii) a decrease in net proceeds from convertible notes payable in 2022 compared to 2021 by $18,415,610.

As of June 30, 2022, the Company had $504,183 in cash to fund its operations. The Company does not believe its current cash balance will be sufficient to allow the Company to fund its planned operating activities for the next twelve months.  The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operations via debt and equity financing as discussed under ‘Going Concern’ below.

Off-Balance Sheet Arrangements

As of June 30, 2022, we do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  The Company had retained earnings of $23,806,969 at June 30, 2022, and an accumulated deficit of $(774,754) at December 31, 2021, with an accumulated deficit of $(14,835,507) at December 31, 2020.  The Company had a net income attributable to the Company of $24,581,723 for the six months ended June 30, 2022, net income attributable to the Company of $14,060,753 for the year ended December 31, 2021, and net loss attributable to the Company of $7,739,710 for the year ended December 31, 2020. The Company's ability to continue as a going concern is dependent upon its ability to repay or settle its current indebtedness, generate positive cash flow from an operating company, and/or raise capital through equity and debt financing or other means on desirable terms.  If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on favorable terms, management may be required to restructure the Company or cease operations.  The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Critical Accounting Policies

We have identified the policies in the attached financial statements as critical to our business operations and an understanding of our results of operations. The list is not intended to be a comprehensive list of all of our accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by accounting principles generally accepted in the United States, with no need for management's judgment in their application. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operation where such policies affect our reported and expected financial results. Note that our preparation of the consolidated financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of our consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates. For more information, see "Note 2 – Summary of Significant Accounting Policies" in the attached financial statements.

Additional Company Matters

The Company has not filed for bankruptcy protection nor has it ever been involved in receivership or similar proceedings.

We may from time to time be involved in various claims and legal proceedings of a nature we believe are normal and incidental to our business. These matters may include product liability, employment, personal injury caused by our employees, and other general claims.

Summary of current legal proceedings: Item 8

We are presently a party to legal proceedings that, in the opinion of our management, are likely to have a material adverse effect on our business. Regardless of outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

Item 3.Properties.

Our mailing address is 2831 St. Rose Pkwy Suite 200 Henderson, NV 89052. In conjunction with our operations, the Company, including its subsidiaries, has entered into several operating leases.  For more information regarding the terms of these leases, see "Note 13 – Leases" in the attached consolidated financial statements.

Item 4.Security Ownership of Certain Beneﬁcial Owners and Management.

(a) Security ownership of certain beneficial owners.

The following table sets forth, as of October 24, 2022, the number of shares of common stock and preferred stock owned of record and beneficially by our executive officers, directors and persons who hold 5% or more of the outstanding shares of common stock of the Company.

The amounts and percentages of our common stock beneficially owned are reported on the basis of SEC rules governing the determination of beneficial ownership of securities. Under the SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. Unless otherwise indicated, each of the shareholders named in the table below, or his or her family members, has sole voting and investment power with respect to such shares of our common stock. Except as otherwise indicated, the address of each of the shareholders listed below is: c/o Solar Integrated Roofing Corp., 2831 St. Rose Pkwy Suite 200 Henderson, NV 89052.

Applicable percentage ownership is based on 582,373,075 shares of Common Stock outstanding, 2,500,000 shares of Series A preferred stock outstanding, 2,001,000 shares of Series B Preferred Stock outstanding, 1 share of Series C Preferred Stock outstanding, and 40 shares of Series D Preferred Stock outstanding, all as of October 24, 2022. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of Common Stock as held by that person or entity that are currently exercisable or that will become exercisable within 60 days of October 24, 2022.

Name and Address of Beneficial Owner	Common Stock Owned Beneficially/Percent of Class	Series A Preferred Owned Beneficially /Percent of Class(1)	Series B Preferred Owned Beneficially /Percent of Class	Series C Preferred Owned Beneficially / /Percent of Class	Series D Preferred Owned Beneficially /Percent of Class
Named Executive Officers and Directors
David Massey, CEO/Director	37,000,0000/6%	2,500,000/100%	-	-	-
Troy Clymer, COO	3,600,024/<1%	-	-	-	-
Craig Scott Widdes, VP/Director	3,224,603/<1%	-	-	-	-
Wanda Witoslawski, CFO	3,000,000/<1%	-	-	-	-

All directors and officers as a group (4 persons)	46,824,627/9%	2,500,000/100%	-	-	-
5% or greater shareholders
Trent Crane (2)	5,500,000/1%	-	1,000,000/50%	-	-
Pablo Diaz,	12,000,000/2%	-	1,000,000/50%	-	-
Jason Newby	26,800,000/5%

(1)David Massey holds 2,500,000 shares of Series A Preferred Stock, which have voting rights equal to 25,000,000,000 shares of common stock and which therefore entitle him to voting control of the Company.

(2)Held in the name of T3 Investing LLC, which the Company believes is managed by Trent Crane. As a result, the Company believes that Mr. Crane has voting and dispositive power with respect to shares held in the name of T3 Investing LLC, and Mr. Crane may be deemed the beneficial owner of shares held in the T3 Investing LLC. The Company believes T3 Investing LLC’s address is 265 E St Suite F, Chula Vista, California, 91910.

Changes in Control

We are not aware of any arrangements that may result in “changes in control” as that term is defined by the provisions of Item 403(c) of Regulation S-K.

Item 5. Directors and Executive Officers.

The following table contains information with respect to our directors and executive officers. To the best of our knowledge, none of our directors or executive officers have an arrangement or understanding with any other person pursuant to which he or she was selected as a director or officer. There are no family relationships between any of our directors or executive officers. Directors serve one-year terms. Our executive officers are appointed by and serve at the pleasure of the Board of Directors.

Name	Current Age	Position
David Massey	58	Chief Executive Officer, Director
Wanda Witoslawski	58	Chief Financial Officer
C. Scott Widdes	64	Vice President, Director
Troy Clymer	45	COO

David Massey, age 58

Mr. Massey combines over 30 years of experience in the solar and roofing industry. At age 25, Mr. Massey established his first roofing company. Shortly thereafter, in the early 1990’s, he reconfigured his business model to include solar services. Mr. Massey focuses on ensuring customers enjoy a great value, the highest quality installation, and products that carry the best warranty in the business. He leads the Company’s plan for growth, which includes purchasing other solar and roofing companies to increase the Company’s national footprint and expanding into related industries. Mr. Massey does not currently possess any other board memberships, nor does he currently have any other affiliations. The Company believes that Mr. Massey’s experience as a founder of the Company and his extensive industry knowledge qualify Mr. Massey to serve as a director of the Company.

Wanda Witoslawski, age 57

Ms. Witoslawski has served in progressively responsible financial positions for private and public companies over the past twenty years.  Her experience includes Controller and CFO positions in mortgage, asset management, manufacturing and transportation industries where she managed accounting functions for a staff from 4 to 1,350 employees and up to $200,000,000 credit facility. Over the course of her career, Ms. Witoslawski has managed over 20 external financial audits, and she served as the CFO of United Rail, Inc. from 2011-2015, and CFO of Las Vegas Railway Express, Inc. from 2015-2019, and from 2019-2021, she served as an outsourced Financial Manager of Eide Bailly LLP. While serving as CFO, her responsibilities typically extended beyond accounting, budgeting and planning, finance relationships, acquisition analysis, and cash management to overseeing human resources, information technology, legal matters, and risk management. Ms. Witoslawski does not currently possess any other board memberships, nor does she currently have any other affiliations.

C. Scott Widdes, age 63

Mr. Widdes combines over 15 years of experience in the roofing industry. In January 2021, the Company hired Mr. Widdes as Vice President of the Company and as President over the division of Roofing Operations, overseeing roofing operations for the following subsidiaries: (i) Secure Roofing and Solar, Inc; (ii) McKay Roofing Company, Inc.; and (iii) Montrose Companies, Inc. Prior to his employment with the Company, Mr. Widdes worked as a Senior Territory Manager for CertainTeed (Vista, California), a leading manufacturer and supplier of roofing products, from 2005 through December 2020. Mr. Widdes does not currently possess any other board memberships, nor does he currently have any other affiliations. From January 2021-present, Mr. Widdes served as a director of the Company and President of its roofing division. As a director he was involved in all strategic decisions of the Company, including all acquisitions during 2021. As President of the roofing division, he was responsible for merging of operations of Secure Roof and Solar, McKay Roofing, Montross Companies and Renovation Roofing, Inc. From March 2020-January 2021, Mr. Widdes was part of business development and sales for ProAm Construction in Los Angeles, California. He developed and implemented an Annual Maintenance Program for commercial properties, collaborating with roofing contractors throughout Southern California. From December 2005-March 2020, Mr. Widdes worked in Certainteed/Saint Gobain as a territory manager in the commercial roofing division, managing the Southern California and Las Vegas, Nevada areas. His duties included sales and service to both the national and independent distributors in the territory. He negotiated volume purchases, stocking strategies and was involved in training, and support. The Company believes that Mr. Widdes’s extensive experience in the construction and roofing industries qualify Mr. Widdes to serve as a director of the Company.

Troy Clymer, age 45

Mr. Clymer is an operator who is the COO of SIRC and is a founder and CEO of Balance LLC (acquired by SIRC in April 2021). Since 2013, Balance has been the nation’s leading Business Process Outsourcing firm for contractors. Balance serves as SIRC’s Shared Services Center. Balance provides revenue, back-office accounting, and services such as estimating, supplementing, customer service support in roofing, solar, finance, asset mgmt., training and other 3rd party admin. Mr. Clymer is President and Board member for the industry leading 501C6 non-profit, The Catalyst Group, and is a Board Advisor to the American Policy Holders Association. Prior to founding Balance, Mr. Clymer served in a variety of Director and VP level leadership roles in Operations and Sales at public and private companies such as Monster.com, NEXXT (formerly Beyond.com) and Ricoh International. From June 2021-present, Mr. Clymer has served as the COO of the Company, from April 2021-present, he served as the CEO of Balance LLC, and from August 2013-April 2021, he served as the COO and CFO of Balance LLC.

Family Relationships.

There are no family relationships between any of our directors or executive officers.

Involvement in Certain Legal Proceedings.

Other than as disclosed below, there have been no events under any bankruptcy act, any criminal proceedings and any judgments, injunctions, orders or decrees material to the evaluation of the ability and integrity of any director, executive officer, promoter or control person of the Company during the past five years.

Item 6.Executive Compensation.

Summary Compensation Table

The following summary compensation table sets forth all compensation awarded to, earned by, or paid to the named executive officers paid by us during the current fiscal year and the fiscal years ended December 31, 2021 and 2020.

EXECUTIVE OFFICER COMPENSATION TABLE (FISCAL YEAR)

Name/Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	All Other Comp. (4)	Total
David Massey, CEO	2021	$300,000	$80,451		$18,750**	$399,201
	2020	$140,000		$2,075,000*		$1,765,000

Troy Clymer, COO	2021	$162,781				$162,781
	2020	-				-

Wanda Witoslawski, CFO	2021	$20,000		$1,243,500**		$1,263,500
	2020	-				-

(1)The dollar value of salary (cash and non-cash) earned

(2)The dollar value of salary (cash and non-cash) earned

(3)The value of the shares of common and preferred shares class B issued as compensation for services computed in accordance with ASC 718 on the date of the grant:

*  Issued 6,500,000 shares of preferred stock Class B at the average price of $0.32 per share as compensation.

** Issued 3,000,000 shares of common stock at the price of $0.4145 per share as compensation per employment agreement.

(4)All other compensation received that could not be properly reported in any other column of the table:

***Car allowance at $1,000 per month started April 2021 as stated in employment agreement and club membership fees at $13,000 a year.

Outstanding Equity Awards at the End of the Fiscal Year

We do not have any equity compensation plans and therefore no equity awards are outstanding as of December 31, 2021 or June 30, 2022.

Bonuses and Deferred Compensation

We do not have any deferred compensation or retirement plan. All bonuses are incorporated in employment agreements. All decisions regarding compensation are determined by our Board of Directors.

Options and Stock Appreciation Rights

As of December 31, 2021 and June 30, 2022, no options have been issued.

Payment of Post-Termination Compensation

We do not have change-in-control agreements with our director or executive officer.

Employment Agreements

We entered into an employment agreement with David Massey (CEO) with an effective date of April 7, 2021. The agreement is for three years, and will automatically renew for additional three-year periods, unless either party gives notice more than sixty days prior to the initial term date of the agreement or each renewal period. The agreement provides that Mr. Massey’s base salary will be $300,000 per year. Mr. Massey is also eligible to participate in all bonus plans of Company and is eligible to receive Company provided benefits. Effective August 1, 2022, Mr. Massey’s annual compensation is $350,000 and 350,000 shares of common stock.

We entered into an employment agreement with Troy Clymer (COO) with an effective date of June 1, 2021. The agreement is for five years, and will automatically renew for an additional one-year periods, unless either party gives notice more than sixty days prior to the initial term date of the agreement or each renewal period. The agreement provides that Mr. Clymer’s base salary will be $200,000 per year plus 3,000,000 shares of common stock which is to be issued over the term of the agreements at the increments of 600,000 per year starting June 1, 2022. Mr. Clymer is also eligible to participate in all bonus plans of Company and is eligible to receive Company provided benefits.

We entered into an employment agreement with Wanda Witoslawski (CFO) with an effective date of November 30, 2021. The agreement is for five years, and may be renewed upon the mutual agreement of the parties. The agreement provides that Ms. Witoslawski’s base salary will be $20,000 per month plus a single issuance of 3,000,000 shares of common stock. Ms. Witoslawski is also eligible to participate in all bonus plans of Company and is eligible to receive Company provided benefits. Effective August 1, 2022, Ms. Witoslawski’s annual compensation is $280,000 and 280,000 shares of common stock.

Director Agreements

The Company does not currently have any agreements nor compensation with members of the Board of Directors as of the date of this filing.

Board of Directors

Our directors hold office until the next annual meeting of shareholders and until their successors have been duly elected and qualified. Our officers are elected by and serve at the discretion of the Board of Directors.

Item 7.Certain Relationships and Related Transactions, and Director Independence.

The listed below transactions involve related parties as follows:

David Massey – CEO and chairman of the board

Brian Milholland – former president and beneficial shareholder

Troy Clymer – COO and CEO of Balance Authority (acquisition)

Jason Newby – CEO of Future Home Power (acquisition)

Pablo Diaz – former president and CEO of USA Solar Networks LLC (subsidiary)

C Scott Widdes – director

During the six months ended June 30, 2022 and 2021, the Company repaid $819,352 and $0, respectively, of amounts owed to related parties and increased the amount due by $680,500 and $98,627, respectively, for net decrease in Due to related parties of $138,852 and increase of $98,627, respectively. Amounts owed consist of funds owed for acquisitions and cash advances used in operations.

As of June 30, 2022, amounts owed to related parties totaled $11,371,561. As of June 30, 2022 the amounts owed to related parties consisted of $7,000,000 owed to prior management, $819,769 for the Balance Authority acquisition, $2,860,000 for acquisitions of Future Home Power and USA Solar Networks LLC and $691,792 to management for cash advances. The amounts due are non-interest bearing and are payable upon demand.

During the six months ended June 30, 2022 and 2021, the Company issued 2,404,603 and 1,500,000 shares of common stock to directors and officers for compensation valued at $879,352 and $840,000, respectively and 20,000,000 and 0 shares to officer for acquisitions valued at $6,302,000 and $0, respectively.

During the years ended December 31, 2021 and 2020, the Company repaid $4,413,035 and $0, respectively, of amounts owed to related parties and increased the amount due by $15,438,278 and $485,170, respectively, for net increases in due to related parties of $11,025,243 and $485,170, respectively.  Amounts owed consist of funds owed for acquisitions and cash advances used in operations.

As of December 31, 2021 and 2020, amounts owed to related parties totaled $11,510,413 and $485,170, respectively.  Of the December 31, 2021 balance, $7,000,000 is owed to prior management and accrues a 5% late fee, which totaled $125,000 and is included in accrued interest.  The rest of the amounts due are non-interest bearing and are payable on demand.

During the year ended December 31, 2021, the Company issued 5,205,000 shares of common stock to directors and officers for compensation valued at $1,570,524, and 95,200,000 shares to directors and officers for acquisitions valued at $63,584,650. The Company repurchased 6,000,000 preferred Class B shares from officers for $12,000,000.  During the year ended December 31, 2020, the Company issued 2,750,000 shares to officers as compensation valued $1,596,223.

The Company also has operating leases with related parties as disclosed under "Note 14 – Leases" in the attached financial statements.

Item 8.Legal Proceedings.

Other than as described below, there is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the executive officers of our Company or any of our subsidiaries, threatened against or affecting our Company, our common stock, any of our subsidiaries or of our Company’s or our Company’s subsidiaries’ officers or directors in their capacities as such, in which an adverse decision could have a material adverse effect.

Below is the summary of current legal proceedings:

1.SinglePoint Direct Solar, LLC v. Pablo Diaz Curiel, et al. – This pending lawsuit for money damages in the United States District Court for the District of Arizona (Case No. 2:21-cv-01076-JAT) was filed on or about June 8, 2021. The principal parties are SinglePoint Inc. (“SING”), SinglePoint Direct (“SDS”), Greg Lambrecht, Corey Lambrecht, William Ralston, SIRC, Pablo Diaz (“Diaz”), and USA Solar Networks, LLC (“USN”). This case concerns the business relationship between SING and Diaz regarding SDS, which was formed after Diaz entered into an Asset Purchase Agreement with SING in February 2019. The litigation first started with Diaz’s lawsuit against SING and SDS (Case No. 2:21-cv-00989-MSB), which was eventually consolidated with this case (Case No. 2:21-cv-01076-JAT). SING’s specific claims against SIRC and USA Solar arise out of SDS’s alleged confidential and proprietary information, trade secrets, and other assets for use in their business operations, and SIRC’s alleged false designation of origin and misappropriation of trade secrets. In or around August 2021, SING sought an injunction against SIRC, Diaz, USN and others; which the court denied finding in part that SING’s claims were unlikely to succeed on the merits. SIRC and USA Solar are vigorously contesting the claims, and the lawsuit is in the discovery phase.

2.SIRC v. ContractorCoachPro, LLC, et al. – This is an arbitration proceeding that was initiated by SIRC with the American Arbitration Association in late 2021. SIRC has brought the action for money damages against ContractorCoachPro and American Contractor, LLC for, among other things, their breach of a joint venture agreement and misappropriation of trade secrets. On May 6, 2022, SIRC filed a petition in the United States District Court of Nevada to compel arbitration under the principal parties’ agreement.

3.Heather Griffin, et al. v. SIRC, et al. – This was a lawsuit filed in the Superior Court of California, County of Orange in December 2021, by Heather Griffin (“Griffin”) and Josiah Carroll (“Carroll”) against SIRC, David Massey, and Narrate, LLC (“Narrate”). Claims were initially dismissed for improper venue and transferred to the Superior Court of California, County of San Diego (Case Nos. 30-z0a I-0 Iz34T0s-cU-BC-ClC and 37 -2022-000 1 7 1 7 7 -C U -BC-CTL).  The current claims for money damages arise from Griffin’s and Carroll’s sale of Narrate to SIRC, their subsequent employment agreements, and requested relief for damages for SIRC’s alleged breach.  SIRC is contesting the claims, and the matter is in the early pleading stage.

4.David Savarese v. SIRC, et al. - This was a lawsuit in the Superior Court of California, County of San Diego Northern Division, between former SIRC officer, David Savarese, and former SIRC CFO, James DiPrima. Savarese amended his complaint to include claims against SIRC for, among other things, breach of contract, and seeking money damages. The parties reached settlement terms on May 18, 2022, and on August 5, 2022, James DiPrima was issued 361,936 shares of common stock as settlement consideration.

5.Milholland Family Trust LP v. Solar Integrated Roofing Corp. – This lawsuit was initiated in the Eighth Judicial District Court of Nevada on May 5, 2022. The principal parties are SIRC and Milholland Family Trust, LP (“MFT”). This lawsuit pertains to an alleged breach of contract between SIRC and MFT for approximately $8 million. SIRC contested the claims, and in or around September 2, 2022, a settlement was reached between the parties, which requires SIRC to make a settlement payment of $7,025,000 to MFT.

6.SIRC v. Hunter Ballew, et al.  –  This was a lawsuit pending in the Southern US District of California. SIRC brought this lawsuit in January 2022 against Hunter Ballew and his related entities (Upward Holdings Group, LLC (“Upward”), and RoofCon, LLC) for, among other things, fraud and misappropriation of trade secrets, and seeking money damages. Effective May 31, 2022, the parties entered into a settlement agreement pursuant to which (i) the parties released the other parties from various claims, (ii) SIRC transferred back to Mr. Ballew Cornerstone Construction Team, LLC (“Cornerstone”) effective May 31, 2022, (iii) Mr. Ballew and Upward agreed to return to SIRC 45,000,000 shares of common stock, (iv) SIRC agreed that Mr. Ballew would retain $3,000,000 pursuant to the original stock purchase agreement under which SIRC had previously acquired CCT, (v) SIRC agreed to issue 8,000,000 shares of common stock to Mr. Ballew and CCT employees, and (vi) Mr. Ballew agreed to pay SIRC approximately $33,000 for various legal expenses. Mr. Ballew’s and Upward’s return of 45,000,000 shares of common stock to SIRC, and SIRC’s issuance of 8,000,000 shares of common stock to Mr. Ballew and CCT employees was completed on or about August 29, 2022.

Item 9.Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

Market Information.

Our common stock is qualified for quotation on the OTC Markets-OTC Pink under the symbol “SIRC” and has been quoted on the OTC Pink since December 2015. Previously, our common stock was quoted on the OTC Markets-OTC Pink, under the symbol “LSDC.” The following table sets forth the range of the high and low bid prices per share of our common stock for each quarter of our fiscal year as reported in the over-the-counter markets. These quotations represent interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions. There currently is a minimal liquid trading market for our common stock. There can be no assurance that a significant active trading market in our common stock will develop, or if such a market develops, that it will be sustained.

	2022
	High	Low
First Quarter (through March 31)	$0.621	$0.29
Second Quarter (through June 30)	$0.42	$0.115
	2021
	High	Low
First Quarter (through March 31)	$3.00	$0.15
Second Quarter (through June 30)	1.03	0.43
Third Quarter (through September 30)	0.65	0.2687
Fourth Quarter (through December 31)	0.6299	0.301

	2020
	High	Low
First Quarter (through March 31)	$0.033	$0.011
Second Quarter (through June 30)	0.058	0.0154
Third Quarter (through September 30)	0.08	0.0581
Fourth Quarter (through December 31)	0.29	0.266

The ability of individual stockholders to trade their shares in a particular state may be subject to various rules and regulations of that state. A number of states require that an issuer’s securities be registered in their state or appropriately exempted from registration before the securities are permitted to trade in that state. Presently, we have no plans to register our securities in any particular state. Further, our shares may be subject to the provisions of Section 15(g) and Rule 15g-9 of the Exchange Act, commonly referred to as the “penny stock” rule. Section 15(g) sets forth certain requirements for transactions in penny stocks and Rule 15g-9(d)(1) incorporates the definition of penny stock as that used in Rule 3a51-1 of the Exchange Act.

The SEC generally defines penny stock to be any equity security that has a market price less than $5.00 per share, subject to certain exceptions. Rule 3a51-1 provides that any equity security is considered to be a penny stock unless that security is: registered and traded on a national securities exchange meeting specified criteria set by the SEC; authorized for quotation on The NASDAQ Stock Market; issued by a registered investment company; excluded from the definition on the basis of price (at least $5.00 per share) or the issuer’s net tangible assets; or exempted from the definition by the SEC. Broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally persons with assets in excess of $1,000,000 or annual income exceeding $200,000 by an individual, or $300,000 together with his or her spouse), are subject to additional sales practice requirements.

For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the first transaction, of a risk disclosure document relating to the penny stock market. A broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, and current quotations for the securities. Finally, monthly statements must be sent to clients disclosing recent price information for the penny stocks held in the account and information on the limited market in penny stocks. Consequently, these rules may restrict the ability of broker-dealers to trade and/or maintain a market in our common stock and may affect the ability of stockholders to sell their shares.

We have not previously filed a registration statement under the Securities Act. Shares sold pursuant to exemptions from registration are deemed to be “restricted” securities as defined by the Securities Act. As of October 24, 2022, out of a total of 650,000,000 shares authorized, 164,408,791 shares are issued as restricted securities and can only be sold or otherwise transferred pursuant to a registration statement under the Securities Act or pursuant to an available exemption from registration. Of such restricted shares, 90,459,627 (55%) shares are held by affiliates (directors, officers and 10% holders), with the balance of 73,949,164 (45%) shares being held by non-affiliates.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares of a reporting company for at least six months, including any person who may be deemed to be an “affiliate” of the company (as the term “affiliate” is defined under the Securities Act), is entitled to sell, within any three-month period, an amount of shares that does not exceed the greater of (i) the average weekly trading volume in the company’s common stock, as reported through the automated quotation system of a registered securities association, during the four calendar weeks preceding such sale or (ii) 1% of the shares then outstanding. In order for a stockholder to rely on Rule 144, adequate current public information with respect to the company must be available. A person who is not deemed to be an affiliate of the company and has not been an affiliate for the most recent three months, and who has held restricted shares for at least one year is entitled to sell such shares without regard to the various resale limitations under Rule 144. Under Rule 144, the requirements of paragraphs (c), (e), (f), and (h) of such Rule do not apply to restricted securities sold for the account of a person who is not an affiliate of an issuer at the time of the sale and has not been an affiliate during the preceding three months, provided the securities have been beneficially owned by the seller for a period of at least one year prior to their sale. For purposes of this registration statement, a controlling stockholder is considered to be a person who owns 10% or more of the company’s total outstanding shares, or is otherwise an affiliate of the Company. No individual person owning shares that are considered to be not restricted owns more than 10% of the Company’s total outstanding shares.

Holders

As of October 24, 2022, we had 239 shareholders of common stock per transfer agent’s shareholder list.

Dividends

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying any dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the growth of the Registrant’s business.

Equity Compensation Plan Information

The Company has not yet adopted an equity compensation plan as of December 31, 2021 and June 30, 2022, or subsequently through the filing of this registration statement.

Item 10.Recent Sales of Unregistered Securities.

Except where noted, all of the securities discussed below were issued in reliance on the exemption under Section 4(a)(2) of the Securities Act. All issuances are for common stock unless stated otherwise.

February 14, 2020 – 3,500,000 shares were issued to World Market Ventures LLC at $0.0343 per share in exchange for cash of $120,000.

February 26, 2020 – 8,000,000 total shares of Series B Preferred were issued to David Massey (5,000,000 shares) and Brian Milholland (3,000,000 shares) at $0.25 as share-based compensation valued at $2,000,000.

March 5, 2020 – 3,500,000 shares of Series B Preferred were issued to Brain Milholland at $0.24 per share as partial consideration for an acquisition valued at $840,000.

June 17, 2020 – 1,500,000 shares of Series B Preferred were issued at $0.55 as share-based compensation to David Massey valued at $825,000.

June 29, 2020 – 1,000,000 shares were issued to a vendor at $0.026 per share as payment for $26,000 in consulting services.

July 23, 2020 – 11,589,958 shares were issued at $0.01 per share to Oscaleta Partners and Livington Asset Management in full satisfaction of outstanding convertible notes totaling $115,900.

July 24, 2020 – 1,000,000 shares were issued at $0.0195 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $19,500.

July 30, 2020 – 1,000,000 shares were issued at $0.0155 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $15,500.

August 6, 2020 – 1,000,000 shares were issued at $0.0185 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $18,500.

August 12, 2020 – 1,246,536 shares were issued at $0.018 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $22,438.

August 12, 2020 – 500,000 shares were issued to Dan Smiley at $0.025 per share in exchange for cash of $12,500.

August 31, 2020 – 500,000 shares were issued to James Cash at $0.025 per share in exchange for cash of $12,500.

September 10, 2020 – 7,583,980 shares were issued at $0.01155 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $87,595.

September 17, 2020 – 3,646,229 shares were issued at $0.0175 per share to Mammoth Corporation in partial satisfaction of an outstanding convertible note totaling $63,809.

October 27, 2020 – 1,000,000 shares were issued to Kingdom Building, Inc. at $0.061 per share for $61,000 in consulting  services.

October 27, 2020 – 2,502,476 shares were issued to Jefferson Street Capital LLC pursuant to a cashless exercise of warrants.

October 30, 2020 – 2,592,000 shares were issued at $0.0117 per share to Rock Bay Partners in partial satisfaction of an outstanding convertible note totaling $30,326.

November 13, 2020 – 6,181,800 shares were issued at $0.011 per share to Rock Bay Partners in partial satisfaction of an outstanding convertible note totaling $68,000.

December 2, 2020 – 2,538,900 shares were issued at $0.0122 per share to Rock Bay Partners in partial satisfaction of an outstanding convertible note totaling $30,975.

December 3, 2020 – 7,000,000 shares were issued to Rafael Murdakhaiev at $0.015 per share in exchange for cash of $105,000.

December 4, 2020 – 1,387,780 shares were issued at $0.02 per share to Rock Bay Partners in partial satisfaction of an outstanding convertible note totaling $27,756.

December 8, 2020 – 10,233,334 shares were issued to ToolBox Os, Inc. at $0.03 per share in exchange for cash of $307,000.

December 14, 2020 – 2,755,316 shares were issued at $0.01543 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $42,515.

December 23, 2020 – 3,753,469 shares were issued at $0.02205 per share to Mammoth Corporation in partial satisfaction of an outstanding convertible note totaling $82,764.

December 30, 2020 – 9,138,122 shares were issued at $0.0033 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $30,156.

December 31, 2020 – 2,750,000 shares were issued at $0.275 per share as $756,250 in compensation to employees.

January 6, 2021 – 1,000,000 shares were issued at $0.15 per share to Robert Rinaldi in partial satisfaction of an outstanding convertible note totaling $150,000.

January 21, 2021 – 5,650,000 shares were issued at $0.0135 per share to Large Investment Group, Inc. in partial satisfaction of an outstanding convertible note totaling $76,275.

January 29, 2021 – 10,113,247 shares were issued at $0.0066 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $66,747.

February 3, 2021 – 1,500,000 shares were issued as compensation to C Scott Widdes at $0.56 per share totaling $840,000.

February 3, 2021 – 250,000 shares were issued to Jeffrey Turner at $0.56 per share for legal services valued at $140,000.

February 3, 2021 – 13,800,000 shares were issued to RB Capital Partners, Inc. at $0.001 in full satisfaction of outstanding convertible promissory notes totaling $13,800.

February 8, 2021 – 500,000 shares were issued to Daniel Smiley at $0.03 per share in exchange for cash of $15,000.

February 10, 2021 – 306,148 shares were issued to Oscaleta Partners pursuant to a cashless exercise of warrants.

February 10, 2021 – 2,160,000 shares were issued to Rock Bay Partners at $0.0824 per share in partial satisfaction of an outstanding convertible note totaling $177,984.

February 10, 2021 – 1,000,000 shares were issued to Daniel Smiley at $0.10 per share in exchange for cash of $100,000.

February 24, 2021 – 5,140,000 shares were issued at $0.006615 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $34,000.

March 2, 2021 – 627,778 shares were issued to Large Investment Group, Inc. at $0.0135 per share in partial satisfaction of an outstanding convertible note totaling $8,475.

March 5, 2021 – 350,000 shares were issued as share compensation to employees at $0.81 per share for a total value of $283,500.

March 5, 2021 – 250,000 shares were issued to Lucosky Brookman LLP for legal services at $0.22 per share for a total value of $55,000.

March 5, 2021 – 45,000,000 shares were issued to K. Hunter Ballew as partial consideration for the acquisition of Cornerstone Construction Team LLC at the price of $0.81 per share for a value of $36,450,000.

March 5, 2021 – 1,500,000 shares were issued to Daniel Smiley and Multiple Club LLC at $0.0833 per share in exchange for cash of $125,000.

March 19, 2021 – 9,902,000 shares were issued at $0.008 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $79,216.

March 31, 2021 – 1,000,000 shares were issued at $0.0108 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $10,800.

April 29, 2021 – 409,000 shares were issued to Large Investment Group, Inc. for consulting services at the price of $0.55 per share for a total value of $224,950.

May 14, 2021 – 409,090 shares were issued to Thomas J. Beener for consulting services at the price of $0.55 for a total value of $225,000.

June 2, 2021 – 12,500,000 shares were issued at $0.0225 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $281,250.

June 2, 2021 – 5,000,000 shares were issued at $0.0225 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $112,500.

June 2, 2021 – 4,367,355 shares were issued at $0.0225 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $98,265.

June 2, 2021 – 8,988,846 shares were issued at $0.0225 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $202,250.

June 14, 2021 – 16,479,546 shares were issued to Jefferson Street Capital LLC pursuant to a cashless exercise of warrants.

July 1, 2021 – 37,500,000 shares were issued as partial consideration for the acquisition of new subsidiaries (10,000,000 shares to Balance Authority employees at the price of $0.695 per share for a value of $6,950,000, 22,000,000 shares to Jason Newby for Future Home Power acquisition at the price of $0.5045 for a value of $11,099,000 and 5,500,000 shares to T3 Investing LLC for acquisition of Enerev at the price of $0.487 for a value of 2,678,500).

July 1, 2021 – 1,000,000 shares of preferred stock Class B was issued to T3 Investing LLC for acquisition of Enerev at the price of $4.87 for a value of $4,870,000.

July 6, 2021 – 250,000 shares were issued to Jeffrey Turner for legal services at the price of $0.5606 for a value of $140,150.

July 14, 2021 – 1 share of preferred stock Class C issued to T3 Investing LLC for acquisition of Enerev at the par value of $0.00001 per share and 40 shares of preferred stock Class D were issued to Jason Newby for acquisition of Future Home Power at the par value of $0.00001 per share.

August 11, 2021 – 324,460 shares were issued at $0.592 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $192,080.

September 3, 2021 – 10,059,322 shares were issued at $0.01575 per share to Granite Global Value Investments LTD in partial satisfaction of outstanding convertible notes totaling $158,434.

September 14, 2021 – 200,000 shares were repurchased from Rafael Murdakhaiev at $0.50 per share in exchange for cash of $100,000.

October 11, 2021 – 2,604,167 shares were issued to Granite Global Value Investments LTD pursuant to a cashless exercise of warrants.

October 13, 2021 – 19,962,623 shares were issued to Jefferson Street Capital LLC pursuant to a cashless exercise of warrants.

October 20, 2021 – 1,680,000 shares were issued at $0.048 per share to Granite Global Value Investments LTD in partial satisfaction of an outstanding convertible note totaling $80,640.

October 23, 2021 – 5,813,953 shares were issued to Granite Global Value Investments LTD at $0.344 per share in exchange for cash of $2,000,000.

November 5, 2021 – 12,700,000 shares were issued as partial consideration for the acquisition of new subsidiaries (500,000 shares to Ray Mosley for acquisition of renovation Roofing, Inc. at the price of $0.5045 for a value of $252,250, 12,000,000 shares to Pablo Diaz for acquisition of USA Solar Network LLC for a price of $0.5045 per share for a value of $6,054,000 and 200,000 shares to Elijah Chaffino for acquisition of SunUp Solar at the price of $0.5045 for a value of $100,900).

November 24, 2021 – 3,492,397 shares were issued pursuant to a cashless exercise of warrants to Jefferson Street Capital LLC.

December 1, 2021 – 3,105,000 shares were issued as share compensation to employees per employment agreements at the price of $0.4145 per share for a total value of $1,287,023.

January 26, 2022 – 150,000 shares were issued to Mammoth Corporation for services at the price of $0.494 for a value of $74,025.

February 25, 2022 – 27,075,035 shares were issued at $0.001 per share to Granite Global Value Investments LTD in partial satisfaction of outstanding convertible notes totaling $27,075.

February 28, 2022 – 500,000 shares were issued to International Monetary for consulting services at the price of $ 0.3558 for a value of $177,900.

April 25, 2022 – 2,804,603 shares were issued as share compensation to employees and directors at the price of $0.375 for a total value of $1,051,277.

April 25, 2022 – 500,000 shares were issued f to International Monetary for consulting services at the price of $0 0.3473 for a value of $173,650.

April 27, 2022 – 7,559,285 shares were issued to RB Capital Partners, Inc. at $0.14 in partial satisfaction of outstanding convertible notes totaling $1,058,300, and 9,000,000 shares were issued to Future Home Power employees for acquisition at $0.3151 per share valued $2,835,900.

May 27, 2022 – 20,000,000 shares were issued to Jason Newby at $0.3151 as an additional consideration for the acquisition of an existing subsidiary valued $6,302,000.

June 22, 2022 – 1,300,000 shares were issued as share compensation to employees (1,000,000 shares at the price of $0.7495 per share for a value of $749,500 and 300,000 shares at the price of $0.23 per share for a value of $69,000).

June 22, 2022 – 1,000,000 shares were issued to RB Capital Partners, Inc. for services at the price of $0.1631 per share for a value of $163,100.

June 23, 2022 – 6,339,242 shares were issued to Future Home Power employees at $0.33 as an additional consideration for the acquisition of an existing subsidiary valued $2,091,950.

August 2, 202 – 200,000 shares issued to Mammoth Corporation at the price of $0.4935 per share as a consideration for no interest on convertible debt valued $98,700.

August 2, 2022 – 600,000 shares of common stock issued to Marlena LeBrun at $0.1342 for cash of $80,500.

August 2, 2022 – 2,715,000 shares of common stock issued to Kiersten Massey at $0.1893 for cash of $514,040.

August 2, 2022 – 150,000 shares of common stock issued to Stephanie Hooper at the price of $0.2351 per share as a consideration for no interest on promissory note valued $35,265.

August 5, 2022 – 361,936 shares of common stock issued to James DiPrima at $0.1999 per share as consideration for legal settlement valued $72,387.

August 8, 2022 -1,200,000 shares of common stock issued to employees at $0.21 per share for compensation valued at $252,000.

August 18, 2022 – 25,074,285 shares of common stock issued to RB Capital Partners, Inc. at $0.07 per share as consideration for convertible notes valued $1,755,200.

August 23, 2022 – 14,990,000 shares of common stock issued to SIRC Family LLC for conversion of 1,499,999 shares of preferred stock Class B.

August 29, 2022 – 45,000,000 shares of common stock were returned and cancelled as part of rescission of an acquisition agreement with Cornerstone Construction Team LLC at $0.81 per share valued at $36,450,000.

August 29, 2022 – 8,000,000 shares of common stock issued to Cornerstone Construction Team employees at $0.2185 per share as part of cancellation of acquisition agreement valued $1,748,000.

September 1, 2022 – 200,000 shares of common stock issued to directors at $0.31 per share as compensation valued $62,000.

September 7, 2022 – 3,400,000 shares of common stock issued to Future Home Power employees at $0.23 as an additional consideration for the acquisition of an existing subsidiary valued $782,000.

September 14, 2022 – 1,200,000 shares of common stock issued to AJB Capital Investments LLC in conjunction with a promissory note at $0.295 per share valued at $354,000.

October 5, 2022 – 37,000,000 shares of common stock issued to David Massey for conversion of 3,700,000 shares of Class B preferred stock.

October 18,2022 – 1,925,134 shares of common stock issued to SRAX, Inc. at the price of $0.187 for a total of $360,000 for services.

October 18, 2022 – 630,000 shares of common stock to employees as compensation for a price of $0.287 per share valued $180,810.

Item 11.Description of Registrant’s Securities to be Registered.

The following is a summary of the rights of our Common Stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation, bylaws and the Certificates of Designation (as defined below) of our preferred stock, copies of which are filed as exhibits to the registration statement, and to the applicable provisions of Nevada law. The Company is authorized by its Certificate of Incorporation to issue an aggregate of 650,000,000 shares of common stock, $0.00001 par value per share (the “Common Stock”), and 25,000,041 shares of preferred. As of October 24, 2022, 582,373,075 shares of Common Stock were issued and outstanding.

Common Stock

Dividend Rights

Subject to preferences that may apply to any shares of preferred stock outstanding at the time, the holders of our Common Stock may, receive dividends out of funds legally available if our Board, in its discretion, determines to issue dividends and then only at the times and in the amounts that our Board may determine. We have not paid any dividends on our Common Stock and do not contemplate doing so in the foreseeable future.

Voting Rights

Each stockholder is entitled to one vote for each share of common stock held by such shareholder.

Right to Receive Liquidation Distribution

Holders of common stock are entitled to dividends when, and if, declared by the Board of Directors out of funds legally available therefore; and then, only after all preferential dividends have been paid on any outstanding Preferred Stock. The Company has not had any earnings and it does not presently contemplate the payment of any cash dividends in the foreseeable future.

Preferred Stock in General

The preferred stock of the Company may be issued from time to time by the Board of Directors in one or more series. The description of shares of each series of preferred stock will be set forth in resolutions adopted by the Board of Directors and a Certificate of Designation to be filed as required by Nevada law prior to issuance of any shares of the series. The Certificate of Designation will set the number of shares to be included in each series of preferred stock and set the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distribution, qualifications, or terms and conditions of redemption relating to the shares of each series. However, the Board of Directors is not authorized to change the right of the common stock to vote one vote per share on all matters submitted for shareholder action. The authority of the Board of Directors with respect to each series of preferred stock includes, but is not limited to, setting or changing the following:

•The designation of the series and the number of shares constituting the series, provided that the aggregate number of shares constituting all series of preferred stock may not exceed 50,000,000 without amending the corporate by-laws;

•The annual distribution rate on shares of the series, whether distributions will be cumulative and, if so, from which date or dates;

•Whether the shares of the series will be redeemable and, if so, the terms and conditions of redemption, including the date or dates upon and after which the shares will be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

•The obligation, if any, of the Company to redeem or repurchase shares of the series pursuant to a sinking fund;

•Whether shares of the series will be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

•Whether the shares of the series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of the voting rights;

The Company is authorized to issue up to 5,000,000 shares of Class A preferred stock, Par value $0.00001, 20,000,000 shares of Class B preferred stock, par value $0.00001, 1 share of Class C preferred stock, par value $0.00001, and 40 shares of Class D preferred stock, par value $0.00001. As of December 31, 2021 and 2020, there are 2,500,000 and 5,000,000 shares of Class A preferred stock issued and outstanding, respectively. As of December 31, 2021 and 2020, there are 8,000,000 and 13,000,000 shares of Class B preferred stock issued and outstanding, respectively. As of December 31, 2021 and 2020, there are 1 and 0 share of Class C, and 40 and 0 shares of Class D preferred stock issued and outstanding, respectively. The rights and preferences of each class of preferred stock are described below.

Class A Preferred Stock:

•Each share of Class A Preferred Stock has voting rights equal to 10,000 shares of common stock.

•No conversion is permitted.

•Holders are entitled, in the event of any voluntary liquidation or dissolution, to receive payment or distribution of preferential amount before any payments or distributions are received by any class of common stock.

•Holders are not entitled to receive dividends.

Class B Preferred Stock:

•If the Board of Directors declares a dividend payable, these shares are entitled to receive cumulative dividends.

•In the event of liquidation, holders are entitled to receive a distributive share of the Company’s assets and funds.

•One share of Series B Preferred Stock is convertible into 10 shares of common stock.

Class C Preferred Stock:

•Holders are entitled to receive dividends in the amount of 49% of net annual profit of Enerev LLC paid annually 60 days closing year end.

•In case of liquidation of Enerev, LLC, the holders of Series C Preferred Stock are entitled to receive their share of 49% of the net proceeds.

•Holders have no voting rights.

Class D Preferred Stock:

•Holders are entitled to receive dividends in the amount of 40% of net annual profit of Kinetic Investments, Inc. dba Future Home Power paid annually 60 days closing year end.

•In case of liquidation of Kinetic Investments, Inc. dba Future Home Power, the holders of shares of Series D Preferred Stock are entitled to receive their share of 40% of the net proceeds.

•Holders have no voting rights.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock is Colonial Stock Transfer Co., Inc. with an address at 7840 S 700 E, Sandy, UT 84070. Their phone number is (801) 355-5740.

Item 12.Indemniﬁcation of Directors and Oﬃcers.

Nevada Law

Section 78.7502 of the Nevada Revised Statutes permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (i) is not liable pursuant to Nevada Revised Statute 78.138, or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

In addition, Section 78.7502 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (i) is not liable pursuant to Nevada Revised Statute 78.138; or (ii) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, the corporation is required to indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Section 78.751 of the Nevada Revised Statutes provides that such indemnification may also include payment by the Company of expenses incurred in defending a civil or criminal action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if he shall be ultimately found not to be entitled to indemnification under Section 78.751. Indemnification may be provided even though the person to be indemnified is no longer a director, officer, employee or agent of the Company or such other entities.

Section 78.752 of the Nevada Revised Statutes allows a corporation to purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the corporation has the authority to indemnify him against such liability and expenses.

Other financial arrangements made by the corporation pursuant to Section 78.752 may include the following:

(a)the creation of a trust fund;

(b)the establishment of a program of self-insurance;

(c)the securing of its obligations of indemnification by granting a security interest or other lien on any assets of the corporation; and

(d)the establishment of a letter of credit, guaranty or surety.

No financial arrangement made pursuant to Section 78.752 may provide protection for a person adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable for intentional misconduct, fraud or a knowing violation of law, except with respect to the advancement of expenses of indemnification ordered by a court.

Any discretionary indemnification pursuant to Section 78.7502 of the Nevada Revised Statutes, unless ordered by a court or advanced pursuant to an undertaking to repay the amount if it is determined by a court that the indemnified party is not entitled to be indemnified by the corporation, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)by the stockholders;

(b)by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion, or

(d)if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Subsection 7 of Section 78.138 of the Nevada Revised Statutes provides that, subject to certain very limited statutory exceptions, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach of those duties involved intentional misconduct, fraud or a knowing violation of law. The statutory standard of liability established by Section 78.138 controls even if there is a provision in the corporation’s articles of incorporation unless a provision in the corporation’s articles of incorporation provides for greater individual liability.

Charter Provisions and Other Arrangements

Pursuant to the provisions of Nevada Revised Statutes, we have adopted the following indemnification provisions in our Articles of Incorporation for our directors and officers:

IX.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

.01 Indemnification.

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interest of the Corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.  The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interest of the Corporation, and with respect to any criminal action proceeding, had reasonable cause to believe that such person’s conduct was unlawful.

.02 Derivative Action

The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in the Corporation’s favor by reason of the fact that such person is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees) and amount paid in settlement actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to amounts paid in settlement, the settlement of the suit or action was in the best interests of the Corporation; provided, however, that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for gross negligence or willful misconduct in the performance of such person’s duty to the Corporation unless and only to the extent that, the court in which such action or suit was brought shall determine upon application that, despite circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as such court shall deem proper.  The termination of any action or suit by judgment or settlement shall not of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation.

.03 Successful Defense.

To the extent that a Director, Trustee, Officer, employee or Agent of the Corporation has been successful on the merits or otherwise, in whole or in part in defense of any action, suit or proceeding referred to in Paragraphs .01 and .02 above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney’s fees) actually and reasonably incurred by such person in connection therewith.

.04 Authorization.

Any indemnification under Paragraphs .01 and .02 above (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the Director, Trustee, Officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in Paragraphs .01 and .02 above.  Such determination shall be made (a) by the Board of Directors of the Corporation by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, or (b) if such a quorum is not obtainable, by a majority vote of the Directors who were not parties to such action, suit or proceeding, or (c) by independent legal counsel (selected by one or more of the Directors, whether or not a quorum and whether or not disinterested) in written opinion, or (d) by the Shareholders.  Anyone making such a determination under this Paragraph .04 may determine that a person has met the standards therein set forth as to some claims, issues or matters but not as to others, and may reasonably prorate amounts to be paid as indemnification.

.05 Advances.

Expenses incurred in defending civil or criminal action, suit or proceeding shall be paid by the Corporation, at any time or from time to time in advance of the final disposition of such action, suit or proceeding as authorized in the manner provided in Paragraph .04 above upon receipt of an undertaking by or on behalf of the Director, Trustee, Officer, employee or agent to repay such amount unless it shall ultimately be by the Corporation is authorized in this Section.

.06 Nonexclusively.

The indemnification provided in this Section shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, bylaw, agreement, vote of shareholders or disinterested Directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, Trustee, Officer, employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

.07 Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a Director, Trustee, Officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a Director, Trustee, Officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability assessed against such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability.

.08 “Corporation” Defined.

For purposes of this Section, references to the “Corporation” shall include, in addition to the Corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had the power and authority to indemnify its Directors, Trustees, Officers, employees or agents, so that any person who is or was a Director, Trustee, Officer, employee or agent of such constituent corporation or of any entity a majority of the voting stock of which is owned by such constituent corporation or is or was serving at the request of such constituent corporation as a Director, Trustee, Officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section with respect to the resulting or surviving Corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

Item 13.Financial Statements and Supplementary Data.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2022

SOLAR INTEGRATED ROOFING CORPORATION

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	June 30, 2022	December 31, 2021
ASSETS
Current Assets
Cash and cash equivalents	$504,183	$1,124,533
Accounts receivable, net	3,912,599	3,652,176
Work in progress receivable, net	68,531,372	33,242,296
Note receivable	4,200,000	4,200,000
Prepaid and other current assets	191,084	736,548
Inventory	131,187	142,955
Total Current Assets	77,470,425	43,098,508

Operating lease right-of-use assets	1,756,941	1,646,049
Property and equipment, net of accumulated depreciation	1,067,520	1,122,057
Goodwill	61,093,800	58,401,851
Other assets	126,319	265,071
TOTAL ASSETS	$141,515,005	$104,533,536

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$7,772,935	$7,984,710
Accrued interest	1,182,523	1,157,113
Due to related parties	11,371,561	11,510,413
Operating lease liabilities - related party, current portion	300,361	115,623
Notes payable	23,541,813	5,112,773
Debenture payable	2,400,000	2,400,000
Convertible notes payable, net of unamortized discounts	11,900,000	23,688,886
Derivative liabilities	-	10,049
Total Current Liabilities	58,469,193	51,979,567

Note payable, long-term	463,445	2,426,698
Operating lease liabilities - related party, non-current portion	1,456,580	1,530,426
TOTAL LIABILITIES	60,389,218	55,936,691

Stockholders' Equity
Preferred stock, $0.00001 par value; authorized 25,000,041 shares
Series A Preferred stock, $0.00001 par value, 5,000,000 shares authorized, 2,500,000 shares issued and outstanding	25	25
Series B Preferred stock, $0.00001 par value, 20,000,000 shares authorized, 8,000,000 shares issued and outstanding	80	80
Series C Preferred stock, $0.00001 par value, 1 share authorized, 1 share issued and outstanding	-	-
Series D Preferred stock, $0.00001 par value, 40 shares authorized, 40 shares issued and outstanding	-	-
Common stock, $0.00001 par value, 650,000,000 shares authorized; 529,726,720 and 453,498,555 shares issued and outstanding, respectively	5,297	4,535
Stock payable	4,986,727	11,790,200
Stock receivable	(36,450,000)	(36,450,000)
Additional paid-in capital	88,860,160	74,087,246
Non-controlling interest	(83,471)	(60,487)
Retained earnings (accumulated deficit)	23,806,969	(774,754)
Total Stockholders' Equity	81,125,787	48,596,845
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$141,515,005	$104,533,536

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SOLAR INTEGRATED ROOFING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Revenue	$66,278,819	$7,996,866	$93,274,075	$11,450,048
Cost of Sales	35,743,712	7,134,883	51,486,732	11,066,466
Gross Profit	30,535,107	861,983	41,787,343	383,582

Operating expenses
Salaries and wages	6,176,445	1,689,992	8,448,073	2,624,309
Professional fees	1,551,264	1,867,827	3,098,924	2,888,740
Depreciation expense	115,084	54,039	207,794	81,369
Marketing	146,942	247,739	259,735	345,779
General and administrative	1,427,234	1,357,313	2,588,560	1,861,236
Total operating expenses	9,416,969	5,216,910	14,603,086	7,801,433

Income (loss) from operations	21,118,138	(4,354,927)	27,184,257	(7,417,851)

Other income (expense)
Interest expense	(810,392)	(232,517)	(1,112,927)	(362,816)
Other income (expense)	(145,836)	(3,212)	(253,707)	199,282
PPP loans forgiveness	-	90,800	-	997,300
Loss on debt modification	(1,268,933)	-	(1,268,933)	-
Gain on change in fair value of derivative liabilities	931	1,113,753	10,049	926,666
Total other income (expense)	(2,224,230)	968,824	(2,625,518)	1,760,432

Income (loss) before taxes	18,893,908	(3,386,103)	24,558,739	(5,657,419)
Provision for income taxes	-	-	-	-
Net income (loss)	18,893,908	(3,386,103)	24,558,739	(5,657,419)
Net income (loss) attributable to non-controlling interest	(6,074)	27,377	22,984	16,182
Net income (loss) attributable to the Company	$18,887,834	(3,358,726)	$24,581,723	(5,641,237)
Basic income (loss) per Common Share	$0.04	$(0.01)	$0.05	$(0.02)
Diluted income (loss) per Common Share	$0.04	$(0.01)	$0.05	$(0.01)
Basic weighted average number of common shares outstanding	492,387,528	335,497,164	483,826,191	321,087,437
Diluted weighted average number of common shares outstanding	545,202,620	554,598,181	536,641,283	540,188,454

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SOLAR INTEGRATED ROOFING CORPORATION

CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY (DEFICIT)

For the Three and Six Months Ended June 30, 2022 and 2021

(UNAUDITED)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Additional
	Shares Outstanding	Amount	Shares Outstanding	Amount	Shares Outstanding	Amount	Shares Outstanding	Amount	Shares Outstanding	Amount	Paid in Capital	Stock Receivable	Stock Payable	Non controlling Interest	Accumulated Deficit	Total Stockholders’ Equity (Deficit)

Balance, December 31, 2020	5,000,000	$50	13,000,000	$130	-	$-	-	$-	209,003,623	$2,090	$11,808,329	$-	$-	$-	$(14,835,507)	$(3,024,908)

Common stock issued for services	-	-	-	-					500,000	5	54,995				-	55,000
Common stock issued for conversion of debt and interest	-	-	-	-					49,393,025	494	617,192	-		-	-	617,686
Common stock issued for cash	-	-	-	-					2,000,000	20	139,980	-		-	-	140,000
Common stock issued for compensation	-	-	-	-					1,850,000	18	283,482				-	283,500
Common stock issued for cash-less warrant exercise	-	-	-	-					306,148	3	(3)				-	-
Common stock issued for acquisition	-	-	-	-					45,000,000	450	39,128,050				-	39,128,500
Series B stock to be issued for acquisition													4,870,000			4,870,000
Non controlling interest	-	-	-	-	-									11,195	-	11,195
Net loss	-	-	-	-					-	-	-	-		-	(2,282,511)	(2,282,511)

Balance, March 31, 2021	5,000,000	$50	13,000,000	$130	-	-	-	-	308,052,796	$3,080	$52,032,025	$-	4,870,000	$11,195	$(17,118,018)	$39,798,462

Common stock issued for services	-	-	-	-					818,090	8	449,992				-	450,000
Common stock issued for conversion of debt and interest	-	-	-	-					30,856,201	309	693,957	-		-	-	694,266
Common stock issued for warrant exercise	-	-	-	-					16,479,564	165	16,315				-	16,480
Common stock to be issued for acquisition													24,403,900			24,403,900
Non controlling interest	-	-	-	-	-									(27,377)	-	(27,377)
Net profit	-	-	-	-					-	-	-	-		-	(3,358,726)	(3,358,726)

Balance, June 30, 2021	5,000,000	$50	13,000,000	$130	-	-	-	-	356,206,651	$3,562	$53,192,289	$-	29,273,900	$(16,182)	$(20,476,744)	$61,977,005

Balance, December 31, 2021	2,500,000	$25	8,000,000	$80	1	$-	40	$-	453,498,555	$4,535	$74,087,246	$(36,450,000)	11,790,200	$(60,487)	$(774,754)	$48,596,845

Common stock issued for services	-	-	-	-					500,000	5	177,895			-	-	177,900
Common stock issued for conversion of debt and interest	-	-	-	-	-	-	-	-	27,075,035	271	26,804			-	-	27,075
Common stock payable for cash	-	-	-	-	-	-	-	-		-			514,040	-	-	514,040
Common stock issued for compensation	-	-	-	-					150,000	1	74,024		-	-	-	74,025
Non controlling interest	-	-	-	-					-					(29,058)		(29,058)
Net profit	-	-	-	-	-	-	-	-					-	-	5,693,889	5,693,889

Balance, March 31, 2022	2,500,000	$25	8,000,000	$80	1	$-	40	$-	481,223,590	$4,812	$74,365,969	(36,450,000)	12,304,240	$(89,545)	$4,919,135	$55,054,716

Common stock issued for services	-	-	-	-					1,500,000	15	336,735			-	-	336,750
Common stock issued for conversion of debt and interest	-	-	-	-	-	-	-	-	7,559,285	76	1,058,224			-	-	1,058,300
Common stock payable for compensation	-	-	-	-	-	-	-	-		-			1,820,387	-	-	1,820,387
Common stock issued for compensation	-	-	-	-					4,104,603	41	1,869,736		-	-	-	1,869,777
Common stock issued for acquisition									35,339,242	353	11,229,496		(9,137,900)			2,091,949
Non controlling interest	-	-	-	-					-					6,074		6,074
Net profit	-	-	-	-	-	-	-	-					-	-	18,887,834	18,887,834

Balance, June 30, 2022	2,500,000	$25	8,000,000	$80	1	$-	40	$-	529,726,720	$5,297	$88,860,160	(36,450,000)	4,986,727	$(83,471)	$23,806,969	$81,125,787

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SOLAR INTEGRATED ROOFING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the Six Months Ended
	June 30, 2022	June 30, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$24,558,739	$(5,657,419)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	4,278,839	788,500
Loss on debt modification	1,268,933	-
Amortization of debt discount	6,724	118,300
Gain on change in fair value of derivative liabilities	(10,049)	(926,666)
Depreciation	207,794	81,369
PPP loans forgiveness	-	(997,300)
Changes in operating assets and liabilities:
Accounts and work in progress receivable	(37,639,457)	2,021,491
Prepaid expenses and other assets	789,410	(1,151,569)
Inventory	11,768	140,507
Accounts payables and accrued liabilities	3,051,624	2,976
Due to related parties	(138,852)	98,627
Net Cash Used in Operating Activities	(3,614,527)	(5,481,184)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid in acquisition of subsidiaries	(600,000)	(8,700,000)
Purchase of property and equipment	(258,453)	(738,260)
Net Cash Used in Investing Activities	(858,453)	(9,438,260)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	2,855,000	6,374,014
Repayments of notes payable	(616,410)	(217,408)
Proceeds from convertible notes payable	1,100,000	19,515,610
Proceeds from warrant exercise	-	16,480
Proceeds from sale of common stock	-	140,000
Proceeds from common stock payable	514,040	-
Net Cash Provided by Financing Activities	3,852,630	25,828,696

Net change in cash and cash equivalents	(620,350)	10,909,252
Cash and cash equivalents, beginning of period	1,124,533	710,091
Cash and cash equivalents, end of period	$504,183	$11,619,343

Supplemental cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing transactions:
Issuance of common stock for conversion of debt and accrued interest	$1,085,375	$1,311,952
Common stock issued for acquisition of subsidiaries	$2,091,949	$39,128,500
Modification of convertible notes in exchange for promissory note	$14,000,000	$-
Acquisition of subsidiary via preferred B, C, and D stock payable	$-	$4,870,000
Acquisition of subsidiary via common stock payable	$-	$24,403,900
Assets acquired from financing	$-	$54,807
Net assets acquired in acquisitions	$-	$866,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

SOLAR INTEGRATED ROOFING CORPORATION

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the Three and Six Months Ended June 30, 2022

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Solar Integrated Roofing Corporation (“SIRC” or the “Company”) is an integrated, single-source solar power and roofing systems installation company specializing in commercial and residential properties in the Southern California market. Each subsidiary contributes to providing services to solar customers. The highly complementary solar and roofing businesses provide significant cross selling opportunities across solar, battery backup, EV charging, roofing and related HVAC/electrical contracting work. Major areas of operations include delivery of installation services, battery storage solutions, electric vehicle charging solutions, and roofing services.

The Company was incorporated under the laws of the state of Nevada on May 1, 2007 as Sterling Oil & Gas Company. The name was changed on February 14, 2014 to Landstar Development Group.  On November 9, 2015 the Board approved a name changed to Solar Integrated Roofing Corporation.

On February 11, 2016, the Company acquired the issued and outstanding shares of Secure Roofing and Solar Inc. (“SRS”) whereby the shareholders of SIRC became the controlling shareholders of the combined entity. David Massey held 100% share ownership in SRS and was issued 10,000,000 common shares of SIRC for 100% of the issued and outstanding shares of SRS.

Impacts of COVID-19 on Our Business

The COVID-19 pandemic and the resulting impact on the U.S. economy have accelerated many of our operational initiatives to deliver best-in-class customer value and to reduce costs. The COVID-19 pandemic has had an unprecedented impact on the U.S. economy, resulting in governments and organizations implementing public health measures in an effort to contain the virus, including physical distancing, work from home, supply chain logistical changes and closure of non-essential businesses. With vaccine administration and adoption rising, governments and organizations have responded by adjusting such restrictions and guidelines accordingly. We are monitoring this fluid situation and will continue to follow official regulations to protect our employees and customers.

The ultimate impact of the COVID-19 pandemic (and virus variants, such as Delta and Omicron) is still highly uncertain and subject to change, and we do not yet know the full extent of potential delays or impacts on our business, operations or the global economy as a whole. We will continue to monitor developments affecting our workforce, our customers, and our business operations generally and will take actions that we determine are necessary in order to mitigate these impacts.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Effective December 31, 2021, the Company changed its fiscal year from February 28 to December 31, which has been reflected in the accompanying consolidated financial statements.

Basis of Consolidation

The  consolidated financial statements are comprised of the financial statements of Solar Integrated Roofing Corporation and its wholly-owned subsidiaries: Secure Roofing and Solar Inc., Narrate LLC, McKay Roofing Company, Inc., Milholland Electric, Inc., Montross Companies, Inc., Approved Home Pros, LLC, Enerev LLC, Cornerstone Construction Team, LLC, Balance Authority, LLC, Kinetic Investments Inc. dba Future Home power, USA Solar Network LLC, SunUp Solar LLC and Renovation Roofing, Inc., which are included in the financial statements of the Company as of their respective acquisition dates.  Pacific Lighting Management, Inc. was the only subsidiary acquired at 60% so the Company includes non-controlling interest in its consolidated financial statements. During the six months ended June 30, 2022, the Company did not acquire any entities. During the six months ending June 30, 2022, the Company eliminated and rescinded the agreement regarding Cornerstone Construction Team, LLC as of May 31, 2022. The Company has consolidated the operations for the entity up until the recission date of May 31, 2022. The Company is to receive the previously issued 45,000,000 shares of common stock issued in connection with the merger to the entity’s previous ownership group. The Company also is required to issue in settlement of the legal proceedings 8,000,000 in common stock valued at $1,748,000 from the stock price on the day of legal settlement, which has been included in stock payable at June 30, 2022.  All Cornerstone assets and liabilities were eliminated from the Company’s consolidated financial statements on May 31, 2022. During the six months ended June 30, 2021, the Company acquired Enerev LLC, Cornerstone Construction Team LLC, 60% of Pacific Lighting Management, Inc., Balance Authority, LLC, Kinetic Investments, Inc. dba Future Home Power, USA Solar Network LLC and SunUp Solar LLC.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment, allowance for doubtful accounts, impairment of long-lived assets, and the valuation of debt and equity transactions. Actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in its accounts. As of June 30, 2022 and December 31, 2021, management believes the Company is not exposed to any significant credit risk on cash.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents were $504,183 as of June 30, 2022 and $1,124,533 as of December 31, 2021.

Accounts Receivable

Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the account balances, a review of significant past due accounts, economic conditions, and our historical write- off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company’s allowance for doubtful accounts was $40,874 and $253,652 as of June 30, 2022 and December 31, 2021, respectively, and no individual customer owed in excess of 10% of the trade accounts receivable balances of $3,912,599 or $3,652,176, respectively.

Inventory

The Company's inventory is valued at the lower of cost (the purchase price) or market. Inventory costs are determined based on the average cost basis. A reserve for slow-moving and potentially obsolete inventories is recorded as of each balance sheet date and total inventories are presented net of that reserve.  Inventory consists primarily of solar panels.  As of June 30, 2022, management evaluated all held inventory for obsolete or slow-moving parts and did not identify any.

Property and Equipment

Property and equipment are carried at cost less amortization and depreciation. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Property and equipment consist of Vehicles, Computer Equipment, Machinery and Equipment, Furniture and Equipment which are depreciated on a straight-line basis over their expected useful lives as follows.

Vehicles	5 years
Computer Equipment	5 years
Machinery and Equipment	5 years
Furniture & Equipment	5 years

Leases

Effective March 1, 2019, the Company adopted the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), and additional ASUs issued to clarify and update the guidance in ASU 2016-02 (collectively, the “new leases standard”), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. The Company adopted the new leases standard utilizing the modified retrospective transition method, under which amounts in prior periods presented were not restated. For contracts existing at the time of adoption, the Company elected to not reassess (i) whether any are or contain leases, (ii) lease classification, and (iii) initial direct costs.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC 720-35, advertising costs are charged to operations when incurred. The Company incurred $259,735 in marketing and advertising expenses during the six months ended June 30, 2022 and $345,779 during the six months ended June 30, 2021.

Fair Value of Financial Instruments

The Company follows ASC 825, Financial Instruments, for disclosures about fair value of its financial instruments, and ASC 820, Fair Value Measurement, to measure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The derivative liabilities as of June 30, 2022 are Level 3 instruments. The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at June 30, 2022 and December 31, 2021.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Solar Integrated Roofing Corporation has chosen to utilize the “Output Method” of ASC 606 as a means of recognizing revenue in accordance with performance obligation milestones within their executed contracts.  The Output Method as defined in ASC 606 are incremental goods or services that are instrumental and necessary to fulfill the complete project that have been verified to be completed.  These outputs are the result of processes applied to inputs in a business. In other words, the Output Method measures results achieved and value that is passed on to the customer in relation to the contract as a whole. In implementation, the Company has determined the incremental milestones of a project ranging from contract inception to project completion, with each progressing milestone providing additional services to the end client.  Per the guidelines of ASC 606, the Company then tracks the progress toward completion of the contract by measuring outputs to date relative to total estimated outputs needed to satisfy the performance obligation.

As the different subsidiaries of the Company encompass many different business models, there exists different metrics for each of the subsidiaries in regard to intervals/milestones qualifying a specific level of revenue recognition. The business types are as follows:

•Roofing Companies

•Sales Organizations

•Claims Management Companies

•Solar Installation Companies

•Alternative Energy Companies

•Service Organizations

ASC 606 has five general components which formulate the basis of the revenue process. In observation of the Output Method, the five components and brief explanations as to how each applies to the revenue recognition model the Company has adopted are as follows:

(i)Identify the contract, or contracts, with a customer.

A contract is an agreement or purchase order between two or more parties that creates enforceable rights and obligations. In evaluating the contract, the Company analyzes the customer’s intent and ability to pay the amount of promised consideration (credit risk) and considers the probability of collecting substantially all of the consideration.

(ii)Identify the performance obligations in the contract.

At a contract’s inception, the Company assesses the goods or services promised in a contract with a customer and identifies the performance obligations. The main performance obligations are the provisions of the following:

•Project Specifics

oSite Visit

oEngineering Design

oPermitting

oUtility Interconnection, if applicable

oProject Installation

oProject Completion

(iii)Determine the transaction price

The transaction price is the amount of consideration to which the Company is entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.  When a contract provides a customer with payment terms of more than a year, the Company considers whether those terms create variability in the transaction price and whether a significant financing component exists. As of June 30, 2022, the Company has not provided payment terms of more than a year.

(iv)Allocate the transaction price to the performance obligations in the contract.

The Company performs an allocation of the transaction price to each separate performance obligation, known as milestones. The allocated milestone payments are based upon multiple factors:

•Hard costs for materials needed to fulfill the current milestone.

•Soft costs upon the milestone being achieved (sales commissions, labor costs)

•Overhead and incidentals to be allocated at the specific milestones of a project.

(v)Recognize revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes revenue incrementally upon its fulfillment of each specific performance obligation milestone as outlined in the underlying contract utilizing the Output Method.

During the six months ended June 30, 2022 and 2021, the Company derived its revenues from the following:

-	residential solar panels sales and installation: approximately $54.0 million and $5.0 million, respectively commercial solar: approximately $32.8 million and $0, respectively
-	roofing constructions: approximately $3.3 million and $5.5 million, respectively
-	EV charging stations: approximately $1.9 million and $0.2 million, respectively supplemental revenue: approximately 1.3 million and $0.7 million, respectively

The Company analyses whether gross sales as the principal, or net sales as the agent, should be recorded.  Since the Company assumes all risk of loss, has control over establishing price, and has control over the related costs associated with earning revenues, the Company is the principal, and as such has recorded all revenues at the gross price.

Concentration of Revenue by Customer

During the six months ended June 30, 2022 and 2021, no individual customers comprised above 10% of total revenue recognized.

Concentration of Revenue by Segment during the six months ended June 30, 2022 and 2021:

-	residential solar sales and installation: approximately 58% and 44%, respectively commercial solar: approximately 35% and 0%, respectively
-	roofing construction: approximately 4% and 48%, respectively
-	EV charging stations: approximately 2% and 2%, respectively supplemental: approximately 1% and 6%, respectively

Segments and Disaggregated Revenue

The Company is a single source solar power and roofing system installation company operating and specializing in commercial and residential properties across the United States. The Company’s operations are conducted in specific reportable segments: solar residential, solar commercial, roofing construction and electric vehicle (EV) charging. The Company defines its segments by those that operations are distinctly different from other areas within the Company as the Company has roofing contracts, solar installations and sales as well as EV charging installations and maintenance. The Company’s Chief Operating Officer regularly reviews these segments to align resources and analyze performance.

All of the Company’s segments operate within the United States as the Company does not have any foreign sales or operations at this time. The Company’s solar residential segment serves the installation of solar systems within residential properties selling directly to consumers. The Company’s solar commercial segments sells to larger renewal energy companies and to corporations seeking solar installations to offset utility expenses (i.e. urban housing, commercial properties, apartment buildings, etc.). The Company’s roofing segment is dedicated to services and products serving roofing construction, design and maintenance. Construction of roofing projects and the design of roofing installations as well as the construction of the roofing projects all fall under this segment. The Company’s EV charging services are centered around providing solutions for EV charging platforms through the planning, sourcing and installation of these platforms for businesses and other agencies.

The Company measures the results of the segments by the following among other attributes: gross margin, operating income (which includes overhead corporate expense allocations), costs of sales and revenue. The Company revises the measurement of the reporting segments operating income, gross margin and corporate overhead allocations from time to time as these metrics are regularly reviewed by the Chief Operating Officer. Information on the Company’s operating segments, including the reconciliation to income is provided in the following table.

	Solar Residential	Solar Commercial	Roofing Construction	EV Charging	Supplemental	Consolidated
June 30, 2021
Revenue	$4,976,377	$-	$5,541,132	$211,877	$720,662	$11,450,048
Cost of sales	4,567,495	-	6,351,993	144,783	2,195	11,066,466
Gross margin	408,882	-	(810,861)	67,094	718,467	383,582
Operating (loss)	(2,503,130)	-	(4,731,124)	(111,188)	(72,409)	(7,417,851)

June 30, 2022
Revenue	$54,053,236	$32,789,189	$3,275,750	$1,892,716	$1,263,184	$93,274,075
Cost of sales	29,133,057	18,308,707	2,811,529	1,231,180	2,259	51,486,732
Gross margin	24,920,179	14,480,482	464,221	661,536	1,260,925	41,787,343
Operating Income (loss)	21,983,993	6,860,137	(1,167,985)	(175,767)	(316,121)	27,184,257

As of June 30, 2022, approximately $114.5 million of revenue is expected to be recognized from remaining performance obligations for solar commercial contracts. The Company expects to recognize revenue on these remaining performance obligations over the next 12 months. The Company has elected to accrue installation and construction activities until the customer obtains control of the solar commercial project. Accordingly, the Company will accrue all related construction and installation costs (Work in progress accounts payable) and recognize Work in progress accounts receivable as revenue and Work in progress accounts payable as cost of sales once the project has been completed. The Company generally has payment terms with its customers of one year or less and has elected the practical expedient applicable to such contracts not to consider the time value of money over a longer period of time.

Cost of Revenue

Cost of revenue consists primarily of costs related to raw materials, freight and delivery, product warranty, and personnel costs (salaries, bonuses, benefits, and stock-based compensation). Personnel costs in cost of revenue includes both direct labor costs as well as costs attributable to any individuals whose activities relate to the procurement, installment and delivery of the finished product and services. Deferred cost of revenue results from the timing differences between the costs incurred in advance of the satisfaction of all revenue recognition criteria consistent with our revenue recognition policy.

During the six months ended June 30, 2022 and 2021, the Company incurred cost of revenue of $51,486,732 and $11,066,466, respectively, of which $36,145,590 and $0 were included in work in progress payable at June 30, 2022 and 2021, respectively.

Work in progress receivable is recorded when the Company has transferred services to the customers prior to receiving consideration and when the payment of consideration is contingent upon milestones performance obligation. The Company recognizes also the cost associated with reaching specific milestone in form of work in progress payable. As of June 30, 2022, the work in progress receivable was $104,676,962 and work in progress payable was $36,145,590, which were netted together as a contract asset work in progress receivable on the consolidated balance sheets in the amount of $68,531,372.

Income Taxes

The Company follows ASC 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based Compensation

The Company accounts for employee and non-employee stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation, which requires all share-based payments to employees and non-employees, including grants of stock options, to be recognized in the financial statements based on the grant date fair values of the equity instruments issued, which is charged directly to compensation expense over the requisite service or vesting period.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to ASC 260, Earnings Per Share. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.

The Company’s diluted income per share is $0.05 and the basic profit per share is $0.05 for the six months ended June 30, 2022.

The Company’s diluted loss per share is the same as the basic loss per share for the six months ended June 30, 2021, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

For the six months ended June 30, 2022 and 2021, the Company’s potentially-dilutive instruments include convertible notes and associated accrued interest. The total amount of “if-converted” shares of 52,815,092 and 219,101,017, respectively, are comprised of the following:

•convertible notes with interest– 5,588,156 and 6,834,227, respectively

•common shares to be received – (45,000,000) and 0, respectively

•common shares to be issued – 12,226,936 and 59,700,000, respectively

•warrants – 0 and 22,566,790, respectively

•convertible preferred shares Class B – 80,000,000 and 130,000,000, respectively

Diluted income (loss) per share is computed as follows:

	Six Months Ended June 30, 2022	Six Months Ended June 30, 2021
Numerator:
Net income (loss)	$24,558,739	$(5,657,419)
Gain on change in fair value of derivatives	(10,049)	(926,666)
Interest on convertible debt	231,332	161,389
Net income (loss) - diluted	$24,780,020	$(6,422,696)

Denominator:
Weighted average common shares outstanding	483,826,191	321,087,437
Effect of dilutive shares	52,815,092	219,101,017
Diluted	536,641,283	540,188,454

Net income (loss) per common share:
Basic	$0.05	$(0.02)
Diluted	$0.05	$(0.01)

Business Combinations

In accordance with ASC 805, Business Combinations, the Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that the Company holds in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward and include amortization expense arising from acquired tangible and intangible assets.

Goodwill

The Company allocates goodwill to reporting units based on the reporting unit expected to benefit from the business combination. We evaluate our reporting units on an annual basis and, if necessary, reassign goodwill using a relative fair value allocation approach. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results, market conditions, and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit.

During the six months ended June 30, 2022 and 2021, there was no goodwill impairment recorded.

Impairment of Long-Lived Assets

Tangible and intangible assets (excluding goodwill) are assessed at each reporting date for indications that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. The asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or a group of assets exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses the Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted this standard on January 1, 2021, but there was no resulting material impact on the financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has retained earnings of $23,806,969 at June 30, 2022, and accumulated deficit of $774,754 at December 31, 2021. The Company had a net income of $24,558,739 for the six months ended June 30, 2022 and net loss of $5,657,419 for the six months ended June 30, 2021.  Net cash used in operating activities for the six months ended June 30, 2022 was $3,614,527 and $5,481,184 for the six months ended June 30, 2021. These factors among others present substantial doubt about the Company’s ability to continue as going concern. The Company’s ability to continue as a going concern is dependent upon its ability to repay or settle its current indebtedness, generate positive cash flow from an operating company, and/or raise capital through equity and debt financing or other means on desirable terms. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on favorable terms, management may be required to restructure the Company or cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

	June 30, 2022	December 31, 2021
Vehicles	$2,427,093	$2,660,504
Land	250,000	-
Computer Equipment	3,518	3,518
Machinery and Equipment	191,566	224,807
Leasehold Improvements	13,473	36,646
Office Equipment	146,391	146,391
Furniture and Equipment	134,456	137,231
	3,166,497	3,209,097
Less: accumulated depreciation	(2,098,977)	(2,087,040)
Property and equipment, net	$1,067,520	$1,122,057

Depreciation expense for fixed assets was $207,794 and $81,369, respectively, for the six months ended June 30, 2022 and 2021. Depreciation expense for June 30, 2022 is offset by the elimination of Cornerstone Construction Team LLC assets and accumulated depreciation of $132,795 which netted to $13,673. During the six months ended June 30, 2022, there was a purchase of a Genie Scissorlift in the amount of $8,453 and there was an initial deposit of $250,000 towards purchase of a land from Opal Investments, Inc. (total purchase price $13,000,000) and elimination of Cornerstone assets valued $301,053.  During the six months ended June 30, 2021, there were purchases in the amount of $738,260 and fixed assets acquired through acquisitions in the amount of $178,749.

NOTE 5 – OTHER ASSETS

•Prepaid expenses and current assets – The balances as of June 30, 2022 and December 31, 2021 were $191,084 and $736,548, respectively, and included prepaid D&O insurance, general liability, prepaid interest on debt and workers’ compensation insurance in the amount of $81,651 and $701,023, respectively, and accrued interest receivable of $109,433 and $35,525, respectively.

•Other assets – The balances as of June 30, 2022 and December 31, 2021 were $126,319 and $265,071, respectively, and included trade mark, brand asset and website valued $123,194 and $207,320, respectively, and security deposits of $3,125 and $57,751, respectively.

NOTE 6 – NOTE RECEIVABLE

On October 5, 2021, the Company invested $4,200,000 in Arbiter Capital LLC pursuant to a promissory note receivable that carries 3.5% interest payable in full (principal and accrued interest) on the maturity date on September 30, 2022.  The accrued interest receivable of $109,433 and $35,525 as of June 30, 2022 and December 31, 2021, respectively, is included in prepaid and other current assets on the balance sheet.

NOTE 7 – RELATED PARTY TRANSACTIONS

As of June 30, 2022 and December 31, 2021, amounts owed to related parties totaled $11,371,561 and $11,510,413, respectively. As of June 30, 2022, the amounts owed to related parties consisted of $7,000,000 owed to prior management, $819,769 for the Balance Authority acquisition, $2,860,000 for acquisitions of Future Home Power and USA Solar Networks LLC and $691,792 to current management for cash advances. As of December 31, 2021, $7,000,000 was owed to prior management, $855,769 to related entities, $3,000,000 for acquisitions, and $654,644 to current management. The amounts due are non-interest bearing and are payable upon demand.

During the six months ended June 30, 2022 and 2021, the Company recognized new obligations to related parties of $680,500 and $98,627, respectively and repaid $819,352 and$0 respectively, of amounts owed to related parties, respectively, for net decrease in Due to related parties of $138,852 and net increase of $98,627, respectively.  Amounts owed consist of funds owed for acquisitions, expenses paid for in the Company’s behalf, and cash advances used in operations.

During the six months ended June 30, 2022 and 2021, the Company issued 2,404,603 and 1,500,000 shares of common stock to directors and officers for compensation valued at $879,352 and $788,950, respectively and 20,000,000 and 0 shares to officer for acquisitions valued at $6,302,000 and $0, for the six months ended June 30, 2022 and 2021, respectively. The 20,000,000 shares were recorded in stock payable at December 31, 2021 for the acquisitions that occurred previously throughout the year ended December 31, 2021.

The Company also has operating leases with related parties as disclosed in Note 14 – Leases.

NOTE 8 – COMMON STOCK

The Company is authorized to issue 650,000,000 shares of common stock par value $0.00001. Effective August 1, 2022, the Company increased its authorized shares from 560,000,000 to 650,000,000.  Following is a detail of Common Stock transactions during the six months ended June 30, 2022 and 2021:

Six months ended June 30, 2022

•Issued 2,000,000 shares of common stock for services of $514,650.

•Issued 34,634,320 shares of common stock for debt conversion of $1,085,375.

•Issued 4,254,603 shares of common stock for compensation of $1,943,802.

•Issued 35,339,242 shares of common stock for prior acquisition valued $11,229,850.

•Received $514,040 cash for common stock subscriptions payable.  The accompanying shares have been issued on August 2, 2022.

Six months ended June 30, 2021

•Issued 1,318,090 shares of common stock for services of $505,000.

•Issued 80,249,226 shares of common stock for debt conversion of $1,311,592

•Issued 306,148 shares of common stock for cashless warrant exercise and 16,479,564 share for warrant exercise of $16,480.

•Issued 2,000,000 shares of common stock for total cash proceeds of $140,000.

•Issued 1,850,000 shares of common stock for compensation of $283,500.

•Issued 45,000,000 shares of common stock for acquisitions valued at $39,128,500.

Warrants

During the six months ending June 30, 2022 and as of December 31, 2021, the Company did not issue or have any warrants outstanding.

During the six months ended June 30, 2021, the Company determined that the then-outstanding warrants qualified for derivative accounting as a result of the reset feature, which led to no explicit limit to the number of shares to be delivered upon future settlement of the conversion options.

The following summarizes the Company’s warrant activity:

Date	Number of warrants	Weighted average exercise price

Outstanding - 12/31/2020	42,844,881	$0.0747
Exercised	(16,785,712)	0.08
Outstanding - 6/30/2021	26,059,169	0.075
Exercised	(26,059,169)	0.075
Outstanding - 12/31/2021	-	-
Outstanding – 6/30/2022	-	$-

The Company used the Black-Scholes pricing model to calculate the fair value of warrants on the grant date. The Black-Scholes model requires basic data inputs: the exercise or strike price, time to expiration, the current stock price and the estimated volatility of the stock price in the future (see Note 10). Changes to these inputs could produce a significantly higher or lower fair value measurement.

NOTE 9 – PREFERRED STOCK

The Company is authorized to issue up to 5,000,000 shares of Class A preferred stock, Par value $0.00001, 20,000,000 shares of Class B preferred stock, par value $0.00001, 1 share of Class C preferred stock, par value $0.00001, and 40 shares of Class D preferred stock, par value $0.00001. As of June 30, 2022 and December 31, 2021, there are 2,500,000 shares of Class A preferred stock issued and outstanding. As of June 30, 2022 and December 31, 2021, there are 8,000,000 shares of Class B preferred stock issued and outstanding. As of June 30, 2022 and December 31, 2021, there is 1 share of Class C and 40 shares of Class D preferred stock issued and outstanding.

Class A preferred shares:

•Each share of Class A preferred stock has voting rights equal to 10,000 shares of common stock.

•No conversion is permitted.

•Holders are entitled, in the event of any voluntary liquidation or dissolution, to receive payment or distribution of preferential amount before any payments or distributions are received by any class of common stock.

•Holders are not entitled to receive dividends.

Class B preferred shares:

•If the Board of Directors declares a dividend payable, these shares are entitled to receive cumulative dividends.

•In the event of liquidation, holders are entitled to receive a distributive share of the Company’s assets and funds.

•One share of Series B preferred stock is convertible into 10 shares of common stock.

Class C preferred share:

•Holders are entitled to receive dividends in the amount of 49% of net annual profit of Enerev LLC paid annually 60 days closing year end.

•In case of liquidation of Enerev, LLC, the holders of Series C shares are entitled to receive their share of 49% of the net proceeds.

•Holders have no voting rights.

Class D preferred shares:

•Holders are entitled to receive dividends in the amount of 40% of net annual profit of Kinetic Investments, Inc. dba Future Home Power paid annually 60 days closing year end.

•In case of liquidation of Kinetic Investments, Inc. dba Future Home Power, the holders of shares Series D are entitled to receive their share of 40% of the net proceeds.

•Holders have no voting rights.

The Class B, C, and D preferred stocks issued during the year ended December 31, 2021 were valued by an independent valuation specialist using a market approach.

There were no preferred shares issued during the six months ended June 30, 2022 and 2021, respectively.

NOTE 10 – DERIVATIVE LIABILITY

The Company analyzed the conversion option for derivative accounting consideration under ASC 815, “Derivatives and Hedging,” and determined that the convertible notes should be classified as a liability since the conversion option becomes effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of June 30, 2022 and December 31, 2021. The Black-Scholes model requires six basic data inputs: the exercise or strike price, time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each derivative is estimated using the Black-Scholes valuation model.

The following table summarizes the derivative liabilities included in the balance sheet at June 30, 2022 and December 31, 2021 and their activity for the six months ended June 30, 2022 and 2021:

Fair Value Measurements Using Significant Observable Inputs (Level 3)
Balance – December 31, 2020	$1,560,851

Reduction of new derivative liabilities from payoff of convertible notes and conversion of convertible notes to common shares	(280,740)
Addition of new derivative liabilities	162,610
Amortization of debt discount on convertible debt	118,130
Gain on change in fair value of derivative liability	(926,666)
Balance – June 30, 2021	$634,185

Balance - December 31, 2021	$10,049
Gain on change in fair value of the derivative liabilities	(10,049)
Balance – June 30, 2022	$-

The table below shows the Black-Scholes option-pricing model inputs used by the Company to value the derivative liability at each measurement date:

	Six months ended	Year ended
	June 30, 2022	December 31, 2021
Expected term	n/a	0.21 -0.49 years
Expected average volatility	n/a	138% - 177%
Expected dividend yield	n/a	-
Risk-free interest rate	n/a	0.08 – 0.11

NOTE 11 – DEBENTURE PAYABLE

In January 2020, the Company received $2,400,000 for the issuance of a senior secured redeemable debenture.  The debenture bears interest at 16% and matures 24 months after issuance.  As of June 30, 2022 and December 31, 2021, no principal has been repaid, and accrued interest totals $544,978 and $363,318, respectively. The Company has not been able to make any payments on this debenture as investor’s bank account has been closed and there is no contact information available.  As such there has been no provision for default terms upon the January 2022 maturity.

NOTE 12 – CONVERTIBLE NOTES

Convertible notes as of June 30, 2022:

Noteholder	Issuance Date	Maturity Date	Conversion Price	Interest Rate	Outstanding Principal Balance

RB Capital Partners, Inc.	2/18/2021	2/18/2022	$3.00	5%	$3,500,000

RB Capital Partners, Inc.	2/26/2021	2/26/2022	$3.00	5%	$4,500,000

Jefferson Street Capital	10/5/2021	10/5/2022	$6.75	10%	$1,500,000

Jefferson Street Capital	11/18/2021	1/5/2022	$6.75	5%	$500,000

Mammoth Corporation	1/19/2022	4/19/2022	$0.50	0%	$600,000

Jefferson Street Capital	3/1/2022	12/1/2022	$6.00	14%	$500,000

RB Capital Partners, Inc.	4/22/2022	4/22/2023	$3.00	5%	$800,000

TOTAL					$11,900,000
UNAMORTIZED DEBT DISCOUNT					-
NET CONVERTIBLE NOTES					$11,900,000

During the six months ended June 30, 2022, $1,027,075 in principal and $58,300 in interest was converted to 34,634,320 shares of common stock.  On June 23, 2022, the Company entered into Buyout Agreement with Granite Global Value Investments LTD, where the Company agreed to pay $14,000,000 for all outstanding convertible notes between the parties (the “New Note”) upon the Company receiving funding from third parties or investors or until they have the funds available to pay the New Note. The aggregate principal of the convertible notes was $12,668,535, plus accrued interest of $62,532, for a total of $12,731,067 (collectively the “Old Note”).  The terms and cash flows of the New Note are significantly different than the terms and cash flows of the Old Note, as the New Note is non-interest bearing, and has no maturity date or conversion feature.  As such, the note modification has been accounted for as an extinguishment of the Old Note and issuance of the New note, and the difference between the Old Note and New Note of $1,268,933 has been recorded as loss on modification of debt.

Currently most of above convertible notes are in default but there are no penalties initiated or associated with the notes in default.

Convertible notes as of December 31, 2021:

Noteholder	Issuance Date	Maturity Date	Conversion Price	Interest Rate	Outstanding Principal Balance

Granite Global Value	1/19/2021	1/19/2022	*	1%	$155,886

Granite Global Value	1/27/2021	1/27/2022	$2.70	1%	$1,035,250

RB Capital Partners, Inc.	2/8/2021	2/8/2022	$3.00	5%	$1,000,000

RB Capital Partners, Inc.	2/18/2021	2/18/2022	$3.00	5%	$3,500,000

Granite Global Value	2/23/2021	2/23/2022	$6.75	1%	$1,035,250

RB Capital Partners, Inc.	2/26/2021	2/26/2022	$3.00	5%	$4,500,000

Granite Global Value	3/18/2021	3/18/2022	$5.45	1%	$3,282,500

Granite Global Value	6/1/2021	6/1/2022	$2.50	10%	$5,500,000

Granite Global Value	8/30/2021	8/30/2022	$0.35	5%	$1,680,000

Jefferson Street Capital	10/5/2021	10/5/2022	$6.75	10%	$1,500,000

Jefferson Street Capital	11/18/2021	1/15/2022	$6.75	5%	$500,000

TOTAL					$23,688,886
UNAMORTIZED DEBT DISCOUNT					-
NET CONVERTIBLE NOTES					$23,688,886

*Conversion price based on volume weighted average price during previous trading day.

The Company recognized amortization expense related to the debt discount of $6,724 and $118,130 for the six months ended June 30, 2022 and 2021, respectively, which is included in interest expense in the statements of operations. Interest expense on convertible notes totaled $231,332 and $161,389 for the six months ended June 30, 2022 and 2021, respectively.

During the six months ended June 31, 2022 and 2021, the Company received proceeds of $1,100,000 and $19,515,610, respectively.

NOTE 13 – NOTES PAYABLE

As of June 30, 2022, the Company owed notes payable totaling $24,005,258 as follows:

•$1,448,611 loan from TVT2.0 LLC with a 36-week term and weekly payments of $60,278 with 40% interest rate.

•$149,496 SBA loan with 3.75% interest rate and payable by May 16, 2050 and $197,512 line of credit with 5% interest.

•$269,616 in loans from On-Deck with 52 weekly payments of $11,413 with 44% interest rate.

•$468,580 vehicle financings from prior years with total monthly payment of $17,628, 2-3% interest, 2024 maturity dates.  Current portion at June 30, 2022 totals $154,631, with remaining payments due through 2024 of $313,949.

•$6,375,014 in PPP loans. All PPP loans were received in May 2021 payable within 2 years and bearing interest rate of 1% annually.

•$500,000 bridge loan from RB Capital Partners, Inc. with 10% interest payable by July 10, 2022.

•$275,000 promissory note with Large Investment Group, Inc. with 10% interest and payable by August 10, 2022.

•$150,000 loan from Stephanie Hooper with 0% interest rate and payable within 12 months. 150,000 shares of common stock were subsequently issued in August 2022 as a commitment fee valued at $35,265 recorded as interest expense

•$14,000,000 note with Granite Global Value Investments LTD payable upon the Company receiving funding (see Note 12).

•$171,429 loan from EZ Fund with weekly payments of $30,857. The loan was paid off on July 15, 2022.

Current portion of the notes at June 30, 2022 was $23,541,813 and non-current portion was $463,445.

During the six months ended June 30, 2022, the Company entered into a $1,550,000 loan with TVT 2.0 LLC, $380,000 loan from On-Deck Capital, $500,000 from RB Capital Partners, Inc., $150,000 from Stephanie Hooper and $275,000 from Large Investment Group, Inc.  The Company made repayments to TVT 2.0 LLC of  $101,389, on LOC $98,450, On-Deck Capital of $45,000, EZ Fund of $150,000 and vehicle financing of $221,571.

During the six months ended June 30, 2021, the Company entered into several loan in participation of the PPP loan program in the amount of $5,955,952 as well as obtained a line of credit from the SBA in the amount of $418,062. The Company made repayments of $98,958 to Echo Investments, $21,052 to On-Deck Capital, $56,000 to Silverline Services and vehicle financing of $41,398.

As of December 31, 2021, the Company owed notes payable totaling $7,539,471 as follows:

•$156,883 in SBA loan with 3.75% interest rate and payable by May 16, 2050.

•$653,750 vehicle financings from prior years with total monthly payment of $11,612, 2-3%, 2023 maturity dates. Current portion as of December 31, 2021 was $110,088

•$272,714 revolving line of credit with a 5% interest rate and no maturity date.

•$6,456,124 in PPP loans. All PPP loans were received in May 2021 payable within 2 years and bearing interest rate of 1% annually.

Current portion of the notes at December 31, 2021 was $5,112,773 and non-current portion was $2,426,698.

NOTE 14 – LEASES

As of June 30, 2022 and December 31, 2021, the Company reported Right-of-Use (“ROU”) assets under operating leases for three office premises, and corresponding lease liabilities.  During the six months ended June 30, 2022 and 2021, the Company recorded $104,085 and $27,970, respectively, of lease expense. The lease components are as follows:

	As of June 30, 2022	As of December 31, 2021
Operating lease ROU assets	$1,756,941	$1,646,049
Current portion of operating lease liabilities	300,361	115,623
Noncurrent portion of operating lease liabilities	1,456,580	1,530,426
Total operating lease liabilities	$1,756,941	$1,646,049

Information associated with the measurement of our remaining operating lease obligations as of June 30, 2022 is as follows:

Weighted-average remaining lease term	7.62 years
Weighted-average discount rate	4%

The Company has the following lease obligations for the years ended December 31:

2022 (remaining six months)	$121,516
2023	245,196
2024	249,152
2025	218,899
2026	188,005
Thereafter	1,071,790
Total lease payments	2,094,558
Less: imputed interest	(337,6167)
Present value of lease liabilities	$1,756,941

The leases were signed with P&B Investments (owner Brian Milholland, former president of the Company). Brian Milholland resigned from the Company as of May 2021 but he is still beneficial shareholder with 1,500,000 shares of Class B preferred stock.

NOTE 15 – ACQUISITIONS

During the six months ended June 30, 2022, the Company did not acquire any companies.

During the six months ended June 30, 2021, the Company acquired 100% of the membership units of Enerev LLC, Cornerstone Construction Team LLC, Balance Authority LLC, Kinetic Investments, Inc., USA Solar Networks LLC and SunUp Solar LLC, and 60% of Pacific Lighting Management, Inc., as follows:

Enerev LLC

On April 28, 2021, the Company completed the acquisition, effective January 21, 2021, of 100% of the membership interest in Enerev LLC (“Enerev”). As of this date Enerev became a wholly owned subsidiary of the Company and became a consolidated entity under Solar Integrated Roofing Corporation (the “Company”). Enerev is a solar energy solutions provider to residential and commercial properties in Southern California with capabilities of installing solar panels. As a result of the acquisition of Enerev the Company is expected to expand installation efforts as well as expansion through known marketing and sales channels of Enerev.

The following table summarizes the consideration transferred to acquire Enerev and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash:	$200,000
Common shares:	$2,678,500
Series B preferred shares	$4,870,000
Total	$7,748,500

The 1,000,000 shares of series B preferred shares issued had a total fair value of $4,870,000 and the 1 share of series B preferred stock issued had a value of $0, both of which valuations were based on an independent expert valuation and price allocation using a market approach.  The 5,500,000 shares of common stock issued had a fair value of $2,678,500 based on the January 21, 2021 acquisition date stock price. The series B preferred shares were not issued until July 1, 2021 and as such are reported as a stock payable at June 30, 2021.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Total assets:
Accounts receivable	$40,384
Liabilities:	None
Goodwill:	$7,708,116

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise from the acquisition of the installation and sales force of Enerev. The goodwill is not deductible for tax purposes. All Enerev’s goodwill was recorded in the Company’s intangible assets as a non-current asset and recorded on the balance sheet of the Company. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company. No impairment of Enerev goodwill was noted during the six months ended June 30, 2022 or 2021.

Cornerstone Construction Team LLC

On March 1, 2021 the Company completed the acquisition of 100% of the membership interest in Cornerstone Construction Team LLC (“Cornerstone”). As of this date Cornerstone Construction Team LLC became a wholly owned subsidiary of the Company and became a consolidated entity under Solar Integrated Roofing Corporation (the “Company”). Cornerstone is a general construction company operating in the United States, particularly within the Midwest and East Coast. As a result of the acquisition the Company had expected to expand the Company’s solar efforts into these other regions of the United States.

The following table summarizes the consideration transferred to acquire Cornerstone and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash:	$3,000,000
Common Shares:	$36,450,000
Total	$39,450,000

The Company issued 45,000,000 amount of common shares that had a total fair value of $36,900,000 based on the closing market price of $0.81 per share on April 1, 2021, the acquisition date.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$176,403
Accounts receivable	959,423
Other current assets	1,928,743
Fixed assets	197,565
Total Assets:	$3,262,134

Liabilities:
Accounts payable and accrued expenses	$946,810
Notes payable	647,663
Customer deposits	1,054,692
Total Liabilities:	$2,649,165

Goodwill:	$38,837,031

The goodwill was attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Cornerstone. The goodwill is not deductible for tax purposes. All of Cornerstone’s goodwill was recorded in the Company’s intangible assets as a non-current asset and recorded on the balance sheet of the Company. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company and was impaired at 100% at December 31, 2021 due to pending lawsuit that effected termination of the agreement between both parties effective May 31, 2022. The Company is to receive the previously issued 45,000,000 shares of common stock issued in connection with the merger to the entity’s previous ownership group. The Company also is required to issue in settlement of the related legal proceedings 8,000,000 in common stock valued at $1,748,000 from the stock price on the day of legal settlement, which is included in stock payable at June 30, 2022. All Cornerstone assets and liabilities were eliminated from the Company’s consolidated financial statements on May 31, 2022.

Pacific Lighting Management, Inc.

On March 16, 2021, the Company acquired Pacific Lighting Management, Inc. (“PlemCo"), which is a provider of energy and water conservation and renewable energy design, consulting and installation services to businesses of all sizes throughout the US.  The overall purchase price of 60% of PlemCo was $1,500,000 in cash. In consolidation the overall net assets of the Company amounted to $273,000, with approximately $1.2 million assigned to Goodwill.

Fair value of consideration transferred:
Cash:	$1,500,000
Total	$1,500,000

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$549,847
Accounts receivable	14,537
Fixed assets	2,440
Total Assets:	$ 566,824

Liabilities:
Accounts payable and accrued expenses	$52,800
Notes payable	241,442
Total Liabilities:	$ 294,242

Goodwill:	$1,227,418

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise from the acquisition of the installation and sales force of PlemCo. The goodwill is not deductible for tax purposes. All PlemCo’s goodwill was recorded in the Company’s intangible assets as a non-current asset and recorded on the balance sheet of the Company. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company. No impairment of PlemCo goodwill was noted during the six months ended June 30, 2022 or 2021.

Balance Authority LLC

On April 28, 2021, the Company completed the acquisition of 100% of the membership interest in Balance Authority LLC (“Balance”). As of this date Balance Authority LLC became a wholly owned subsidiary of the Company and became a consolidated entity under Solar Integrated Roofing Corporation (the “Company”). Balance is a business consulting management company that provides supplemental organizational and managerial services to companies in the scientific, management and technical services industry. As a result of the acquisition the Company is expected to centralize administrative and supplemental services throughout Solar Integrated Roofing Corporation and its’ subsidiaries.

The following table summarizes the consideration transferred to acquire Balance and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash:	$2,700,000
Common Shares:	$6,950,000
Total	$9,650,000

The Company issued 10,000,000 shares of common shares that had a total fair value of $6,950,000 based on the closing market price of $0.69 per share on April 28, 2021, the acquisition date. $1,500,000 cash was paid at the closing. Two additional payments of $600,000 each were due six and twelve months from acquisition date. During the six months ended June 30, 2022, $18,000 was paid towards the first $600,000 payment due. The remaining balance together with second payment of

$600,000 totaling $837,769 is outstanding in the form of related party note payable. No payments have been made subsequent to the period end.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$131,188
Accounts receivable	38,237
Fixed assets	45,715
Investment	23,783
Total Assets:	$238,923

Liabilities:
Accrued expenses	$121,344
Notes payable	555,891
Total Liabilities:	$677,235

Goodwill:	$10,088,312

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Balance. The goodwill is not deductible for tax purposes. All of Balance’s goodwill was recorded in the Company’s intangible assets as a non-current asset and recorded on the balance sheet of the Company. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company. No impairment of Balance was noted during the six months ended June 30, 2022 or 2021.

Kinetic Investments, Inc. dba Future Home Power

On June 1, 2021, the Company completed the acquisition of 100% of the membership interest in Future Home Power (“FHP”). As of this date FHP became a wholly owned subsidiary of the Company and became a consolidated entity under Solar Integrated Roofing Corporation (the “Company”). FHP specializes in the sales of residential solar panels, roofing repair and construction as well as battery storage – partnering with local installers to finalize on-site installation. As a result of the acquisition of FHP the Company is expected to expand efforts in sales and increase the sales force and outreach of the Company through the numerous sales associates FHP employs.

The following table summarizes the consideration transferred to acquire FHP and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash:	$5,200,000
Common Shares:	$22,328,400
Total	$27,528,400

The Company also issued 40 shares of preferred stock class D, valued at $0 in the acquisition of FHP. The 51,000,000 shares of common shares had a total fair value of $20,236,900 based on the closing market price of $0.40 per share on June 1, 2021, the acquisition date. As of December 31, 2021, 29,000,000 of the 51,000,000 shares of common stock had not yet been issued, and have been included in stock payable in the amount of $9,137,900. Out of $5,200,000 cash, $3,200,000 was paid and $2,000,000 is accrued as related party transaction. During the six months ended June 30, 2021, $2,200,000 was paid in cash, with $1,000,000 paid subsequently during 2021. During the six months ended June 30, 2022, additional 6,339,242 shares of common stock were issued valued $2,091,950.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:	None

Liabilities:
Accounts payable and accrued liabilities	$561,022

Goodwill:	$28,089,422

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of FHP. The goodwill is not deductible for tax purposes. All of FHP’s goodwill was recorded in the Company’s intangible assets as a non-current asset and recorded on the balance sheet of the Company. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company. No impairment of the FHP goodwill was noted during the six months ended June 30, 2022 or 2021.

USA Solar Networks LLC

On June 30, 2021, the Company completed the acquisition of 60% of the membership interest in USA Solar Networks LLC (“USA Solar”) and additional 40% on October 6, 2021. As of June 30, 2021, USA Solar became a consolidated entity under Solar Integrated Roofing Corporation (the “Company”), and on October 6, 2021, became a wholly owned subsidiary of the Company. USA Solar helps customers install the best available solar energy or Electric Vehicle (“EV”) charging system by comparing local installers and financing options. USA Solar also works on large scale solar fields, micro-grids, commercial solar systems and renewable energy solutions. As a result of the acquisition of USA Solar the Company is expected to expand within the commercial solar space and increase sales from EV installations and other renewable energy opportunities.

The following table summarizes the consideration transferred to acquire USA Solar and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash:	$1,200,000
Common Shares:	$8,706,300
Total	$9,906,300

The Company issued 12,000,000 shares of common shares that had a total fair value of $6,054,000 based on the closing market price of $0.5045 per share on the June 30, 2021 acquisition date.  As of December 31, 2021, 7,000,000 shares to be issued for additional 40% of USA Solar were included in stock payable in the amount of $2,652,300 based on closing market price of $0.38 per share on October 6, 2021. The Company paid $200,000 cash on October 6, 2021, $140,000 during the six months ended June 30, 2022. $1,000,000 and $860,000 is due and included in due to related parties at June 30, 2022 and December 31, 2021, respectively.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:	None
Liabilities:
Note payable	$53,131
Goodwill:	$9,959,431

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of USA Solar. The goodwill is not deductible for tax purposes. All of USA Solar’s goodwill was recorded in the Company’s intangible assets as a non-current asset and recorded on the balance sheet of the Company. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company. No impairment of the USA Solar goodwill was noted during the six months ended June 30, 2022 or 2021.

SunUp Solar LLC

On June 30, 2021, the Company completed the acquisition of 100% of the membership interest in SunUp Solar LLC (“SunUp”). As of this date SunUp became a wholly owned subsidiary of the Company and became a consolidated entity under Solar Integrated Roofing Corporation (the “Company”). SunUp offers solar education and resources for consumers looking to invest in solar powered energy for the homes and vehicles. As a result of the acquisition of SunUp the Company is expected to expand selling efforts and increase the sales force and outreach of the Company through the numerous sales associates SunUp employs.

The following table summarizes the consideration transferred to acquire SunUp and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash:	$200,000
Common Shares:	$100,900
Total	$300,900

The Company issued 200,000 shares of common shares had a total fair value of $100,900 based on the closing market price of $0.51 per share on June 30, 2021, the acquisition date. During the six months ended June 30, 2021 no cash was paid in consideration to the acquisition of SunUp Solar. $200,000 was paid subsequently during 2021.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:	None
Liabilities:	None
Goodwill:	$300,900

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of SunUp. The goodwill is not deductible for tax purposes. All of SunUp’s goodwill was recorded in the Company’s intangible assets as a non-current asset and recorded on the balance sheet of the Company. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company. No impairment of the SunUp goodwill was noted during the six months ended June 30, 2022 or 2021.

NOTE 16 – LEGAL MATTERS

1. SinglePoint Inc., et al. vs. SIRC, et al. – This pending lawsuit in the US District of Arizona against Pablo Diaz was filed on June 8, 2021. On July 14, 2021, the plaintiffs filed First Amendment Complaint adding SIRC, Dave Massey and US Solar Networks, LLC. SIRC/Massey have filed motions to dismiss them from the case entirely, which are still pending with the district court. In or around August 2021, the district court rejected SinglePoint’s attempt to enjoin SIRC, Massey, Diaz, US Solar, and others from working in the solar industry due to the fact that SinglePoint claims were unlikely to succeed on the merits.  Diaz/US Solar have filed counterclaims against SinglePoint and its directors and officers for, among other things, securities fraud. The lawsuit is in the discovery phase and the outcome is not determinable as of the filing date of this registration statement.

2SIRC vs. ContractorCoachPro, LLC, et al. – This is an arbitration proceeding that was initiated by SIRC with the American Arbitration Association in late 2021. SIRC has brought the action against ContractorCoachPro and American Contractor, LLC for, among other things, their breach of a joint venture agreement and misappropriation of trade secrets. On May 6, 2022, SIRC filed a petition in the United States District Court of Nevada to compel arbitration under the principal parties’ agreement.  An unfavorable outcome is unlikely, and any potential loss is not determinable as of the filing date of this registration statement.

3Heather Griffin, et al. vs. SIRC, et al. – This was a lawsuit filed in the Superior Court of California, County of Orange in December 2021, by Heather Griffin and Josiah Carroll against SIRC, Massey, and Narrate, LLC. All claims have been dismissed for improper venue and transferred to the Superior Court of California, County of San Diego.  The claims arise from Griffin’s and Carroll’s sale of Narrate to SIRC, their subsequent employment agreements, and requested relief for damages for SIRC’s alleged breach.  SIRC is contesting the claims and the matter is in the early pleading stage.  There is a moderate likelihood of an unfavorable outcome, but any potential loss is not determinable as of the filing of this registration statement.

4David Savarese vs. SIRC, et al. - This is a pending lawsuit in the Superior Court of California, County of San Diego Northern Division, between former SIRC officer, David Savarese, and former SIRC CFO, James DiPrima. Savarese has recently amended his complaint to include claims against SIRC for, among other things, breach of contract. The parties reached settlement terms on May 18, 2022. On August 5, 2022, James DiPrima was issued 361,936 shares of common stock as a settlement consideration. The shares were valued $72,387 based on stock price on the settlement date of May 18, 2022.

5Milholland Family Trust LP vs. SIRC – This lawsuit was initiated in the Eighth Judicial District Court of Nevada on May 5, 2022. The   principal parties are SIRC and Milholland Family Trust, LP (“MFT”). MFT pertains to an alleged breach of promissory note.  On July 22, 2021, the Company agreed to buy back from Brian Milholland 5,000,000 shares of preferred B stock for an aggregate price of 10,000,000. In 2021 the Company paid $3,000,000 with $7,000,000 still outstanding. On or around September 2, 2022, material terms of the settlement were reached between parties, which includes a payment of $7,025,000 that has been accrued in related party payables in the accompanying financial statements.  No additional losses related to this litigation are anticipated.

6 SIRC vs. Hunter Ballew, et al.  –  This was a lawsuit pending in the Southern US District of California. The Company brought this lawsuit in January 2022 against Hunter Ballew and his related entities for, among other things, fraud and misappropriation of trade secrets. The Company and Hunter Ballew settled this outstanding lawsuit subsequent to the end of the first quarter in 2022 and as a result the Company signed a rescission agreement with Cornerstone Construction Team effective May 31, 2022, where the Company transfers the entire membership interest back to Mr. Ballew in exchange for return 45,000,000 shares and issuance of 8,000,000 to Mr. Ballew and Cornerstone employees. The transaction of returning 45,000,000 shares of common stock and issuance of 8,000,000 shares of common stock was completed on August 29, 2022.

NOTE 17 - SUBSEQUENT EVENTS

In accordance with ASC 855-10 management has performed an evaluation of subsequent events through the date that the financial statements were issued, and noted the following:

Subsequent to June 30, 2022, the Company issued 53,491,221 shares of common stock as follows:

-350,000 shares of common stock for consideration for zero interest on promissory notes valued at $133,965.

-3,315,000 shares of common stock for cash of $594,540.

-361,936 shares of common stock for settlement of lawsuit valued at $72,387.

-1,200,000 shares of common stock for employee’s compensation valued at $252,000.

-25,074,285 shares of common stock for the conversion of convertible debt valued at $1,755,200.

-14,990,000 shares of common stock for conversion of 5,199,000 shares of preferred stock Class B.

-8,000,000 shares of common stock as part of cancellation of acquisition agreement valued $1,748,000.

-200,000 shares of common stock as compensation to directors valued $62,000.

On July 29, 2022, the Company received a loan from Agile Capital Funding LLC for $700,000 with an interest rate of 44% to be repaid with weekly payments of $36,000 each, due within a year.

On August 25, 2022, the Company issued promissory note to RB Capital Inc. for $500,000 with an interest of 8% payable by November 15, 2022.

On August 29, 2022, the Company cancelled and retired 45,000,000 shares of common stock as part of cancellation of acquisition agreement valued $36,450,000.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2021 and 2020

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

Solar Integrated Roofing Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Solar Integrated Roofing Corporation (the Company) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. At December 31, 2021 and 2020, the Company had negative working capital and accumulated deficits, and had not established profitable operations, which raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Revenue Recognition

Critical Audit Matter Description

The Company recognizes revenue upon transfer of control of promised products or services to customers in an amount that reflects the consideration the Company expects to receive in exchange for those products or services. The Company derives the majority of its revenue from residential and commercial solar panel sales and installation, roofing construction, and electric vehicle charging stations.

Significant judgment is exercised by the Company in determining revenue recognition for these products and services as outlined within customer contracts, and includes the following:

•Determination of whether products and services are considered distinct performance obligations that should be accounted for separately vs. together, such as the sale, installation, and maintenance of solar panels.

•Identification of the pattern of delivery (i.e., timing of when revenue is recognized) for each distinct performance obligation.

•Identification and treatment of contract terms that may impact the timing and amount of revenue recognized (e.g., variable consideration, established milestones, etc.).

•Determination of stand-alone selling prices for each distinct performance obligation and for products and services that are not sold separately.

•Assessment as to whether the Company is the principal or the agent in each revenue stream.

Given these factors and due to the volume of transactions, the related audit effort in evaluating the Company's judgments in determining revenue recognition for these customer agreements was extensive and required a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company's revenue recognition for these customer agreements included the following:

•We gained an understanding of controls and processes related to the identification of distinct performance obligations, the determination of the timing of revenue recognition, and the estimation of variable consideration.

•We evaluated the Company's significant accounting policies and estimates related to these customer agreements for reasonableness.

•We evaluated the principal (gross revenue) vs. agent (net revenue) accounting treatment where applicable, based on whether the Company was primarily responsible for fulfillment, maintained control of the good or service, had full discretion of determining price, and bore risk for any losses during and after the revenue had been earned.

•We selected a sample of customer agreements and performed the following procedures:

oObtained and read contract source documents for each selection, including master agreements, and other documents that were part of the agreement.

oTested the Company's identification and treatment of contract terms.

oAssessed the terms in the customer agreements and evaluated the appropriateness of the Company's application of their accounting policies, along with their use of estimates, in the determination of revenue recognition conclusions.

oEvaluated the reasonableness of the Company's estimate of stand-alone selling prices for products and services that are not sold separately, where applicable.

oTested the mathematical accuracy of the Company's calculations of revenue and the associated timing of revenue recognized in the financial statements.

•We reviewed revenue footnote disclosures, tied them back to supporting schedules, and evaluated their compliance with US GAAP.

Business Combinations and Goodwill

Critical Audit Matter Description

During 2021 and 2020, the Company engaged in multiple acquisitions of subsidiary companies.  These transactions were accounted for as business combinations. Significant judgment is exercised by the Company in accounting for and disclosing the components of these acquisitions in accordance with the acquisition agreements and US GAAP, including determination of goodwill and subsequent impairment considerations, and is primarily comprised of the following:

•Evaluation of the acquisition agreements to identify and relevant terms.

•Determination of significant vs. insignificant business acquisitions.

•Identification of classes of acquired assets and allocation of purchase price.

•Treatment of contract terms that may impact the timing and valuation of acquired entities, as well as consideration transferred by the Company.

•Accounting for non-controlling interest of entities of which less than 100% voting interest was acquired by the Company.

•Determination of goodwill and subsequent impairment during the periods presented.

Given these factors, the related audit effort in evaluating the Company's judgments in determining accounting and disclosure of business combinations was extensive and required a high degree of auditor judgment.

How the Critical Audit Matter Was Addressed in the Audit

Our principal audit procedures related to the Company's business combinations included the following:

•We gained an understanding of controls and processes related to the Company’s methodologies in acquiring businesses.

•We evaluated the Company's significant accounting policies and estimates related to these business acquisitions for reasonableness.

•We recomputed the Company’s assessment of significant vs. insignificant business acquisitions, specifically in their application of the revenue, asset, and investment tests.

•We obtained the acquisition agreements and evaluated the Company’s identification and disclosure of acquisition agreement terms, including name and descriptions of the acquirees, acquisition date, percentage of voting interest acquired, reasons for the acquisitions, description of goodwill, and acquisition date fair value of assets obtained and liabilities assumed.

•We examined the Company’s valuation of consideration transferred, including its own common and preferred stock.

•We evaluated the Company’s allocation of the purchase price, included assessment of goodwill impairment indicators and the resulting goodwill impairment.

•We evaluated the Company’s business combination disclosures for consistency with acquisition agreements and compliance with US GAAP, including presentation of required unaudited pro-forma information.

Going Concern Disclosure

Critical Audit Matter Description

The financial statements of the Company are prepared on a going concern basis, which assumes that the Company will continue in operation for the foreseeable future and, accordingly, will be able to realize its assets and discharge its liabilities in the normal course of operations. The Company’s consideration of going concern included the following:

•Acknowledgement of the Company’s history of net losses and negative working capital.

•Assessment of contractual obligations, such as commitments for repayments of accounts payable, accrued liabilities, debentures payable, notes payable, and operating leases (collectively “obligations”).

•Preparation of forecasts and related assumptions that illustrate the Company’s ability to meet the obligations through management of expenditures, increase of operations with its recent acquisitions of several subsidiaries, expansion into new markets, obtaining additional debt financing, and issuance of capital stock for additional funding to meet its operating needs.

How the Critical Audit Matter Was Addressed in the Audit

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the financial statements. These procedures included the following, among others:

-We gained an understanding of the Company’s internal controls, projections, and estimates as they relate to continuance as a going concern.

-We evaluated the probability that the Company will be able to manage expenditures, increase operations and expand into new markets through its business combinations, obtain debt financing, and access funding from the capital markets.

/s/: Pinnacle Accountancy Group of Utah

We have served as the Company’s auditor since 2021.

Pinnacle Accountancy Group of Utah (a dba of Heaton & Company, PLLC)

September 8, 2022

Solar Integrated Roofing Corporation

Audited Consolidated Balance Sheets

	December 31, 2021	December 31, 2020
ASSETS
Current Assets
Cash and cash equivalents	$1,124,533	$710,091
Accounts receivable, net	3,652,176	1,422,269
Work in progress receivable	33,242,296	-
Note receivable	4,200,000	-
Prepaid and other current assets	736,548	107,775
Inventory	142,955	240,556
Total Current Assets	43,098,508	2,480,691

Operating lease right-of-use assets	-	41,069
Operating lease right-of-use assets – related party	1,646,049	1,751,348
Property and equipment, net of accumulated depreciation	1,122,057	375,744
Other assets	265,071	-
Goodwill	58,401,851	3,865,229

TOTAL ASSETS	$104,533,536	$8,514,081

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$7,984,710	$2,307,121
Accrued interest	1,157,113	799,526
Due to related parties	11,510,413	485,170
Operating lease liabilities, current portion	-	41,069
Operating lease liabilities – related party, current portion	115,623	114,116
Notes payable	5,112,773	1,294,971
Debenture payable	2,400,000	2,400,000
Convertible notes payable, net of unamortized discounts	23,688,886	566,500
Derivative liabilities	10,049	1,560,851
Total Current Liabilities	51,979,567	9,569,324

Note payable, long-term	2,426,698	332,433
Operating lease liabilities – related party, non-current portion	1,530,426	1,637,232
TOTAL LIABILITIES	55,936,691	11,538,989

Stockholders’ Equity (Deficit)
Preferred stock, $0.00001 par value; authorized 25,000,041 shares
Series A Preferred stock, $0.00001 par value, 5,000,000 shares authorized, 2,500,000 and 5,000,000 shares issued and outstanding, respectively	25	50
Series B Convertible Preferred stock, $0.00001 par value, 20,000,000 shares authorized, 8,000,000 and 13,000,000 shares issued and outstanding, respectively	80	130
Series C Preferred stock, $0.00001 par value, 1 share authorized, 1 and 0 shares issued and outstanding, respectively	-	-
Series D Preferred stock, $0.00001 par value, 40 shares authorized, 40 and 0 shares issued and outstanding, respectively	-	-
Common stock, $0.00001 par value, 650,000,000 shares authorized; 453,498,555 and 209,003,623 shares issued and outstanding, respectively	4,535	2,090
Stock payable	11,790,200	-
Stock receivable	(36,450,000)	-
Additional paid-in capital	74,087,246	11,808,329
Non-controlling interest	(60,487)	-
Accumulated deficit	(774,754)	(14,835,507)
Total Stockholders' Equity (Deficit)	48,596,845	(3,024,908)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$104,533,536	$8,514,081

The accompanying notes are an integral part of these consolidated financial statements.

Solar Integrated Roofing Corporation

Audited Consolidated Statements of Operations

	For the Years Ended
	December 31,	December 31,
	2021	2020

Revenue	$84,182,077	$17,253,491
Cost of Sales	(43,777,320)	(12,799,337)
Gross profit	40,404,757	4,454,154

Operating expenses
Salaries and wages	12,450,524	6,658,598
Professional fees	5,977,388	1,076,886
Marketing and advertising	926,699	427,071
Depreciation	442,412	318,153
General and administrative	4,390,934	1,327,388
Total operating expenses	24,187,957	9,808,096

Income (loss) from operations	16,216,800	(5,353,942)

Other income (expense)
Interest expense and finance fees	(1,873,048)	(2,231,571)
Change in fair value of derivative liabilities	1,550,802	(157,330)
PPP loans forgiveness	906,500	-
Goodwill impairment	(2,824,976)	-
Other income	24,188	3,133
Total other income (expense)	(2,216,534)	(2,385,768)

Income (loss) before taxes	14,000,266	(7,739,710)
Provision for income taxes	-	-
Net income (loss)	14,000,266	(7,739,710)

Net loss attributed to non-controlling interest	60,487	-

Net income (loss) attributed to the Company	$14,060,753	$(7,739,710)

Basic income (loss) per common share	$0.04	$(0.05)

Weighted average number of common shares outstanding, basic	352,292,521	160,590,609
Diluted income (loss) per common share	$0.03	$(0.05)

Weighted average number of common shares outstanding, diluted	473,434,044	160,590,609

The accompanying notes are an integral part of these financial statements.

Solar Integrated Roofing Corporation

Audited Consolidated Statement of Stockholders’ Equity (Deficit)

	Series A Preferred Stock		Series B Preferred Stock		Series C Preferred Stock		Series D Preferred Stock		Common Stock		Additional	Non-
	Shares Outstanding	Amount	Shares Outstanding	Amount	Shares Outstanding	Amount	Shares Outstanding	Amount	Shares Outstanding	Amount	Paid in Capital	controlling Interest	Stock Payable	Stock Receivable	Accumulated Deficit	Total

Balance, December 31, 2019	5,000,000	$50	-	$-	-	-	-	-	150,603,723	$1,506	$5,001,948	$-	$-	$-	$(7,095,797)	$(2,092,293)

Common stock repurchased and cancelled	-	-	-	-	-	-	-	-	(26,000,000)	(260)	(87,020)	-			-	(87,280)
Common stock issued for services	-	-	-	-	-	-	-	-	2,000,000	20	252,980				-	253,000
Common stock issued for conversion of debt and interest	-	-	-	-	-	-	-	-	55,414,090	554	697,570	-			-	698,124
Common stock issued for cash	-	-	-	-	-	-	-	-	21,733,334	217	556,783	-			-	557,000
Common stock issued for compensation	-	-	-	-	-	-	-	-	2,750,000	28	1,596,223				-	1,596,251
Common stock issued for warrant exercise	-	-	-	-	-	-	-	-	2,502,476	25	(25)				-	-
Series B preferred shares issued for compensation	-	-	9,500,000	95					-	-	2,824,905				-	2,825,000
Series B preferred shares issued for acquisition	-	-	3,500,000	35	-	-	-	-	-	-	839,965				-	840,000
Warrant expense	-	-	-	-	-	-	-	-	-	-	125,000				-	125,000
Net loss	-	-	-	-	-	-	-	-	-	-	-	-			(7,739,710)	(7,739,710)

Balance, December 31, 2020	5,000,000	$50	13,000,000	$130	-	-	-	-	209,003,623	$2,090	$11,808,329	$-	-	-	$(14,835,507)	$(3,024,908)

Common stock issued for services	-	-	-	-					1,318,090	13	645,087				-	645,100
Common stock issued for conversion of debt and interest	-	-	-	-					92,313,008	923	1,553,610	-			-	1,554,533
Common stock issued for cash	-	-	-	-					7,613,953	77	2,039,923	-			-	2,040,000
Common stock issued for compensation	-	-	-	-					5,205,000	52	1,570,472				-	1,570,524
Common stock issued for warrant exercise	-	-	-	-					42,844,881	428	16,052				-	16,480
Common stock issued for acquisition	-	-	-	-					95,200,000	952	63,583,698				-	63,584,650
Series C and D preferred stock issued for acquisition	-	-	-	-	1	-	40	-	-	-	-				-	-
Series B preferred stock issued for acquisition	-	-	1,000,000	10					-	-	4,869,990				-	4,870,000
Repurchase and cancellation of Series B preferred stock			(6,000,000)	(60)						-	(11,999,940)				-	(12,000,000)
Repurchase and cancellation of Series A preferred stock	(2,500,000)	(25)	-	-					-	-	25				-	-
Common stock payable	-	-	-	-	-	-	-	-	-	-	-		11,790,200		-	11,790,200
Common stock receivable from acquisition rescission														(36,450,000)		(36,450,000)
Non-controlling interest	-	-	-	-	-							(60,487)			-	(60,487)
Net income	-	-	-	-					-	-	-	-			14,060,753	14,060,753

Balance, December 31, 2021	2,500,000	$25	8,000,000	$80	1	-	40	-	453,498,555	$4,535	$74,087,246	$(60,487)	$11,790,200	$(36,450,000)	$(774,754)	$48,596,845

The accompanying notes are an integral part of these consolidated financial statements.

Solar Integrated Roofing Corporation

Audited Consolidated Statements of Cash Flows

	For the Years Ended
	December 31, 2021	December 31, 2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$14,000,266	$(7,739,710)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Stock-based compensation	2,215,624	4,674,251
Amortization of debt discount	99,274	105,998
Warrant expense	-	125,000
Change in fair value of derivative liabilities	(1,550,802)	157,330
Depreciation	442,412	318,153
PPP loans forgiveness	(906,500)	-
Goodwill impairment	2,824,976	-
Changes in operating assets and liabilities:
Accounts and work in progress receivables	(36,576,729)	(604,709)
Prepaid expenses and other assets	1,153,643	(1,274,299)
Inventory	97,601	(240,556)
Accounts payable and accrued liabilities	6,578,961	2,030,372
Due to related parties	11,025,243	485,170
Net Cash Used in Operating Activities	(596,031)	(1,963,000)

CASH FLOWS FROM INVESTING ACTIVITIES:
Net cash paid in acquisition of subsidiaries	(13,450,000)	(995,000)
Advances on note receivable	(4,200,000)	-
Purchase of property and equipment	(878,897)	-
Net Cash Used in Investing Activities	(18,528,897)	(995,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	7,337,143	1,187,260
Repayments of notes payable	(983,363)	(1,018,448)
Proceeds from debenture payable	-	2,400,000
Proceeds from convertible notes payable	23,695,610	452,500
Repayments of convertible notes payable	(566,500)	(196,000)
Repurchase of Series B preferred stock	(12,000,000)	-
Issuance of common stock for cash	2,056,480	557,000
Repurchase of common stock	-	(87,280)
Net Cash Provided by Financing Activities	19,539,370	3,295,032

Net change in cash and cash equivalents	414,442	337,032
Cash and cash equivalents, beginning of period	710,091	373,059
Cash and cash equivalents, end of period	$1,124,533	$710,091

Supplemental cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

Non-cash investing and financing activities:
Common stock issued for conversion of debt and accrued interest	$1,554,533	$698,124
Common stock issued for acquisition of subsidiary	$75,374,850	$-
Assets acquired from financing	$554,617	$-
Net assets (liabilities) acquired in acquisitions	$999,000	$(264,000)
Disposal of fixed assets	$299,818	$4,300
Preferred stock issued for acquisition of subsidiary	$4,870,000	$840,000
Operating lease right-of-use assets	$105,557	$950,493

The accompanying notes are an integral part of these financial statements.

Solar Integrated Roofing Corporation

NOTES TO AUDITED CONSOLIDATED FINANCIAL STATEMENTS

For the Years Ended December 31, 2021 and 2020

NOTE 1 - ORGANIZATION AND DESCRIPTION OF BUSINESS

Solar Integrated Roofing Corporation (“SIRC” or the “Company”) is an integrated, single-source solar power and roofing systems installation company specializing in commercial and residential properties in the Southern California market. Each subsidiary contributes to providing services to solar customers. The highly complementary solar and roofing businesses provide significant cross selling opportunities across solar, battery backup, EV charging, roofing and related HVAC/electrical contracting work. Major areas of operations include delivery of installation services, battery storage solutions, electric vehicle charging solutions, and roofing services.

The Company was incorporated under the laws of the state of Nevada on May 1, 2007 as Sterling Oil & Gas Company. The name was changed on February 14, 2014 to Landstar Development Group.  On November 9, 2015 the Board approved a name changed to Solar Integrated Roofing Corporation.

On February 11, 2016, the Company acquired the issued and outstanding shares of Secure Roofing and Solar Inc. (“SRS”) whereby the shareholders of SIRC became the controlling shareholders of the combined entity. David Massey held 100% share ownership in SRS and was issued 10,000,000 common shares of SIRC for 100% of the issued and outstanding shares of SRS.

Impacts of COVID-19 on Our Business

The COVID-19 pandemic and the resulting impact on the U.S. economy have accelerated many of our operational initiatives to deliver best-in-class customer value and to reduce costs. The COVID-19 pandemic has had an unprecedented impact on the U.S. economy, resulting in governments and organizations implementing public health measures in an effort to contain the virus, including physical distancing, work from home, supply chain logistical changes and closure of non-essential businesses. With vaccine administration and adoption rising, governments and organizations have responded by adjusting such restrictions and guidelines accordingly. We are monitoring this fluid situation and will continue to follow official regulations to protect our employees and customers.

The ultimate impact of the COVID-19 pandemic (and virus variants, such as Delta and Omicron) is still highly uncertain and subject to change, and we do not yet know the full extent of potential delays or impacts on our business, operations or the global economy as a whole. We will continue to monitor developments affecting our workforce, our customers, and our business operations generally and will take actions that we determine are necessary in order to mitigate these impacts.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Company’s financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). Effective December 31, 2021, the Company changed its fiscal year from February 28 to December 31, which has been reflected in the accompanying financial statements.

Basis of Consolidation

The audited consolidated financial statements for December 31, 2020 are comprised of the financial statements of Solar Integrated Roofing Corporation and its wholly-owned subsidiaries: Secure Roofing and Solar Inc., Narrate LLC, McKay Roofing Company, Inc., Milholland Electric, Inc., Montross Companies, Inc. and Approved Home Pros, LLC. During the year ended December 31, 2021 the Company also acquired Enerev LLC, Cornerstone Construction Team, LLC, 60% of Pacific Lighting Management, Inc., Balance Authority, LLC, Kinetic Investments Inc. dba Future Home power, USA Solar Network LLC, SunUp Solar LLC and Renovation Roofing, Inc., which are included in the financial statements of the Company as of their respective acquisition dates.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the estimated useful lives of property and equipment, allowance for doubtful accounts, impairment of long-lived assets, and the valuation of debt and equity transactions. Actual results could differ from those estimates.

Concentrations of Credit Risk

The Company maintains its cash in bank deposit accounts, the balances of which at times may exceed federally insured limits. The Company continually monitors its banking relationships and consequently has not experienced any losses in its accounts. At December 31, 2021 and 2020, the Company had a deposit in one money center bank in excess of the federally insured limits of $46,872 and $0, respectively.  Management believes the Company is not exposed to any significant credit risk on cash.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash and cash equivalents were $1,124,533 as of December 31, 2021 and $710,091 as of December 31, 2020.

Accounts Receivable

Management reviews accounts receivable periodically to determine if any receivables will potentially be uncollectible. Management’s evaluation includes several factors including the aging of the account balances, a review of significant past due accounts, economic conditions, and our historical write- off experience, net of recoveries. The Company includes any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in its allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. The Company’s allowance for doubtful accounts was $253,651 and $0 as of December 31, 2021 and 2020, respectively, and no individual customer owed in excess of 10% of the trade accounts receivable balances of $3,652,177 or $1,422,269, respectively.

Inventory

The Company's inventory is valued at the lower of cost (the purchase price) or market. Inventory costs are determined based on the average cost basis. A reserve for slow-moving and potentially obsolete inventories is recorded as of each balance sheet date and total inventories are presented net of that reserve.  Inventory consists primarily of solar panels.  As of December 31, 2021, management evaluated all held inventory for obsolete or slow-moving parts and did not identify any.

Property and Equipment

Property and equipment are carried at cost less amortization and depreciation. Major betterments that extend the useful lives of assets are also capitalized. Normal maintenance and repairs are charged to expense as incurred. When assets are sold or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. Property and equipment consist of Vehicles, Computer Equipment, Machinery and Equipment, Furniture and Equipment which are depreciated on a straight-line basis over their expected useful lives as follows.

Vehicles	5 years
Computer Equipment	5 years
Machinery and Equipment	5 years
Furniture & Equipment	5 years

Leases

Effective March 1, 2019, the Company adopted the Financial Accounting Standards Board’s (the “FASB”) Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), and additional ASUs issued to clarify and update the guidance in ASU 2016-02 (collectively, the “new leases standard”), which modifies lease accounting for lessees to increase transparency and comparability by recording lease assets and liabilities for operating leases and disclosing key information about leasing arrangements. The Company adopted the new leases standard utilizing the modified retrospective transition method, under which amounts in prior periods presented were not restated. For contracts existing at the time of adoption, the Company elected to not reassess (i) whether any are or contain leases, (ii) lease classification, and (iii) initial direct costs.

Advertising

The Company conducts advertising for the promotion of its services. In accordance with ASC Topic 720-35-25, advertising costs are charged to operations when incurred. The Company incurred $926,699 in marketing and advertising expenses during the year ended December 31, 2021 and $427,071 during the year ended December 31, 2020.

Fair Value of Financial Instruments

The Company follows ASC 825, Financial Instruments, for disclosures about fair value of its financial instruments, and ASC 820, Fair Value Measurement, to measure the fair value of its financial instruments. ASC 820 establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are described below:

Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The derivative liabilities as of December 31, 2021 are Level 3 instruments. The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, prepaid expenses, accounts payable and accrued expenses approximate their fair value because of the short maturity of those instruments. The Company’s notes payable approximates the fair value of such instruments based upon management’s best estimate of interest rates that would be available to the Company for similar financial arrangements at December 31, 2021 and 2020.

Revenue Recognition

The Company recognizes revenue in accordance with ASC 606, Revenue from Contracts with Customers, when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Solar Integrated Roofing Corporation has chosen to utilize the “Output Method” of ASC 606 as a means of recognizing revenue in accordance with performance obligation milestones within their executed contracts.  The Output Method as defined in ASC 606 are incremental goods or services that are instrumental and necessary to fulfill the complete project that have been verified to be completed.  These outputs are the result of processes applied to inputs in a business. In other words, the Output Method measures results achieved and value that is passed on to the customer in relation to the contract as a whole. In implementation, the Company has determined the incremental milestones of a project ranging from contract inception to project completion, with each progressing milestone providing additional services to the end client.  Per the guidelines of ASC 606, the Company then tracks the progress toward completion of the contract by measuring outputs to date relative to total estimated outputs needed to satisfy the performance obligation.

As the different subsidiaries of the Company encompass many different business models, there exists different metrics for each of the subsidiaries in regard to intervals/milestones qualifying a specific level of revenue recognition. The business types are as follows:

•	Roofing Companies
•	Sales Organizations
•	Claims Management Companies
•	Solar Installation Companies
•	Alternative Energy Companies
•	Service Organizations

ASC 606 has five general components which formulate the basis of the revenue process. In observation of the Output methodology, the five components and brief explanations as to how each applies to the revenue recognition model the Company has adopted are as follows:

(vi)Identify the contract, or contracts, with a customer.

A contract is an agreement or purchase order between two or more parties that creates enforceable rights and obligations. In evaluating the contract, the Company analyzes the customer’s intent and ability to pay the amount of promised consideration (credit risk) and considers the probability of collecting substantially all of the consideration.

(vii)Identify the performance obligations in the contract.

At a contract’s inception, the Company assesses the goods or services promised in a contract with a customer and identifies the performance obligations. The main performance obligations are the provisions of the following:

•	Project Specifics

o	Site Visit
o	Engineering Design
o	Permitting
o	Utility Interconnection, if applicable
o	Project Installation
o	Project Completion

(viii)Determine the transaction price

The transaction price is the amount of consideration to which the Company is entitled in exchange for transferring promised goods or services to a customer, excluding amounts collected on behalf of third parties.  When a contract provides a customer with payment terms of more than a year, the Company considers whether those terms create variability in the transaction price and whether a significant financing component exists. As of December 31, 2021, the Company has not provided payment terms of more than a year.

(ix)Allocate the transaction price to the performance obligations in the contract.

The Company performs an allocation of the transaction price to each separate performance obligation, known as milestones. The allocated milestone payments are based upon multiple factors:

•	Hard costs for materials needed to fulfill the current milestone.
•	Soft costs upon the milestone being achieved (sales commissions, labor costs)
•	Overhead and incidentals to be allocated at the specific milestones of a project.

(x)Recognize revenue when, or as, the Company satisfies a performance obligation.

The Company recognizes revenue incrementally upon its fulfillment of each specific performance obligation milestone as outlined in the underlying contract utilizing the Output method.

During the years ended December 31, 2021 and 2020, the Company derived its revenues from the following:

-	solar panels sales and installation (approximately $73 million and $8.5 million, respectively)
-	new roofing constructions (approximately $8 million and $8 million, respectively)
-	roofing repairs (approximately $1.5 million and $0.5 million, respectively) supplemental revenue (approximately 1.7 million and $0, respectively)

The Company analyses whether gross sales as the principal, or net sales as the agent, should be recorded.  Since the Company assumes all risk of loss, has control over establishing price, and has control over the related costs associated with earning revenues, the Company is the principal, and as such has recorded all revenues at the gross price.

Concentration of Revenue by Customer

During the year ended December 31, 2021, one customer comprised approximately 17% of the total revenue recognized.  During the year ended December 31, 2020, no individual customers comprised above 10% of total revenue recognized.

Concentration of Revenue by Segment during the years ended December 31, 2021 and 2020:

-	solar sales and installation: (approximately 87% and 50%, respectively)
-	new roofing construction: (approximately 10% and 47%, respectively)
-	roofing repairs: (approximately 1.5% and 3%, respectively)
-

supplemental: (approximately 1.5% and 0%, respectively)

Segments and Disaggregated Revenue

The Company is a single source solar power and roofing system installation company operating and specializing in commercial and residential properties across the United States. The Company’s operations are conducted in specific reportable segments: solar residential, solar commercial, roofing construction and electric vehicle (EV) charging. The Company defines its segments by those that operations are distinctly different from other areas within the Company as the Company has roofing contracts, solar installations and sales as well as EV charging installations and maintenance. The Company’s Chief Operating Officer regularly reviews these segments to align resources and analyze performance.

All of the Company’s segments operate within the United States as the Company does not have any foreign sales or operations at this time. The Company’s solar residential segment serves the installation of solar systems within residential properties selling directly to consumers. The Company’s solar commercial segments sells to larger renewal energy companies and to corporations seeking solar installations to offset utility expenses (i.e. urban housing, commercial properties, apartment buildings, etc.). The Company’s roofing segment is dedicated to services and products serving roofing construction, design and maintenance. Construction of roofing projects and the design of roofing installations as well as the construction of the roofing projects all fall under this segment. The Company’s EV charging services are centered around providing solutions for EV charging platforms through the planning, sourcing and installation of these platforms for businesses and other agencies.

The Company measures the results of the segments by the following among other attributes: gross margin, operating income (which includes overhead corporate expense allocations), costs of sales and revenue. The Company revises the measurement of the reporting segments operating income, gross margin and corporate overhead allocations from time to time as these metrics are regularly reviewed by the Chief Operating Officer. Information on the Company’s operating segments, including the reconciliation to income is provided in the following table.

	Solar Residential	Solar Commercial	Roofing Construction	EV Charging	Consolidated
December 31, 2020
Revenue	$8,760,696	$-	$8,492,795	$-	$17,253,491
Cost of Sales	6,442,149	-	6,357,188	-	12,799,337
Gross Profit	2,318,547	-	2,135,607	-	4,454,154
Income (loss) from operations	(2,697,502)	-	(2,756,440)	-	(5,453,942)

December 31, 2021
Revenue	$42,106,305	$29,621,126	$11,222,505	$1,232,141	$84,182,077
Cost of Sales	27,376,843	8,183,160	7,330,152	887,165	43,777,320
Gross Profit	14,729,462	21,437,966	3,892,353	344,976	40,404,757
Income (loss) from operations	1,180,470	18,128,297	(2,686,467)	(450,500)	16,216,800

As of December 31, 2021, approximately $62.2 million of revenue is expected to be recognized from remaining performance obligations for solar commercial contracts. The Company expects to recognize revenue on these remaining performance obligations over the next 12 months. The Company has elected to accrue installation and construction activities until the customer obtains control of the solar commercial project. Accordingly, the Company will accrue all related construction and installation costs (Work in progress accounts payable) and recognize Work in progress accounts receivable as revenue and Work in progress accounts payable as cost of sales once the project has been completed. The Company generally has payment terms with its customers of one year or less and has elected the practical expedient applicable to such contracts not to consider the time value of money over a longer period of time.

Segment data has been reported for revenues, profit margin and total assets per reportable segment. Segments that do not have data presented are not reported as they do not meet the threshold for reporting requirements. As noted in our segment data, total assets represent total assets that are reported and attributable to that segment, goodwill has been removed. Total assets consist of contract receivables, WIP receivable, fixed assets and other assets. Total assets attributable to Residential Solar were reported at $12.9 million as of December 31, 2021. Total assets attributable to Commercial Solar were reported at $24.6 million as of December 31, 2021.

Total assets attributable to Roofing were reported at $0.75 million as of December 31, 2020. Total assets attributable to Residential Solar were reported at $1.2 million as of December 31, 2020.

Cost of Sales

Cost of sales consists primarily of costs related to raw materials, freight and delivery, product warranty, and personnel costs (salaries, bonuses, benefits, and stock-based compensation). Personnel costs in cost of revenue includes both direct labor costs as well as costs attributable to any individuals whose activities relate to the procurement, installment and delivery of the finished product and services. Deferred cost of revenue results from the timing differences between the costs incurred in advance of the satisfaction of all revenue recognition criteria consistent with our revenue recognition policy.

During the years ended December 31, 2021 and 2020, the Company incurred cost of revenue of $43,777,320 and $12,799,337, respectively, of which $15,157,957 and $0 were included in work in progress payable at December 31, 2021 and 2020, respectively.

Work in progress receivable is recorded when the Company has transferred services to the customers prior to receiving consideration and when the payment of consideration is contingent upon milestones performance obligation. The Company recognizes also the cost associated with reaching specific milestone in form of work in progress payable. As of December 31, 2021, the work in progress receivable was $48,400,253 and work in progress payable was $15,157,957, which were netted together as a contract asset work in progress receivable on the consolidated balance sheets in the amount of $33,242,296.

Income Taxes

The Company follows ASC 740, Income Taxes, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Income in the period that includes the enactment date.

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty in income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of Section 740-10-25.

Stock-based Compensation

The Company accounts for employee and non-employee stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation, which requires all share-based payments to employees and non-employees, including grants of stock options, to be recognized in the financial statements based on the grant date fair values of the equity instruments issued, which is charged directly to compensation expense over the requisite service or vesting period.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to ASC 260, Earnings Per Share. Basic net profit (loss) per common share is computed by dividing net profit (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net profit (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period.

The Company’s diluted loss per share is the same as the basic loss per share for the year ended December 31, 2020, as the inclusion of any potential shares would have had an anti-dilutive effect due to the Company generating a loss.

As of December 31, 2021, the Company’s potentially-dilutive instruments include convertible notes and associated accrued interest along with convertible preferred class B shares. The total amount of “if-converted” shares of 121,141,523 is comprised of the following:

•	convertible notes – 11,951,445
•	accrued interest with penalties – 190,078
•	Common shares to be issued – 29,000,000
•	Convertible Preferred shares Class B – 80,000,000

As of December 31, 2020, the Company’s potentially-dilutive instruments include convertible notes and associated accrued interest and a warrant. The total amount of “if-converted” shares of 39,402,879 is comprised of the following:

•	convertible notes – 3,779,357
•	warrant - 2,604,167
•	accrued interest with penalties – 33,019,355

Diluted income (loss) per share is computed as follows:

	Year Ended December 31, 2021	Year Ended December 31, 2020
Numerator:
Net income (loss)	$14,000,266	$(7,739,710)
(Gain) loss on change in fair value of derivatives	(1,550,802)	157,330
Interest on convertible debt	367,708	24,030
Net income (loss) - diluted	$12,817,172	$(7,558,350)

Denominator:
Weighted average common shares outstanding	352,292,521	160,590,609
Effect of dilutive shares	121,141,523	-
Diluted	473,434,044	160,590,609

Net income (loss) per common share:
Basic	$0.04	$(0.05)
Diluted	$0.03	$(0.05)

Business Combinations

In accordance with ASC 805, Business Combinations, the Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that the Company holds in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward and include amortization expense arising from acquired tangible and intangible assets.

Goodwill

The Company allocates goodwill to reporting units based on the reporting unit expected to benefit from the business combination. We evaluate our reporting units on an annual basis and, if necessary, reassign goodwill using a relative fair value allocation approach. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results, market conditions, and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit.

During the years ended December 31, 2021 and 2020, the Company tested and impaired goodwill for $39,274,976 and $0, respectively, due to lack of performance of two acquisitions (Montross Companies, Inc. and Narrate LLC) and a rescission agreement and settlement with Cornerstone Construction Team, LLC (see Note 17 – Litigation, to the December 31, 2021 and 2020 financial statements). The Company is to receive 45,000,000 shares of common stock back from Cornerstone Construction Team LLC valued at $36,450,000.  As such, a net impairment loss of $2,824,976 was recorded at December 31, 2021.

Impairment of Long-Lived Assets

Tangible and intangible assets (excluding goodwill) are assessed at each reporting date for indications that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset’s recoverable amount. The asset’s recoverable amount is the higher of an asset’s or cash-generating unit’s fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or a group of assets exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. The Company evaluates all of its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses the Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

On June 20, 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 is intended to reduce cost and complexity and to improve financial reporting for share-based payments to nonemployees (for example, service providers, external legal counsel, suppliers, etc.). Under the new standard, companies will no longer be required to value non-employee awards differently from employee awards. Meaning that companies will value all equity classified awards at their grant-date under ASC 718 and forgo revaluing the award after this date. The Company has adopted this ASU as of the beginning of the year ended December 31, 2020.  There was no material impact on the financial statements as a result of the implementation of this ASU.

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with “Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company adopted this standard on January 1, 2021, but there was no resulting material impact on the financial statements.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

NOTE 3 – GOING CONCERN

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company had an accumulated deficit of $774,754 and $14,835,507 at December 31, 2021 and 2020, respectively and negative working capital of $8,881,059 and $7,088,632 at December 31, 2021 and 2020, respectively. The Company had a net income of $14,000,266 for the year ended December 31, 2021 and net loss of $7,739,710 for the year ended December 31, 2020.  Net cash used in operating activities for the year ended December 31, 2021 was $596,031 and $2,128,000 for the year ended December 31, 2020. These factors among others raise substantial doubt about the Company’s ability to continue as a going concern. The Company’s ability to continue as a going concern is dependent upon its ability to repay or settle its current indebtedness, generate positive cash flow from an operating company, and/or raise capital through equity and debt financing or other means on desirable terms. If the Company is unable to obtain additional funds when they are required or if the funds cannot be obtained on favorable terms, management may be required to restructure the Company or cease operations. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment stated at cost, less accumulated depreciation consisted of the following:

	December 31, 2021	December 31, 2020
Vehicles	$2,660,504	$1,789,910
Computer Equipment	3,518	3,518
Machinery and Equipment	224,807	127,252
Leasehold Improvements	36,646	13,472
Furniture and Equipment	283,622	132,664
	3,209,097	2,066,816
Less: accumulated depreciation	(2,087,040)	(1,691,072)
Property and equipment, net	$1,122,057	$375,744

Depreciation expense was $442,412 and $318,153 for the years ended December 31, 2021 and 2020, respectively. During the year ended December 31, 2021, there were purchases in the amount of $878,897, assets acquired through acquisitions in the amount of $563,781 and assets disposed in the amount of $299,818. During the year ended December 31, 2020, the Company acquired fixed assets through acquisitions valued net $418,514 and disposed a truck in the amount of $4,300.

NOTE 5 – OTHER ASSETS

•Prepaid expenses and current assets – the balance as of December 31, 2021 was $736,548 and it includes $220,320 prepaid for D&O insurance, $234,375 for prepaid interest on debt, prepaid disposal of $25,066, prepaid $135,458 for workers compensation and general liability insurance, accrued interest receivable of $35,525 and $85,804 for rebates to be received.

•Other assets – the balance as of December 31, 2021 of $265,071 includes trade mark, brand asset and website valued $207,320 and security deposits of $57,751.

NOTE 6 – NOTE RECEIVABLE

On October 5, 2021, the Company invested $4,200,000 in Arbiter Capital LLC pursuant to a promissory note receivable that carries 3.5% interest payable in full (principal and accrued interest) on the maturity date on September 30, 2022.  The accrued interest receivable of $35,525 as of December 31, 2021 is included in prepaid and other current assets on the balance sheet.

NOTE 7 – RELATED PARTY TRANSACTIONS

During the years ended December 31, 2021 and 2020, the Company repaid $4,413,035 and $0, respectively, of amounts owed to certain of the Company’s executives and significant shareholders, and increased the amount due by $15,438,278 and $485,170, respectively, for net increases in Due to related parties of $11,025,243 and $485,170, respectively.  Amounts owed consist of funds owed for acquisitions and cash advances used in operations.

As of December 31, 2021 and 2020, amounts owed to related parties totaled $11,510,413 and $485,170, respectively. Of the December 31, 2021 balances, $7,000,000 owed to prior management accrues 5% late fee, which totaled $125,000 and $75,000, respectively, and is included in accrued interest.  Additionally, as of December 31, 2021, the Company owed $837,769 for the Balance Authority acquisition, $3,000,000 for acquisitions, and $654,644 to current management. The amounts due are non-interest bearing and are payable upon demand.

During the year ended December 31, 2021, the Company issued 5,205,000 shares of common stock to directors and officers for compensation valued at $1,570,524, and 95,200,000 shares to directors and officers for acquisitions valued at $63,584,650. The Company repurchased 6,000,000 preferred Class B shares from officers for $12,000,000.  During the year ended December 31, 2020, the Company issued 2,750,000 shares to officers as compensation valued $1,596,223.

The Company also has operating leases with related parties as disclosed in Note 12 – Leases.

NOTE 8 – COMMON STOCK

The Company is authorized to issue 650,000,000 shares of common stock par value $0.00001. Effective August 1, 2022, the Company increased its authorized shares from 560,000,000 to 650,000,000.  Following is a detail of Common Stock transactions during the year ended December 31, 2021 and 2020:

Year ended December 31, 2021

•	Issued 1,318,090 shares of common stock for services of $645,100.

•	Issued 92,313,008 shares of common stock for debt conversion of $1,554,533.

•	Issued 42,844,881 shares of common stock for cash proceeds of $16,480 in warrant exercise.

•	Issued 7,613,953 shares of common stock for total cash proceeds of $2,040,000.

•	Issued 5,205,000 shares of common stock for compensation of $1,570,524.

•	Issued 95,200,000 shares of common stock for acquisitions totaling $63,584,650.

Year ended December 31, 2020

•	Repurchased and cancelled 26,000,000 common shares for $87,280 cash.

•	Issued 2,000,000 shares of common stock for services of $253,000.

•	Issued 55,414,090 shares of common stock for debt conversion of $698,124.

•	Issued 2,502,476 shares of common stock for cashless warrant exercise.

•	Issued 21,733,334 shares of common stock for total cash proceeds of $557,000.

•	Issued 2,750,000 shares of common stock for compensation of $1,596,251.

•

Issued a warrant for 2,604,167 shares at fixed price of $0.048 per share valued at $125,000 recorded as operating expense.  There was no expiration date, as the warrant was intended to be short-term and was exercised subsequent to year-end.

Warrants

Date	Number of warrants	Weighted average exercise price

Outstanding – 12/31/2019	42,743,190	$0.0747
New issuances	2,604,167	$0.0747
Exercised	(2,502,476)
Outstanding - 12/31/2020	42,844,881	$0.0747
Exercised	(42,844,881)	$0.075

Outstanding - 12/31/2021	-

The Company used the Black-Scholes pricing model to calculate the fair value of warrants on the grant date. The Black-Scholes model requires basic data inputs: the exercise or strike price, time to expiration, the current stock price and the estimated volatility of the stock price in the future. Changes to these inputs could produce a significantly higher or lower fair value measurement.

The fair value of stock warrants granted for the years ended December 31, 2021 and 2020 was calculated with the following assumptions:

	2021	2020
Risk-free interest rate	0.00 – 0.04%	0.08 – 0.10%
Expected dividend yield	0%	0%
Volatility factor (monthly)	67.40%	73.45%
Expected life of warrant	0 years	1 years

For the year ended December 31, 2021 the Company awarded 42,844,881 warrants, in conjunction to convertible notes payable valued at $23,500. For the year ended December 31, 2020 the Company issued 2,502,476 warrants to partially settle the convertible note agreement. The warrants total value was $50,000.

NOTE 9 – PREFERRED STOCK

The Company is authorized to issue up to 5,000,000 shares of Class A preferred stock, Par value $0.00001, 20,000,000 shares of Class B preferred stock, par value $0.00001, 1 share of Class C preferred stock, par value $0.00001, and 40 shares of Class D preferred stock, par value $0.00001. As of December 31, 2021 and 2020, there are 2,500,000 and 5,000,000 shares of Class A preferred stock issued and outstanding, respectively. As of December 31, 2021 and 2020, there are 8,000,000 and 13,000,000 shares of Class B preferred stock issued and outstanding, respectively. As of December 31, 2021 and 2020, there are 1 and 0 share of Class C, and 40 and 0 shares of Class D preferred stock issued and outstanding, respectively.

Class A preferred shares:

•Each share of Class A preferred stock has voting rights equal to 10,000 shares of common stock.

•No conversion is permitted.

•Holders are entitled, in the event of any voluntary liquidation or dissolution, to receive payment or distribution of preferential amount before any payments or distributions are received by any class of common stock.

•Holders are not entitled to receive dividends.

Class B preferred shares:

•If the Board of Directors declares a dividend payable, these shares are entitled to receive cumulative dividends.

•In the event of liquidation, holders are entitled to receive a distributive share of the Company’s assets and funds.

•One share of Series B preferred stock is convertible into 10 shares of common stock.

Class C preferred share:

•Holders are entitled to receive dividends in the amount of 49% of net annual profit of Enerev LLC paid annually 60 days closing year end.

•In case of liquidation of Enerev, LLC, the holders of Series C shares are entitled to receive their share of 49% of the net proceeds.

•Holders have no voting rights.

Class D preferred shares:

•Holders are entitled to receive dividends in the amount of 40% of net annual profit of Kinetic Investments, Inc. dba Future Home Power paid annually 60 days closing year end.

•In case of liquidation of Kinetic Investments, Inc. dba Future Home Power, the holders of shares Series D are entitled to receive their share of 40% of the net proceeds.

•Holders have no voting rights.

The Class B, C, and D preferred stocks issued during the years ended December 31, 2021 and 2020 were valued by an independent valuation specialist using a market approach.

Following is a detail of Preferred Stock transactions during the years ended December 31, 2021 and 2020:

Year ended December 31, 2021

•	Issued 1,000,000 shares Class B preferred stock for acquisition valued at $4,870,000.

•	Issued 1 share of Class C preferred stock and 40 shares of Class D preferred stock for acquisitions.

•	Repurchased and cancelled 6,000,000 shares of Class B preferred stock for $12,000,000.

•	Cancelled 2,500,000 shares of Class A preferred stock.

Year ended December 31, 2020

•	Issued 9,500,000 shares Class B preferred for compensation of $2,825,000.

•	Issued 3,500,000 shares Class B preferred stock for acquisition valued at $840,000.

NOTE 10 – DERIVATIVE LIABILITY

The Company analyzed the conversion option for derivative accounting consideration under ASC 815, “Derivatives and Hedging,” and determined that the convertible notes should be classified as a liability since the conversion option becomes effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of December 31, 2021. The Black-Scholes model requires six basic data inputs: the exercise or strike price, time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each derivative is estimated using the Black-Scholes valuation model.

The following table summarizes the derivative liabilities included in the balance sheet at December 31, 2021:

Fair Value Measurements Using Significant Observable Inputs (Level 3)

Balance – December 31, 2019	$1,328,521
Addition of new derivative liabilities upon issuance of convertible notes
Fair value of derivative liability in excess of debt	467,500
Reduction of derivative liabilities from payoff of convertible notes and conversion of convertible notes to common shares	(181,500)
Reduction of derivative liabilities from payoff of convertible notes and conversion of convertible notes to common shares	(211,000)
Loss on change in fair value of the derivative liabilities	157,330
Balance – December 31, 2020	$1,560,851

Reduction of new derivative liabilities from payoff of convertible notes and conversion of convertible notes to common shares	(121,742)
Addition of new derivative liabilities	121,742
Gain on change in fair value of derivative liability	(1,550,802)
Balance - December 31, 2021	$10,049

The table below shows the Black-Scholes option-pricing model inputs used by the Company to value the derivative liability at each measurement date:

	Year Ended	Year Ended
	December 31, 2021	December 30, 2020
Expected term	0.21 – 0.49 years	0.68 – 0.84 years
Expected average volatility	138% - 177%	134% - 138%
Expected dividend yield	-	-
Risk-free interest rate	0.08 – 0.11	0.08 – 0.1

NOTE 11 – DEBENTURE PAYABLE

In January 2020, the Company received $2,400,000 for the issuance of a senior secured redeemable debenture.  The debenture bears interest at 16% and matures 24 months after issuance.  As of December 31, 2021 and 2020, principal and interest outstanding are $2,763,318 and $2,400,000, respectively. The Company has not been able to make any payments on this debenture as investor’s bank account has been closed and there is no contact information available.  As such there has been no provision for default terms upon the January 2022 maturity.

NOTE 12 – CONVERTIBLE NOTES

Convertible notes as of December 31, 2021:

Noteholder	Issuance Date	Maturity Date	Conversion Price	Interest Rate	Outstanding Principal Balance

Granite Global Value	1/19/2021	1/19/2022	*	1%	$162,610

Granite Global Value	1/27/2021	1/27/2022	$2.70	1%	$1,035,250

RB Capital Partners, Inc.	2/8/2021	2/8/2022	$3.00	5%	$1,000,000

RB Capital Partners, Inc.	2/18/2021	2/18/2022	$3.00	5%	$3,500,000

Granite Global Value	2/23/2021	2/23/2022	$6.75	1%	$1,035,250

RB Capital Partners, Inc.	2/26/2021	2/26/2022	$3.00	5%	$4,500,000

Granite Global Value	3/18/2021	3/18/2022	$5.45	1%	$3,282,500

Granite Global Value	6/1/2021	6/1/2022	$2.50	10%	$5,500,000

Granite Global Value	8/30/2021	8/30/2022	$0.35	5%	$1,680,000

Jefferson Street Capital	10/5/2021	10/5/2022	$6.75	10%	$1,500,000

Jefferson Street Capital	11/18/2021	1/15/2022	$6.75	5%	$500,000

TOTAL					$23,695,610
UNAMORTIZED DEBT DISCOUNT					(6,724)
NET CONVERTIBLE NOTES					$23,688,886

*Conversion price based on volume weighted average price during previous trading day.

The Company recognized amortization expense related to the debt discount of $99,274 for the year ended December 31, 2021, which is included in interest expense in the statements of operations. Interest expense on convertible notes totaled $793,794 for the year.

During the year ended December 31, 2021, the Company received net proceeds of $23,695,610. Currently these notes are in default but there are no penalties associated with the defaults.

Convertible notes as of December 31, 2020:

Noteholder	Issuance Date	Maturity Date	Conversion Price	Interest Rate	Outstanding Principal Balance

Steve Weir (in default, no	5/12/2017	5/12/2018	25% discount of the closing bid n the conversion date	12%	$14,000
default interest, now due on
demand)

Steve Weir (in default, no	9/12/2017	9/12/2018	25% discount of the closing bid on the conversion date	12%	$10,000
default interest, now due on
demand)

Granite Global	12/04/2019	05/04/2020	50% discount of the closing bid on the conversion date	12%	$75,000

Granite Global	09/01/2020	09/01/2021	$0.05 or 50% discount	12%	$125,000

Rock Bay Partners	10/26/2020	10/26/2021	45% discount of the lowest trading price within previous 20 days	8%	$175,000

Mammoth Corporation	08/19/2020	05/16/2021	50% discount of the lowest trading price within previous 20 days8	N/A	$27,500

Mammoth Corporation	11/27/2020	08/24/2021	50% discount of the lowest trading price within previous 20 days8	12%	$125,000

TOTAL					$566,500
UNAMORTIZED DEBT DISCOUNT					-
NET CONVERTIBLE NOTES					$566,500

The Company recognized amortization expense related to the debt discount of $105,998 for the year ended December 31, 2020. Interest expense on convertible notes totaled $790,014 for the year.

During the year ended December 31, 2020, the Company received net proceeds of $452,500 and made repayments of $196,000.

During the year ended December 31, 2020, holders of certain of the convertible notes converted notes with principal and interest amounts of $698,124 into 55,414,090 shares of common stock.

NOTE 13 – NOTES PAYABLE

As of December 31, 2021, the Company owed notes payable totaling $7,539,471 as follows:

•	$156,883 in SBA loan with 3.75% interest and maturity date of May 16, 2050

•	$653,750 vehicle financings from prior years with total monthly payment of $11,612, 2-3%, 2023 maturity dates Current portion as of December 31, 2021 was $110,088
•	$272,714 revolving line of credit with a 5% interest rate and no maturity date
•	$6,456,124 in PPP loans. All PPP loans were received in May 2021 payable within 2 years and bearing interest rate of 1% annually. Current portion of the notes at December 31, 2021 was $4,573,088.

During the year ended December 31, 2021, the Company entered into $554,617 in vehicle financing and received proceeds of $6,456,124 in PPP loans and $881,019 in SBA loans.  The Company also made repayments of $165,000 for acquisitions, $99,958 to Eco Investment, $41,102 to On-Deck Capital, $118,830 Silverline Services and $558,473 in vehicle financing. $906,500 of PPP loans were forgiven during the year ended December 31, 2021.

As of December 31, 2020, the Company owed notes payable totaling $1,627,404 as follows:

•	$118,830 to Silverline Services incurred in the prior year. This note is non-interest bearing and short-term with no formal maturity date.
•	$99,958 note to Eco Investment carrying no interest. The note was satisfied on March 2, 2021.
•	$41,102 loan from On-Deck. Original loan amount was $75,000 with weekly payments of $3,502 and total interest included of $16,050.
•

$205,214 vehicle financings from prior years with total monthly payment of $6,509, 2-3%, 2023 maturity dates. Current portion at December 31, 2020 totals $80,551, with remaining payments due during 2023 of $124,663.

•	$997,300 in PPP loans. All PPP loans were received in May 2020 payable within 2 years and bearing interest rate of 1% annually. Current portion of the notes at December 31, 2020 was $789,530.

During the year ended December 31, 2020, the Company received proceeds from PPP Loans of $997,300, $111,358 from Eco Investment, and $78,602 from On Deck Capital.  The Company also made repayments to Jones of $487,671, On-Deck Capital of $37,500, vehicle financing of $472,089, and SBA loan $21,188.

NOTE 14 – LEASES

The Company has several operating leases. As of December 31, 2021, the Company reported Right-of-Use (“ROU”) assets under operating leases for two office premises of $1,646,049 and operating lease liabilities of $1,646,049. As of December 31, 2020, the Company reported Right-of-Use (“ROU”) assets under operating leases for three office premises of $1,792,417 and operating lease liabilities of $1,792,417.

	December 31, 2021	December 31, 2020
Operating lease ROU assets -related party	$1,646,049	$1,792,417
Current portion of operating lease liabilities -related party	115,623	155,185
Noncurrent portion of operating lease liabilities – related party	1,530,426	1,637,232
Total operating lease liabilities	$1,646,049	$1,792,417

Information associated with the measurement of our remaining operating lease obligations as of December 31, 2021 is as follows:

Weighted-average remaining lease term	10.46 years
Weighted-average discount rate	3.63%
The Company has the following lease obligations for the years ended December 31:

2022	$ 177,746
2023	180,199
2024	182,727
2025	185,329
2026	188,006
Thereafter	1,080,608
Total lease payments	1,994,615
Less: imputed interest	(348,566)
Present value of lease liabilities	$1,646,049

The leases were signed with P&B Investments (owner Brian Milholland, former president of the Company). Brian Milholland resigned from the Company as of May 2021 but he is still beneficial shareholder with 1,500,000 shares of Class B preferred stock.

NOTE 15 – ACQUISITIONS

During the year ended December 31, 2020, the Company acquired 100% of the membership units of Milholland Electric, Inc., Montross Companies, Inc. and Approved Home Pros. as follows:

Milholland Electric, Inc.

On January 17, 2020, the Company completed the acquisition of 100% of the membership interest in Milholland Electric, Inc. (“Milholland”), whereby Milholland became a wholly owned subsidiary of the Company. Milholland is a solar installation, electric and roofing company. As a result of the acquisition of Milholland, the Company is expected to significantly grow revenue and customer expansion through sales within roofing construction and installation of residential solar panels.

The following table summarizes the consideration transferred to acquire Milholland and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$800,000
Note Payable – related party	$400,000
Series B Preferred Shares	$840,000
Total	$2,040,000

The 3,500,000 shares of series B preferred shares had a total fair value of $840,000 based on an independent valuation of the series B preferred shares as of January 17, 2020, the acquisition date.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$220,924
Accounts receivable	145,592
Inventory	143,317
Fixed assets	124,928
Total assets:	$634,761

Liabilities:
Accounts payable and accrued expenses	$536,051
Notes payable	194,017
Due related party	501,693
Total liabilities:	$1,231,761

Goodwill:	$2,637,000

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Milholland. The goodwill is not deductible for tax purposes, and was recorded in the Company’s balance sheet as an intangible asset. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and no impairment of the Milholland goodwill was deemed necessary during the years ended December 31, 2021 and 2020.

Montross Companies, Inc.

On March 1, 2020, the Company completed the acquisition of 100% of the membership interest in Montross Companies, Inc. (“Montross”)., whereby Montross became a wholly owned subsidiary of the Company. Montross is a full-service roofing, decking and weather proofing company. As a result of the acquisition of Montross, the Company is expected to expand roofing sales and installation efforts in residential solar panels.

The following table summarizes the consideration transferred to acquire Montross and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$170,000
Note payable – related party	$80,000
Common Shares:	$250,000
Total	$500,000

The Company issued 6,250,000 shares of common stock with a fair value of $250,000 based on the closing market price of $0.04 per share on the March 1, 2020 acquisition date.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$23,900
Accounts receivable	117,100
Total asset:	$ 141,000

Liabilities:
Accounts payable and accrued expenses	$65,000

Goodwill:	$424,000

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Montross from the roofing and installation added abilities. The goodwill is not deductible for tax purposes, and was recorded in the Company’s balance sheet as an intangible asset. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and the Montross goodwill was impaired as of December 31, 2021 at 100% due to reduced operations and net losses.

Approved House Pros, LLC (“AHP”)

On November 4, 2020, the Company completed the acquisition of 51% of the membership interest in Approved House Pros LLC (“AHP”), whereby AHP became a consolidated entity under the Company. AHP is a marketing firm specializing in energy efficient products. As a result of the acquisition of AHP the Company is expected to expand marketing efforts to promote the Company’s sales and increase awareness and outreach for the Company’s solar products.

The following table summarizes the consideration transferred to acquire AHP and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash:	$25,000
Note payable – related party	85,000
Total	$110,000

As of December 31, 2020 the Company owed $85,000 of the purchase price to AHP, which was subsequently paid in 2021. The remaining 49% of the membership units were obtained by the Company at no additional cost after year-end on April 15, 2021. As there was no operation during the period of November 4, 2020 through December 31, 2020, the Company did not report any non-controlling interest in the 2020 financial statements.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Fixed assets	$4,100
Other assets	105,900
Total assets:	$110,000

Total liabilities:	None
Goodwill:	$ None

During the year ended December 31, 2021, the Company acquired 100% of the membership units of Enerev LLC, Cornerstone Construction Team LLC, Balance Authority LLC, Future Home Power, USA Solar Network LLC, SunUp Solar LLC and Renovation Roofing, Inc., as well as 60% of Pacific Lighting Management, Inc. as follows:

Enerev LLC

On April 28, 2021, the Company completed the acquisition, effective January 21, 2021, of 100% of the membership interest in Enerev LLC (“Enerev”), whereby Enerev became a wholly owned subsidiary of the Company. Enerev is a solar energy solutions provider to residential and commercial properties in Southern California with capabilities of installing solar panels. As a result of the acquisition of Enerev, the Company is expected to expand installation efforts as well as expansion through known marketing and sales channels of Enerev.

The following table summarizes the consideration transferred to acquire Enerev and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$200,000
Common shares	$2,678,500
Series B preferred shares	$4,870,000
Total	$7,748,500

The 1,000,000 shares of series B preferred shares issued had a total fair value of $4,870,000 and the 1 share of series B preferred stock issued had a value of $0, both of which valuations were based on an independent expert valuation and price allocation using a market approach.  The 5,500,000 shares of common stock issued had a fair value of $2,678,500 based on the January 21, 2021 acquisition date stock price. The series B preferred shares were not issued until July 1, 2021 and as such are reported as a stock payable at June 30, 2021.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Total assets:
Accounts receivable	$40,384
Liabilities:	None
Goodwill:	$7,708,116

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise from the acquisition of the installation and sales force of Enerev. The goodwill is not deductible for tax purposes and was recorded as an intangible asset in the Company’s  balance sheet. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and no impairment of the Enerev goodwill was noted during the year ended December 31, 2021.

Cornerstone Construction Team LLC

On March 1, 2021, the Company completed the acquisition of 100% of the membership interest in Cornerstone Construction Team LLC (“Cornerstone”), whereby Cornerstone became a wholly owned subsidiary of the Company. Cornerstone is a general construction company operating in the United States, particularly within the Midwest and East Coast. As a result of the acquisition, the Company had expected to expand the Company’s solar efforts into these other regions of the United States.

The following table summarizes the consideration transferred to acquire Cornerstone and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$3,000,000
Common Shares	$36,450,000
Total	$39,450,000

The Company issued 45,000,000 amount of common shares that had a total fair value of $36,450,000 based on the closing market price of $0.81 per share on March 1, 2021, the acquisition date.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$ 176,403
Accounts receivable	959,423
Other current assets	1,928,743
Fixed assets	197,565
Total assets:	$ 3,262,134

Liabilities:
Accounts payable and accrued expenses	$ 946,810
Notes payable	647,663
Customer deposits	1,054,692
Total liabilities:	$ 2,649,165

Goodwill:	$ 38,837,031

The goodwill was attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Cornerstone. The goodwill is not deductible for tax purposes. All of Cornerstone’s goodwill was recorded in the Company’s intangible assets as a non-current asset and recorded on the balance sheet of the Company. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company and was impaired at 100% at December 31, 2021 due to pending lawsuit that effected termination of the agreement between both parties effective May 31, 2022. The Company is to receive the previously issued 45,000,000 shares of common stock issued in connection with the merger to the entity’s previous ownership group. The Company also is required to issue in settlement of the related legal proceedings 8,000,000 in common stock valued at $1,748,000 from the stock price on the day of legal settlement, which is included in stock payable at June 30, 2022. All Cornerstone assets and liabilities were eliminated from the Company’s consolidated financial statements on May 31, 2022.

Pacific Lighting Management, Inc.

On March 16, 2021, the Company acquired Pacific Lighting Management, Inc., which is a provider of energy and water conservation and renewable energy design, consulting and installation services to businesses of all sizes throughout the US.  The overall purchase price of 60% of PlemCo was $1,500,000 in cash. In consolidation the overall net assets of the Company amounted to $273,000, with approximately $1.2 million assigned to Goodwill.

Fair value of consideration transferred:
Cash	$1,500,000
Total	$1,500,000

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$ 549,847
Accounts receivable	14,537
Fixed assets	2,440
Total assets:	$ 566,824

Liabilities:
Accounts payable and accrued expenses	$ 52,800
Notes payable	241,442
Total liabilities:	$ 294,242

Goodwill:	$ 1,227,418

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise from the acquisition of the installation and sales force of PlemCo. The goodwill is not deductible for tax purposes, and was recorded as an intangible asset on the Company’s balance sheet. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and no impairment of the PlemCo goodwill was noted during the year ended December 31, 2021.

Balance Authority LLC

On April 28, 2021, the Company completed the acquisition of 100% of the membership interest in Balance Authority LLC (“Balance”), whereby Balance became a wholly owned subsidiary of the Company. Balance is a business consulting management company that provides supplemental organizational and managerial services to companies in the scientific, management and technical services industry. As a result of the acquisition the Company is expected to centralize administrative and supplemental services throughout Solar Integrated Roofing Corporation and its’ subsidiaries.

The following table summarizes the consideration transferred to acquire Balance and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$2,700,000
Common Shares	$6,950,000
Total	$9,650,000

The Company issued 10,000,000 shares of common shares that had a total fair value of $6,950,000 based on the closing market price of $0.69 per share on April 28, 2021, the acquisition date. $1,500,000 cash was paid at the closing. Two additional payments of $600,000 each were due six and twelve months from acquisition date. During the year ended December 31, 2021, $362,231 was paid towards the first $600,000 payment due. The remaining balance together with second payment of $600,000 totaling $837,769 is outstanding in the form of related party note payable.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$131,188
Accounts receivable	38,237
Fixed assets	45,715
Investment	23,783
Total assets:	$238,923

Liabilities:
Accrued expenses	$121,344
Notes payable	555,891
Total liabilities:	$677,235

Goodwill:	$10,088,312

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Balance. The goodwill is not deductible for tax purposes, and was recorded as an intangible asset on the Company’s balance sheet. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and no impairment of the Balance goodwill was noted during the year ended December 31, 2021.

Kinetic Investments, Inc. dba Future Home Power

On June 1, 2021, the Company completed the acquisition of 100% of the membership interest in Future Home Power (“FHP”), whereby FHP became a wholly owned subsidiary of the Company. FHP specializes in the sales of residential solar panels, roofing repair and construction as well as battery storage – partnering with local installers to finalize on-site installation. As a result of the acquisition of FHP, the Company is expected to expand efforts in sales and increase the sales force and outreach of the Company through the numerous sales associates FHP employs.

The following table summarizes the consideration transferred to acquire FHP and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$5,200,000
Common Shares	$20,236,900
Total	$25,436,900

The Company also issued 40 shares of preferred stock class D, valued at $0 in the acquisition of FHP. The 51,000,000 shares of common shares had a total fair value of $20,236,900 based on the closing market price of $0.40 per share on June 1, 2021, the acquisition date. Additionally, performance payments are based on solar contract amounts as 1 share of common stock per $1 of generated contracts volume. The shares are issued to the manager and sales agents. As of December 31, 2021, 29,000,000 of the 51,000,000 shares of common stock had not yet been issued, and have been included in stock payable in the amount of $9,137,900. Out of $5,200,000 cash, $3,200,000 was paid and $2,000,000 is accrued as related party transaction.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:	None
Liabilities:
Accounts payable and accrued liabilities	$561,022
Goodwill:	$25,997,922

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of FHP. The goodwill is not deductible for tax purposes, and was recorded as an intangible asset on the Company’s balance sheet. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and no impairment was noted on the FHP goodwill during December 31, 2021.

USA Solar Networks LLC

On June 30, 2021, the Company completed the acquisition of 60% of the membership interest in USA Solar Networks LLC (“USA Solar”) and additional 40% on October 6, 2021, whereby USA Solar became a wholly owned subsidiary of the Company.  USA Solar helps customers install the best available solar energy or Electric Vehicle (“EV”) charging system by comparing local installers and financing options. USA Solar also works on large scale solar fields, micro-grids, commercial solar systems and renewable energy solutions. As a result of the acquisition of USA Solar, the Company is expected to expand within the commercial solar space and increase sales from EV installations and other renewable energy opportunities.

The following table summarizes the consideration transferred to acquire USA Solar and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$1,200,000
Common Shares	$8,706,300
Total	$9,906,300

The Company issued 12,000,000 shares of common shares that had a total fair value of $6,054,000 based on the closing market price of $0.5045 per share on the June 30, 2021 acquisition date.  As of December 31, 2021, 7,000,000 shares to be issued for additional 40% of USA Solar were included in stock payable in the amount of $2,652,300 based on closing market price of $0.38 per share on October 6, 2021. The Company paid $200,000 cash at closing and $1,000,000 is due and posted as related party transaction.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:	None
Liabilities:
Note payable	$53,131
Goodwill:	$9,959,431

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of USA Solar. The goodwill is not deductible for tax purposes, and was recorded as an intangible asset on the Company’s balance sheet. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and no impairment of the USA Solar goodwill was noted during the year ended December 31, 2021.

SunUp Solar LLC

On June 30, 2021, the Company completed the acquisition of 100% of the membership interest in SunUp Solar LLC (“SunUp”), whereby SunUp became a wholly owned subsidiary of the Company. SunUp offers solar education and resources for consumers looking to invest in solar powered energy for their homes and vehicles. As a result of the acquisition of SunUp the Company is expected to expand selling efforts and increase the sales force and outreach of the Company through the numerous sales associates SunUp employs.

The following table summarizes the consideration transferred to acquire SunUp and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$200,000
Common Shares	$100,900
Total	$300,900

The Company issued 200,000 shares of common shares had a total fair value of $100,900 based on the closing market price of $0.51 per share on June 30, 2021, the acquisition date.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets	None
Liabilities	None
Goodwill	$300,900

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of SunUp. The goodwill is not deductible for tax purposes, and was recorded as an intangible asset on the Company’s balance sheet. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and no impairment of the SunUp goodwill was noted during the year ended December 31, 2021.

Renovation Roofing, Inc.

On July 3, 2021, the Company completed the acquisition of 100% of the membership interest in Renovation Roofing, Inc. (“Renovate”), whereby Renovate became a wholly owned subsidiary of the Company. Renovate is a full-service roofing company with licenses to install and construct various types of roofing projects. As a result of the acquisition of Renovate the Company is expected to expand installation efforts in the residential solar panels the Company sells.

The acquired business contributed revenue of $506,610 and net earnings from operations of $103,269 to the Company from the period from July 3, 2021 through December 31, 2021.

The following table summarizes the consideration transferred to acquire Renovation Roofing, Inc. and the amounts of identified assets acquired and liabilities assumed at the acquisition date.

Fair value of consideration transferred:
Cash	$50,000
Common Shares	$252,250
Total	$302,250

The Company issued 500,000 shares of common shares had a total fair value of $252,250 based on the closing market price of $0.51 per share on July 3, 2021, the acquisition date.

Recognized amounts of identifiable assets acquired, and liabilities assumed:

Assets:
Cash	$137,222
Accounts receivable	83,837
Total assets:	$221,059

Liabilities	None
Goodwill	$81,191

The goodwill is attributable to the workforce of the acquired business and the significant synergies expected to arise after the Company’s acquisition of Renovate. The goodwill is not deductible for tax purposes, and was recorded as an intangible asset on the Company’s balance sheet. The carrying value of the Company’s goodwill is reviewed annually for impairment by management of the Company, and no impairment of Renovate goodwill was noted during the year ended December 31, 2021.

Combined Pro Forma Information

The following table gives effect to the pro forma combined revenue and net earnings (loss) of the Company as if the above business combinations had transpired on January 1, 2020:

	Revenue		Net Earnings (Loss)
	Year Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
Solar Integrated Roofing Corporation	$10,255,515	$9,975,870	$(14,917,657)	$(8,119,458)
Milholland Electric, Inc.	10,107,444	6,978,664	(304,830)	661,977
Montross Companies, Inc.	771,623	585,480	(636,051)	(219,070)
Approved House Pros, LLC	-	-	(58,233)	-
Enerev LLC	639,408	989,948	(193,680)	116,457
Cornerstone Construction Team LLC	11,213,112	10,489,380	(713,235)	441,604
Pacific Lighting Management, Inc.	1,583,666	1,711,114	(153,308)	335,623
Balance Authority LLC	3,412,420	3,199,944	121,828	264,730
Future Home Power	14,490,838	804,789	5,654,350	204,269
USA Solar Networks LLC	34,533,185	-	25,801,636	-
SunUp Solar LLC	527,868	-	(124,771)	-
Renovation Roofing, Inc.	1,042,456	605,299	175,223	6,550
Total Pro Forma Combined	$88,577,535	$35,340,488	$14,651,272	$(6,307,318)

NOTE 16 – INCOME TAXES

Loss from operations before provision (benefit) for income taxes and associated tax provision (benefit) are summarized in the following table:

	Years ended December 31,
	2021	2020
Net Income (Loss)	$14,000,266	(7,739,710)

Current
Federal	$1,972,436	-
State	469,628	-
Total Current	$2,442,064	-

Deferred
Federal	$1,743,815	(1,252,005)
State	415,194	(298,097)
Total Deferred	2,159,009	(1,550,102)
Less Increase (Decrease) in Allowance	(2,159,009)	1,550,102
Net Deferred	$-	-

Total Income Tax Provision (Benefit)	$2,442,064	-

The following table reconciles the income tax provision (benefit):

	Years ended December 31,
	2021	2020
Reconciliation of Income Tax Provision (Benefit)
Net Income (Loss)	$2,078,760	$(2,511,882)
Depreciable and Amortizable Assets	(115,027)	(38,407)
Stock Based Compensation	408,336	695,305
Beneficial Conversion Feature	(403,209)	79,256
Accrued Interest	300,849	213,681
Other	172,355	11,275
Total Income Tax Provision (Benefit)	$2,442,064	$(1,550,772)

	Years ended December 31,
	2021	2020
Statutory United States federal rate	21.00%	21.00%
State income tax, net of federal benefit	5.31	5.00
Change in valuation allowance	(26.14)	(24.72)
Depreciable and amortizable assets	-	-
Stock based compensation	-	-
Permanent differences	(0.17)	(0.42)
Beneficial conversion feature	-	-
Accrued interest	-	-
Other	-	-
Effective tax rate benefit (provision)	(0.00)%	0.86%

The significant components of the deferred tax assets and liabilities are summarized below:

	Years ended December 31,
	2021	2020
Deferred Tax Assets (Liabilities):
Net Operating Loss Carry-Forwards	$-	$1,561,309
Depreciable and Amortizable Assets	(37,960)	(38,407)
Stock Based Compensation	408,336	695,305
Beneficial Conversion Feature	(403,209)	79,256
Accrued Interest	299,809	213,681
Other	96,434	11,275
Total	363,410	2,522,419
Less Valuation Allowance	(363,410)	(2,522,419)
Net Deferred Tax Assets (Liabilities)	$-	$-

At December 31, 2021 and 2020, the Company has available net operating loss carry-forwards for federal and state income tax purposes of approximately $0 and $6,005,036, respectively. Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future and utilize the net operating loss carry-forwards before they expire, the Company has recorded a valuation allowance to fully offset the net operating loss carry-forwards, as well as the total net deferred tax assets.

Internal Revenue Code Section 382 (“Section 382”) imposes limitations on the availability of a company’s net operating losses and other corporate tax attributes as certain significant ownership changes occur. As a result of the historical equity instrument issuances by the Company, a Section 382 ownership change may have occurred and a study will be required to determine the date of the ownership change, if any. The amount of the Company’s net operating losses and other tax attributes incurred prior to any ownership change may be limited based on the Company’s value. A full valuation allowance has been established for the Company’s deferred tax assets, including net operating losses and any other corporate tax attributes.

During the years ended December 31, 2021 and 2020, the Company had no unrecognized uncertain tax positions. The Company’s policy is to recognize interest accrued and penalties related to unrecognized uncertain tax positions in tax expense.

The Company files income tax returns in the U.S. federal jurisdiction, as well as the state of California. The tax years 2018-2021 generally remain open to examination by the U.S. federal and state taxing authorities.

NOTE 17 – LEGAL MATTERS

1.SinglePoint Inc., et al. vs. SIRC, et al. – This pending lawsuit in the US District of Arizona against Pablo Diaz was filed on June 8, 2021. On July 14, 2021, the plaintiffs filed First Amendment Complaint adding SIRC, Dave Massey and US Solar Networks, LLC. SIRC/Massey have filed motions to dismiss them from the case entirely, which are still pending with the district court. In or around August 2021, the district court rejected SinglePoint’s attempt to enjoin SIRC, Massey, Diaz, US Solar, and others from working in the solar industry due to the fact that SinglePoint claims were unlikely to succeed on the merits.  Diaz/US Solar have filed counterclaims against SinglePoint and its directors and officers for, among other things, securities fraud. The lawsuit is in the discovery phase and the outcome is not determinable as of the filing date of this registration statement.

2SIRC vs. ContractorCoachPro, LLC, et al. – This is an arbitration proceeding that was initiated by SIRC with the American Arbitration Association in late 2021. SIRC has brought the action against ContractorCoachPro and American Contractor, LLC for, among other things, their breach of a joint venture agreement and misappropriation of trade secrets. On May 6, 2022, SIRC filed a petition in the United States District Court of Nevada to compel arbitration under the principal parties’ agreement.  An unfavorable outcome is unlikely, and any potential loss is not determinable as of the filing date of this registration statement.

3Heather Griffin, et al. vs. SIRC, et al. – This was a lawsuit filed in the Superior Court of California, County of Orange in December 2021, by Heather Griffin and Josiah Carroll against SIRC, Massey, and Narrate, LLC. All claims have been dismissed for improper venue and transferred to the Superior Court of California, County of San Diego.  The claims arise from Griffin’s and Carroll’s sale of Narrate to SIRC, their subsequent employment agreements, and requested relief for damages for SIRC’s alleged breach.  SIRC is contesting the claims and the matter is in the early pleading stage.  There is a moderate likelihood of an unfavorable outcome, but any potential loss is not determinable as of the filing of this registration statement.

4David Savarese vs. SIRC, et al. - This is a pending lawsuit in the Superior Court of California, County of San Diego Northern Division, between former SIRC officer, David Savarese, and former SIRC CFO, James DiPrima. Savarese has recently amended his complaint to include claims against SIRC for, among other things, breach of contract. The parties reached settlement terms on May 18, 2022. On August 5, 2022, James DiPrima was issued 361,936 shares of common stock as a settlement consideration. The shares were valued $72,387 based on stock price on the settlement date of May 18, 2022.

5Milholland Family Trust LP vs. SIRC – This lawsuit was initiated in the Eighth Judicial District Court of Nevada on May 5, 2022. The   principal parties are SIRC and Milholland Family Trust, LP (“MFT”). MFT pertains to an alleged breach of promissory note.  On July 22, 2021, the Company agreed to buy back from Brian Milholland 5,000,000 shares of preferred B stock for an aggregate price of 10,000,000. In 2021 the Company paid $3,000,000 with $7,000,000 still outstanding. On or around September 2, 2022, material terms of the settlement were reached between parties, which includes a payment of $7,025,000 that has been accrued in related party payables in the accompanying financial statements.  No additional losses related to this litigation are anticipated.

6SIRC vs. Hunter Ballew, et al.  –  This was a lawsuit pending in the Southern US District of California. The Company brought this lawsuit in January 2022 against Hunter Ballew and his related entities for, among other things, fraud and misappropriation of trade secrets. The Company and Hunter Ballew settled this outstanding lawsuit subsequent to the end of the first quarter in 2022 and as a result the Company signed a rescission agreement with Cornerstone Construction Team effective May 31, 2022, where the Company transfers the entire membership interest back to Mr. Ballew in exchange for return 45,000,000 shares and issuance of 8,000,000 to Mr. Ballew and Cornerstone employees. The transaction of returning 45,000,000 shares of common stock and issuance of 8,000,000 shares of common stock was completed on August 29, 2022.

NOTE 18 - SUBSEQUENT EVENTS

In accordance with ASC 855-10 management has performed an evaluation of subsequent events through the date that the financial statements were issued, and noted the following:

On January 5, 2022, the Company signed a loan agreement and promissory note with Arbiter Bank International Limited for a loan with principal balance of $42,000,000. The loan bears interest rate of 4.25% and is payable within 10 years. The closing of this loan had not occurred by September 6, 2022, and is estimated to occur during the third quarter of 2022.

On January 19, 2022, the Company executed a convertible promissory note with Mammoth Corporation for $600,000 with 90-day maturity date.

On February 8, 2022, the Company signed consulting agreement with International Monetary. The agreement calls for issuance of 1,000,000 shares in two payments of 500,000 each and $25,000 a month. The Company issued 1,000,000 shares and paid $25,000.

On March 1, 2022, the Company executed a convertible promissory note with Jefferson Street capital for $500,000 convertible into stock at fixed rate of $6 per share with 14% interest rate and maturity at December 1, 2022. The note called for issuance of 100,000 shares. The shares have been not issued as of August 9, 2022.

During the three months ended March 31, 2022, the Company issued 27,725,035 shares of common stock as follows:

27,075,035 shares of common stock for debt conversion totaling $27,075

500,000 shares of common stock for services totaling $177,900

150,000 shares of common stock for compensation of $53,370

On April 25, 2022, the Company issued 2,804,603 shares of common stock for compensation to employees and directors totaling $1,051,277 and 500,000 shares of common stock for services totaling $173,650

On April 22, 2022, the Company executed a convertible promissory note with RB Capital Partners in the amount of $800,000 with 12-months maturity date, interest rate of 5% and convertible into common shares at the fixed rate of $3 per share.

On April 25, 2022, the Company issued 2,804,603 shares of common stock for compensation to employees and directors totaling $1,051,277 and 500,000 shares of common stock for services totaling $173,650

On April 27, 2022, the Company issued 9,000,000 shares due for acquisition of subsidiary valued at $2,835,900 (partial payment for the Future Home Power acquisition reflected as a stock payable at December 31, 2021), and 7,559,285 shares of common stock for promissory note and interest conversion of $1,058,300.

On May 10, 2022, the Company signed a promissory note with Large Investment Group in the amount of $275,000 payable within 90 days.

On May 12, 2022, the Company executed a promissory note with Stephanie Hooper for $150,000 with no interest, payable in 12 months. The commitment fee is 150,000 shares of common stock. The shares were issued on August 2, 2022 and were valued at $38,250.

On May 27, 2022, the Company issued 20,000,000 shares due for acquisition of subsidiary valued at $6,302,000 (final payment for the Future Home Power acquisition that was reflected as a stock payable at December 31, 2021). Total value issued on April 27, 2022 and May 27, 2022 was $9,137,900.

Effective May 31, 2022, the Company and Hunter Ballew entered into Membership Transfer Agreement to effectuate the transfer of the entire membership interest of Cornerstone Construction Team LLC from Solar Integrated Roofing Corp back to Mr. Ballew. Mr. Ballew is to return 45,000,000 shares of common stock.  The stock has been returned on August 29, 2022 and is reflected as a stock receivable of $36,450,000 at December 31, 2021.

On June 9, 2022, the Company signed a business loan agreement with TVT 2.0 LLC in the amount of $1,550,000 payable within nine months

On June 10, 2022, the Company executed a bridge loan agreement with RB Capital Partners in the amount of $500,000 payable by July 10, 2022 with 10% interest and a commitment fee of 1,000,000 shares of common stock. The shares were issued on June 22, 2022 and were valued at $163,100.

On June 22, 2022, the Company issued 2,300,000 shares of common stock for compensation to employees and consultants valued at $1,291,455.

On June 23, 2022, the Company issued 6,339,242 shares due for acquisition of subsidiary (Future Home Power) valued at $2,091,950.

On June 23, 2022, the Company executed a Buyout Agreement with Granite Global Value Investments Ltd., where the Company is to buy out, settle and resolve all Redeemable Convertible notes and all issues related to the said notes. The Company is to convert all convertible debt owed by Granite Global with accrued interest into promissory note for $14,000,000.  As of August [XX], 2022, no conversions pursuant to this agreement have been executed.

Subsequent to June 30, 2022, the Company issued 53,491,221 shares of common stock as follows:

-350,000 shares of common stock for consideration for zero interest on promissory notes valued at $133,965.

-3,315,000 shares of common stock for cash of $594,540.

-361,936 shares of common stock for settlement of lawsuit valued at $72,387.

-1,200,000 shares of common stock for employee’s compensation valued at $252,000.

-25,074,285 shares of common stock for the conversion of convertible debt valued at $1,755,200.

-14,990,000 shares of common stock for conversion of 1,499,000 shares of preferred stock Class B.

-8,000,000 shares of common stock as part of cancellation of acquisition agreement valued $1,748,000.

-200,000 shares of common stock as compensation to directors valued $62,000.

-

On July 29, 2022, the Company received a loan from Agile Capital Funding LLC for $700,000 with an interest rate of 44% to be repaid with weekly payments of $36,000 each, due within a year.

On August 25, 2022, the Company issued promissory note to RB Capital Inc. for $500,000 with an interest of 8% payable by November 15, 2022.

On August 29, 2022, the Company cancelled and retired 45,000,000 shares of common stock as part of cancellation of acquisition agreement valued $36,450,000.

Item 14.Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

In January 2020, the Board of Directors dismissed Olayinka Oyebola & Co. (“Olayinka”) as the Company’s independent registered public auditing firm.

The audit reports of Olayinka on the consolidated financial statements of the Company for the fiscal years ended February 28, 2019 and February 28, 2018 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. The audit reports for the years ended February 28, 2019 and February 28, 2018 contained an explanatory paragraph stating the assumption the Company will continue as a going concern.

For the fiscal years ended February 28, 2019 and February 28, 2018, (i) there were no disagreements with Olayinka on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures that, if not resolved to Olayinka’s satisfaction, would have caused Olayinka to make reference to the subject matter of the disagreement in connection with its reports and (ii) there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

On May 22, 2020, the Company engaged a new independent PCAOB auditor, Boyle CPA, LLC, to audit the financial statements for the Company’s two most recently completed fiscal years, February 29, 2020 and February 28, 2019. The Board of Directors declined to engage Boyle CPA, LLC for periods subsequent to February 29, 2020. Boyle CPA, LLC’s report on the financial statements for the fiscal years ended February 29, 2020 and February 28, 2019 did not contain an adverse opinion or a disclaimer of opinion, nor was it qualified or modified as to uncertainty, audit scope, or accounting principles.

During the two most recent fiscal years ended February 29, 2020 and February 28, 2019 and during the subsequent interim period from March 1, 2020 through March 11, 2021, neither the Company nor anyone on its behalf consulted Boyle CPA, LLC regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Boyle CPA, LLC concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a “disagreement” or a “reportable event”, each as defined in Regulation S-K Item 304(a)(1)(iv) and 304(a)(1)(v), respectively.

On January 5, 2021, the CPA firm of Ciro E. Adams, CPA, LLC, was appointed by the Board of Directors as auditor for all periods after the year end February 29, 2020. For the fiscal years ended February 29, 2020 and February 28, 2020, there were no disagreements between Boyle CPA, LLC and Ciro E. Adams, CPA, LLC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

On November 23, 2021, Pinnacle Accountancy Group of Utah, was appointed by the Board of Directors as auditor to perform audits starting with year ended December 31, 2020. There were no disagreements between the Company and Pinnacle Accountancy Group of Utah on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure and there were no “reportable events” as defined in Item 304(a)(1)(v) of Regulation S-K.

Item 15.Financial Statements and Exhibits.

(a)Financial Statements appearing in Item 13 above:

•Consolidated unaudited financial statements for the three and six months ended June 30, 2022

•Consolidated audited financial statements for the years ended December 31, 2021 and 2020

(b)Exhibits.

Exhibit No.	Description
3.1	Articles of Incorporation
3.2	Bylaws of the Registrant
3.3	Certificate of Designation of Series A & B Preferred filed with the Secretary of State of the State of Nevada, dated 01/13/2020
3.4	Certificates of Designation of Series C & D Preferred filed with the Secretary of the State of Nevada, dated 06/11/2021
10.1	Share Exchange Agreement between Registrant and Secure Roofing and Solar, Inc., dated 02/11/2019
10.2	Membership Interest Purchase Agreement by and between Registrant and Narrate, LLC, dated 08/20/2019
10.3	Stock Purchase Agreement by and between Registrant and McKay Roofing Company Inc., dated 09/10/2019 as amended
10.4	Stock Purchase Agreement by and between Registrant and Milholland Electric, Inc., dated 01/17/2020
10.5	Amended Stock Purchase Agreement by and between Registrant and Montross Companies, Inc., LLC, dated 03/01/2020 as amended
10.6	Contract for the Purchase and Sale of a Business by and between Registrant and Approved Home Pres dated 11/4/2020 and revised 4/12/2021
10.7	Agreement and Plan of Merger by and between Registrant and Enerev LLC dated 1/21/2021
10.8	Stock Purchase Agreement by and between Registrant and Cornerstone Construction Team, LLC, dated 02/24/2021
10.9	Stock Purchase Agreement by and between Registrant and Pacific Lighting Management, Inc. dated 3/16/2021
10.10	Agreement and Plan of Merger by and between Registrant and Balance Authority, LLC dated 04/28/2021
10.11	Agreement and Plan of Merger by and between Registrant and Kinetic Investments, Inc. dba Future Home Power, dated 06/01/2021
10.12	Membership Interest Purchase and Employment Agreement by and between Registrant, USA Solar Network LLC, Pablo Diaz, SunUp Solar LLC, and Elijah Chaffino dated 6/30/2021 and 10/6/2021
10.13	Agreement and Plan of Merger by and between Registrant and Renovation Roofing, Inc. dated 7/3/2021
10.14	Employment Agreement with David Massey dated 4/7/2021
10.15	Employment Agreement with Troy Clymer dated 6/1/2021
10.16	Employment Agreement with Wanda Witoslawski dated 11/30/2021
10.17	$161,000 Redeemable Note with Granite Global Value Investments, LTD. dated 1/19/2021
10.18	$1,025,000 Redeemable Note with Granite Global Value Investments, LTD. dated 1/27/2021
10.19	Convertible promissory note with RB Capital Partners, Inc. dated 2/8/2021
10.20	Convertible promissory note with RB Capital Partners, Inc. dated 2/18/2021
10.21	$1,025,000 Redeemable Note with Granite Global Value Investments, LTD. dated 2/23/2021
10.22	Convertible promissory note with RB Capital Partners, Inc. dated 2/26/2021
10.23	$3,250,000 Redeemable Note with Granite Global Value Investments, LTD. dated 3/18/2021
10.24	$5,000,000 Redeemable Note with Granite Global Value Investments, LTD. dated 6/1/2021
10.25	$1,600,000 Redeemable Note with Granite Global Value Investments, LTD. dated 8/30/2021
10.26	Convertible promissory note with Jefferson Street Capital, LLC dated 10/5/2021
10.27	Convertible promissory note with Jefferson Street Capital, LLC dated 11/18/2021
10.28	Convertible promissory note with Mammoth Corporation dated 1/19/2022
10.29	Convertible promissory note with Jefferson Street Capital, LLC dated 3/1/2022
10.30	Promissory note receivable from Arbiter Capital LLC dated 10/5/2021
10.31	Senior secured redeemable debenture with TCA Special Situations Credit Strategies ICAV dated 1/2/2020
10.32	Stock purchase agreement by and between Registrant and Milholland Family Trust LP dated 7/20/2021
10.33	Novation to irrevocable purchase offer to David Massey dated 7/1/2021
10.34	Confidential settlement agreement and mutual release between Solar Integrated Roofing Corp and Cornerstone Construction Team LLC effective May 31,2022

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SOLAR INTEGRATED ROOFING CORP.

Date:	October 28, 2022	By: /s/ David Massey
Name: David Massey
Title: Chief Executive Officer

Signature	Title	Date
/s/ David Massey	Chief Executive Officer, Director	October 28, 2022
David Massey	(Principal Executive Officer)

/s/ Wanda Witoslawski	Chief Financial Officer	October 28, 2022
Wanda Witoslawski	(Principal Financial Officer and Principal Accounting Officer)

/s/ C. Scott Widdes	Vice President, Director	October 28, 2022
C. Scott Widdes